                                                                    EXHIBIT 13.1



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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                ----------------

                                    FORM 20-F

[ ] REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

                                       OR

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

        For the transition period from            to
                                      ------------  ------------


                         ------------------------------
                         COMMISSION FILE NUMBER 1-14696
                         ------------------------------

                        CHINA TELECOM (HONG KONG) LIMITED
             (Exact Name of Registrant as Specified in Its Charter)



                                HONG KONG, CHINA
                 (Jurisdiction of Incorporation or Organization)
                         ------------------------------

                         ------------------------------
                             60TH FLOOR, THE CENTER
                             99 QUEEN'S ROAD CENTRAL
                                HONG KONG, CHINA
                                 (852) 3121-8888
          (Address and Telephone Number of Principal Executive Offices)
                                ----------------

     Securities registered or to be registered pursuant to Section 12(b) of the Act:

                                                                        NAME OF EACH EXCHANGE
TITLE OF EACH CLASS                                                      ON WHICH REGISTERED
-------------------                                                 ------------------------------
Ordinary shares, par value HK$0.10 per share                        New York Stock Exchange, Inc.*

------------
* Not for trading, but only in connection with the listing on the New York Stock Exchange, Inc. of American depositary shares representing the ordinary shares.

================================================================================

     Securities registered or to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

     Securities  for which there is a reporting obligation pursuant to
Section 15(d) of the Act:

                                      None
                                (Title of Class)

     Indicate the number of outstanding shares of each of the issuer's classes of capital or common stock as of the close of the period covered by the annual report.

     As of December 31, 1999, 13,706,287,021 ordinary shares, par value HK$0.10 per share, were issued and outstanding.

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. Yes   X    No
                                             --------   --------

     Indicate by check mark which financial statement item the registrant has
elected to follow. Item 17         Item 18   X
                          --------        --------


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
                                TABLE OF CONTENTS

                        CHINA TELECOM (HONG KONG) LIMITED

                                                                                                                Page
                                                                                                                ----
Certain Defined Terms and Conventions                                                                             1
Forward-Looking Statements                                                                                        2
Recent Developments                                                                                               2
Our Strategy                                                                                                      3
Special Note on the Financial Information Presented in This Annual Report                                         3
Glossary                                                                                                          4

                                                     PART I
Item 1. Description of Business                                                                                   5
Item 2. Description of Property                                                                                  21
Item 3. Legal Proceedings                                                                                        21
Item 4. Control of Registrant                                                                                    21
Item 5. Nature of Trading Market                                                                                 22
Item 6. Exchange Controls and Other Limitations Affecting Security Holders                                       22
Item 7. Taxation                                                                                                 23
Item 8. Selected Financial Data                                                                                  24
Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations                    28
Item 9A. Quantitative and Qualitative Disclosures About Market Risk                                              40
Item 10. Directors and Officers of Registrant                                                                    41
Item 11. Compensation of Directors and Officers                                                                  42
Item 12. Options to Purchase Securities from Registrant or Subsidiaries                                          43
Item 13. Interest of Management in Certain Transactions                                                          44

                                                     PART II

Item 14. Description of Securities to be Registered                                                              49

                                                     PART III

Item 15. Defaults Upon Senior Securities                                                                         49
Item 16. Changes in Securities, Changes in Security for Registered Securities and Use of Proceeds                49

                                                     PART IV

Item 17. Financial Statements                                                                                    51
Item 18. Financial Statements                                                                                    51

                                                                                                                Page
                                                                                                                ----
Item 19. Financial Statements and Exhibits                                                                      52

                      CERTAIN DEFINED TERMS AND CONVENTIONS

     Unless the context otherwise requires, all references to "we", "us", and "our" in this annual report on Form 20-F are to China Telecom (Hong Kong) Limited, a company incorporated under the laws of Hong Kong on September 3, 1997, and its consolidated subsidiaries, Guangdong Mobile Communication Company Limited ("Guangdong Mobile") and Zhejiang Mobile Communication Company Limited ("Zhejiang Mobile") and in respect of any time from June 4, 1998, Jiangsu Mobile Communication Company Limited ("Jiangsu Mobile") and in respect of any time from November 12, 1999, Fujian Mobile Communication Company Limited ("Fujian Mobile"), Henan Mobile Communication Company Limited ("Henan Mobile") and Hainan Mobile Communication Company Limited ("Hainan Mobile"). Our operating and financial information presented in this annual report in respect of any time prior to our incorporation are to the cellular telecommunications businesses in Guangdong and Zhejiang provinces of China that we assumed pursuant to a corporate restructuring (the "IPO restructuring") effected in September 1997 in connection with our initial public offering, or IPO. See "Item 1. Description of Business -- Our History".

     In this annual report, references to "China" are to the People's Republic of China including, where the context permits, Hong Kong, Macau and Taiwan, and references to "mainland China" are to the People's Republic of China excluding Hong Kong, Macau and Taiwan. References to the "government" are to the government of the People's Republic of China. References to "Hong Kong" are to the Hong Kong Special Administrative Region of the People's Republic of China. References to the "MII" are to the Ministry of Information Industry of China or, in respect of references to any time prior to the establishment of the Ministry of Information Industry, the former Ministry of Posts and Telecommunications (the "MPT"). Pursuant to certain resolutions regarding the reorganization of certain ministries of the government passed by the Ninth National People's Congress in March 1998, the administrative functions of the MPT were assumed by the MII, which is under the direct leadership of the State Council of China (the "State Council"). See "Item 1. Description of Business -- Regulation".

     In this annual report, references to "US dollars", "US$" or "$" are to United States dollars, references to "RMB" are to Renminbi, the legal tender currency in mainland China, and references to "HK$" are to Hong Kong dollars. References to "Hong Kong GAAP" and to "US GAAP" are to generally accepted accounting principles in Hong Kong and the United States, respectively. References to "adjusted EBITDA" are to earnings before interest income, interest expense, non-operating income (expenses), income taxes, depreciation, amortization and write-down and write-off of fixed assets. The items of net profit excluded from adjusted EBITDA are significant components in understanding and assessing our financial performance and our computation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

     We publish our consolidated financial statements in Renminbi. Solely for the convenience of the reader, this annual report contains translations of certain Renminbi and Hong Kong dollar amounts into US dollars and vice versa at specified rates. These translations should not be construed as representations that the Renminbi or Hong Kong dollar amounts actually represent such US Dollar amounts or could be converted into US dollars at the rates indicated or at all. Unless otherwise stated, the translations of Renminbi and Hong Kong dollars into US dollars and vice versa have been made at the rate of RMB 8.2793 to US$1.00, the rate quoted by the People's Bank of China, and HK$7.7740 to US$1.00, the noon buying rates in New York City for cable transfers in Hong Kong dollars as certified for customs purposes by the Federal Reserve Bank of New York on December 31, 1999. See "Item 8. Selected Financial Data -- Exchange Rate Information" for information regarding the noon buying rates from January 1, 1995 through December 31, 1999. On June 15, 2000, the noon buying rates for Renminbi and Hong Kong dollars were RMB 8.2768 to US$1.00 and HK$7.7942 to US$1.00, respectively. Any discrepancies in any table between totals and sums of amounts listed therein are due to rounding.

     The statistics set forth in this annual report relating to mainland China are taken or derived from various government publications that we have not prepared or independently verified. These statistics may not be consistent with other statistics compiled within or outside mainland China.

                           FORWARD-LOOKING STATEMENTS

     This annual report contains certain forward-looking statements that are, by their nature, subject to significant risks and uncertainties. These forward-looking statements include, without limitation, statements relating to our business strategy, network expansion plans, including proposed capital investments relating thereto, the planned development of new generation mobile technologies and other technologies, the expected impact of tariff changes on our results of operations, future developments in the telecommunications industry in mainland China, including the restructuring of the industry, and other statements relating to our future business development and economic performance. The words "anticipate", "believe", "estimate", "expect", "intend" and similar expressions, as they relate to us, are intended to identify certain of such forward-looking statements. We do not intend to update these forward-looking statements.

     These forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results may differ materially from information contained in the forward-looking statements as a result of a number of factors, including, without limitation: the restructuring of the telecommunications industry in mainland China, any changes in regulatory policies of the MII and other relevant government authorities, which could affect, among other things, the granting of any requisite government approvals, interconnection and transmission line arrangements, tariff policy, capital investment priorities and spectrum allocation; the effects of competition on the demand for and price of our cellular services; any changes in cellular and related technology, which could affect the viability and competitiveness of our cellular networks; and changes in political, economic, legal and social conditions in China, including the Chinese government's specific policies with respect to foreign investment in the telecommunications industry, economic growth, inflation, foreign exchange, and the availability of credit. In addition, our future network expansion and other capital expenditure and development plans are dependent on numerous factors, including the availability of adequate financing on acceptable terms, the adequacy of currently available spectrum or the availability of additional spectrum, the availability of the requisite number of sites for locating network equipment on reasonable commercial terms, the availability of transmission lines and equipment when required, and the availability of qualified management and technical personnel.


                               RECENT DEVELOPMENTS

     In February 1999, the State Council approved a restructuring plan for the telecommunications industry in mainland China. Pursuant to this restructuring plan, in May 2000 China Mobile acquired a 100% controlling interest in China Telecom (Hong Kong) Group Limited ("CTHKG"), our parent company. Previously, China Mobile owned a 57% interest in CTHKG and China Telecommunications Corporation (formerly known as the Directorate General of Telecommunications, or the DGT) ("CTC") owned a 43% interest in CTHKG. We are now approximately 75% indirectly controlled by China Mobile and approximately 25% controlled by public shareholders. See "Item 1. Description of Business -- Our History".

     In view of the adjustment to our parent's shareholding structure, we plan on changing our corporate name to "China Mobile (Hong Kong) Limited" and adopting the "China Mobile" logo and trademark, pursuant to a non-exclusive license agreement with China Mobile. See "Item 1. Description of Business -- Operations -- Brand Name". On June 16, 2000, we received shareholder approval for the change of name and we plan to have the change become effective in July 2000. Our New York Stock Exchange ticker symbol will remain "CHL" after the name change. We believe that the new trade name and logo will more appropriately reflect our core objectives and the direction and focus of our future development.

     On June 16, 2000, we also received shareholder approval for the Inter-provincial Long Distance Transmission Leased Line Fee Sharing Agreement and the Inter-provincial Interconnection and Domestic and International Roaming Settlement Agreement which we entered into with China Mobile on May 5, 2000. These new arrangements are described in "Item 1. Description of Business -- Inter-provincial Transmission Line Leasing Costs", "Interconnection Revenue and Costs" and "Roaming Revenue and Costs".

     In July 2000, we plan on modifying the ratio of our ordinary shares to American Depositary Shares ("ADSs") from twenty ordinary shares per ADS to five ordinary shares per ADS. This change will result in each ADS holder receiving three additional ADSs for every ADS they currently own.

     As of May 31, 2000, our total number of subscribers reached 20.5 million.


                                  OUR STRATEGY

     We believe that the cellular telecommunications industry in mainland China is undergoing a period of rapid development and has significant potential for substantial growth. Our principal objective is to take advantage of this potential through:

     - internal growth, including:

         - expanding our subscriber base and increasing usage;

         - strengthening cost control and improving operating efficiency; and

         - enhancing profitability; and

     - external expansion by aggressively pursuing strategic investment opportunities in the telecommunications industry in China.

     In particular, we have formulated a business strategy to achieve internal growth by enhancing our network quality and functional capabilities, developing customized value added service packages and expanding our distribution channels, developing brand awareness and promoting customer loyalty, controlling operating costs and improving operating efficiency, and introducing advanced real time billing systems and measures to ensure timely collection of receivables.

     Because the telecommunications industry in mainland China is subject to a high degree of government regulation, our ability to make strategic investments in the telecommunications industry in mainland China will be subject to relevant government approvals.


                    SPECIAL NOTE ON OUR FINANCIAL INFORMATION
                         PRESENTED IN THIS ANNUAL REPORT

     On June 4, 1998, we acquired Jiangsu Mobile. On November 12, 1999, we acquired Fujian Mobile, Henan Mobile and Hainan Mobile. See "Item 1. Description of Business--Our History." As required under Hong Kong GAAP, we have adopted the acquisition method to account for these acquisitions. Accordingly, our consolidated financial statements include the results of Jiangsu Mobile from June 4, 1998 and the results of Fujian Mobile, Henan Mobile and Hainan Mobile from November 12, 1999, the respective dates of acquisition. Similarly, all other Hong Kong GAAP financial information presented in this annual report includes the results of Jiangsu Mobile only from June 4, 1998 and the results of Fujian Mobile, Henan Mobile and Hainan Mobile only from November 12, 1999, unless otherwise noted.

     For US GAAP, as a result of our being under common control with Jiangsu Mobile and with Fujian Mobile, Henan Mobile and Hainan Mobile prior to the acquisitions, each of the acquisitions was considered a "combination of entities under common control". Under US GAAP, combinations of entities under common control are accounted for under the "as if pooling-of-interests" method, whereby assets and liabilities are accounted for at historical cost and the financial statements of previously separate companies for periods prior to the combination generally are restated on a combined basis. See "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                    GLOSSARY

     In this annual report, unless the context otherwise requires, the following terms have the respective meanings set out below.

CDMA Code Division Multiple Access technology, which is a continuous digital transmission technology that accommodates higher throughput by using various coding sequences to mix and separate voice and data signals for wireless communication.

DCS 1800 Digital Cellular System for 1800 MHZ, a European digital cellular standard based on GSM technology that operates in the 1800 MHZ frequency band (also referred to as PCN).

GPRS General Packet Switched Radio Service refers to packet-switched technology for wireless telecommunications which allows the dynamic sharing of network capacity to improve network efficiency, thereby facilitating higher data access speeds for GSM mobile telephone users.

GSM Global System for Mobile Communications, pan-European mobile telephone system operating in the 900 MHZ frequency band based on digital transmission and cellular network architecture with roaming. GSM is the standard accepted in most of Europe, the Middle East, Africa, Australia and Asia (with the exception of, among others, Japan and South Korea).

GSM-900             A GSM network in the 900 MHZ frequency range.


SIM card Subscriber Identity Module card, an electronic card that is inserted into a handset and identifies the subscriber to the network. The SIM card contains the personal identification number of the subscriber and identifies the network to which the subscriber belongs.

TACS Total Access Communication Systems, a European standard for analog mobile telephone transmissions in the 800 and 900 MHZ frequency bands.

WAP Wireless Application Protocol, a software protocol stack that defines a standardized means of transmitting Internet-based content and data to mobile handsets and other wireless handheld devices.

2.5G 2.5 Generation mobile telecommunication technologies are interim mobile phone technologies that are designed to facilitate an eventual migration from current second generation mobile telecommunication technologies (including GSM and CDMA) to third generation mobile telecommunication technologies, including WAP and GPRS. These technologies enhance the data communication capabilities of current second generation wireless telecommunication systems.

3G Third Generation digital wireless telecommunication technologies, include those that support packet data switching, wireless broadband, multi-media and global roaming.

                                     PART I


ITEM 1.  DESCRIPTION OF BUSINESS.

     We are China's leading provider of cellular telecommunications services in Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan provinces in China, with a total combined population of 320 million people throughout our coverage area. Guangdong, Zhejiang, Jiangsu and Fujian are among mainland China's most economically developed provinces and, as of December 31, 1999, they were also among the provinces in mainland China with the largest number of cellular subscribers. Henan is the most populous province in China and Hainan is the largest special economic zone in China. As of December 31, 1999, we serviced a total of approximately 15.6 million subscribers. This represented an estimated market share of 87.4% of cellular subscribers in these six provinces and an estimated 36.1% of all cellular subscribers in mainland China. As of May 31, 2000, our total number of subscribers reached 20.5 million.


OUR HISTORY

     Prior to our IPO restructuring implemented in September 1997, our TACS and GSM cellular networks in Guangdong were owned by Guangdong Mobile, a state-owned enterprise formed in September 1988. In addition, prior to this restructuring, our GSM cellular network in Zhejiang was owned by Zhejiang Mobile, a limited liability company formed in February 1996 and 98.55% owned by the Zhejiang Posts and Telecommunications Administration ("PTA"), and our TACS cellular network in Zhejiang was owned by the Zhejiang PTA.

     Pursuant to the IPO restructuring, China Telecom (Hong Kong) Limited was incorporated under the laws of Hong Kong on September 3, 1997. The TACS network owned by the Zhejiang PTA was transferred to Zhejiang Mobile, and 99.63% of the equity interest in Zhejiang Mobile was then transferred to the former MPT (now the MII), which, in turn, transferred its 100% equity interest in Guangdong Mobile and 99.63% equity interest in Zhejiang Mobile to us. Following this transfer, Guangdong Mobile was transformed into a wholly-owned foreign enterprise and Zhejiang Mobile was transformed into a Sino-foreign joint venture. In addition, certain personnel previously employed by the Posts and Telecommunications Bureaus ("PTBs") in Guangdong and Zhejiang and involved in the operations of the cellular networks in the two provinces were transferred to Guangdong Mobile and Zhejiang Mobile, respectively. We acquired the remaining 0.37% interest in Zhejiang Mobile in June 1999.

     On June 4, 1998, we acquired the entire interest in Jiangsu Mobile from our controlling shareholder, China Telecom Hong Kong (BVI) Limited, for a cash consideration of HK$22.475 billion (US$2.9 billion).

     On November 12, 1999, we acquired the entire interest in each of Fujian Mobile, Henan Mobile and Hainan Mobile from China Telecom Hong Kong (BVI) Limited for a total purchase price of HK$49.715 billion (US$6.4 billion), consisting of HK$19.031 billion (US$2.45 billion) in cash and the remaining HK$30.684 billion (US$3.95 billion) in the form of 1,273,195,021 new shares.

     In connection with our IPO restructuring and our acquisitions of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile, we entered into various services agreements and certain other arrangements with CTC and China Mobile Communications Corporation ("China Mobile"), both of which are state-owned enterprises under the regulatory supervision of the MII and the relevant provincial PTAs. See "Item 13. Interest of Management in Certain Transactions". CTC and the telecommunications operations of the PTAs and the PTBs are collectively referred to herein as the "China Telecom system".

         In February 1999, the State Council approved a restructuring plan for the telecommunications industry in mainland China. Pursuant to this restructuring plan, the telecommunications operations of the China Telecom system (which was the sole provider of all public telecommunications services in mainland China prior to 1993) have been separated along four business lines: fixed line communications, mobile communications, paging and satellite communications services. CTC, which was previously responsible for determining the operational goals and policies at the national level for the telecommunications businesses previously controlled by the MII, now holds the fixed line telephone and data communications assets and operates the fixed line telephone and data communications networks nationwide. In addition, China Mobile, which was established in July 1999 as a state owned company, holds the mobile communications assets resulting from this separation and operates mobile telecommunications networks nationwide (including through subsidiaries that directly own these assets and operate these networks).

     As a result of the restructuring, the MII will no longer exert administrative control over CTC and China Mobile, but will continue its role as an industry regulator, providing macro policy guidance. CTC and China Mobile will operate independently within their respective areas of operation. The MII has affirmed that it will continue to perform the five undertakings it gave to us last year, including the undertaking to provide full support to our operations and development. See "Item 13. Interest of Management in Certain Transactions".

     Substantially completing this restructuring, on May 12, 2000 China Mobile acquired a 100% controlling interest in CTHKG, our parent company. Previously, China Mobile owned a 57% interest in CTHKG and CTC owned a 43% interest in CTHKG. As a result of the restructuring, we are now approximately 75% indirectly controlled by China Mobile and approximately 25% controlled by public shareholders.

     In view of the adjustment to our parent's shareholding structure, we plan on changing our corporate name to "China Mobile (Hong Kong) Limited", and adopting the "China Mobile" logo and trademark, pursuant to a non-exclusive license agreement with China Mobile. See "Item 1. Description of Business -- Operations -- Brand Name". On June 16, 2000, we received shareholder approval for the change of name and we plan to have the change become effective in July 2000. We believe that the new trade name and logo will more appropriately reflect our core objectives and the direction and focus of our future development.


OPERATIONS

     We offer cellular telecommunications services in each of Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan using digital GSM and analog TACS technologies. Our cellular telephone networks reach all cities and counties and most major roads and highways in the six provinces.


SUBSCRIBERS AND USAGE

     We had a total of approximately 15.6 million cellular subscribers as of December 31, 1999. Our subscriber base has grown 358.8% over the past two years from 3.4 million at the end of 1997 to 15.6 million at the end of 1999. Our acquisition of Jiangsu Mobile in June 1998 and the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile in November 1999 have substantially expanded our subscriber base. In addition, we believe that our subscriber growth has been attributable to numerous factors, including significant economic growth in our markets, our network expansion and development, our increased marketing and sales efforts and improved distribution channels, decreased cost of initiating services due to a general decline in handset prices and connection fees for our services, and our enhanced roaming capabilities and value added services.

     The following table sets forth selected historical information about our cellular subscriber base for the periods indicated:

                                                        AS OF OR FOR THE
                                                           YEAR ENDED
                                                           DECEMBER 31,
                                                   --------------------------
                                                   1997      1998       1999
                                                   -----     -----      -----
Subscribers (in thousands)
  Guangdong Mobile                                 2,502     3,623      5,951
  Zhejiang Mobile                                    903     1,507      2,859
  Jiangsu Mobile                                      --     1,401      2,328
  Fujian Mobile                                       --        --      2,507
  Henan Mobile                                        --        --      1,730
  Hainan Mobile                                       --        --        246
    Total                                          3,405     6,531     15,621

Average churn rate(%)(1)
  Guangdong Mobile                                  1.18      1.87       3.50
  Zhejiang Mobile                                   2.93      2.06       4.75
  Jiangsu Mobile(2)                                   --      2.85       4.80
  Fujian Mobile(3)                                    --        --       3.49
  Henan Mobile(3)                                     --        --       7.42
  Hainan Mobile(3)                                    --        --      18.27

Market share(%)(4)
  Guangdong Mobile                                  97.6      94.6       88.1
  Zhejiang Mobile                                   97.0      93.5       84.7
  Jiangsu Mobile                                      --      95.2       81.0
  Fujian Mobile                                       --        --       89.1
  Henan Mobile                                        --        --       97.8
  Hainan Mobile                                       --        --       86.4

------------
(1) Measures the rate of subscriber disconnections from cellular telephone service, determined by dividing the sum of voluntary and involuntary deactivations (excluding deactivations due to subscribers switching from our TACS networks to our GSM networks) during the relevant period by the average of the numbers of subscribers at the beginning and end of the period for each of 1997 and 1998 and by the weighted average number of subscribers in each calendar month in the period for 1999. The upward trend in churn rate is attributable in part, to our tightened credit control policies, including the practice of temporarily suspending service where accounts are delinquent for one month, the making of full provision for accounts that are overdue for three or more months, and the compulsory termination of services where accounts are overdue for six or more months.

(2) We acquired Jiangsu Mobile in June 1998. The average churn rate of Jiangsu Mobile in respect of the full year of 1998 is presented for ease of comparison and is calculated based on the relevant information of Jiangsu Mobile prior to and after its acquisition by us.

(3) We acquired Fujian Mobile, Henan Mobile and Hainan Mobile in November 1999. The average churn rate for each in respect of the full year of 1999 is presented for ease of comparison and is calculated based on the relevant information of the respective companies prior to and after their acquisition by us.

(4) Calculated based on total number of cellular subscribers in the relevant province estimated by us.

     The size and composition of our subscriber base and subscribers' usage patterns have evolved over the last few years. When cellular telecommunications services first became commercially available in mainland China, the subscriber base consisted primarily of senior managers of state owned enterprises, high-level government officials, individual entrepreneurs and managers of large private enterprises. As tariffs and the price of handsets have decreased and cellular technology has improved, cellular services have become increasingly popular with the broader middle income market for both business and social uses. These subscribers generally incur lower average monthly usage and are generally more price-sensitive. Accordingly, as is typical in many countries with developing cellular markets, the average usage and revenue per subscriber have declined over the last few years as our cellular telephone penetration has increased. See "-- Tariffs". Notwithstanding these declines, total minutes of usage of our subscribers grew from approximately 10.0 billion minutes in 1996 to approximately 56.2 billion minutes in 1999 (including an aggregate of approximately 14.5 billion minutes for Fujian Mobile, Henan Mobile and Hainan Mobile for the full year of 1999).

     The following table sets forth selected historical information about our cellular subscriber usage for the periods indicated:

                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                              1997             1998            1999
                                                              ----             ----            ----
Minutes of usage (in billions)
  Guangdong Mobile                                            10.7             14.7            24.9
  Zhejiang Mobile                                              3.7              5.7             9.8
  Jiangsu Mobile(1)                                             --              4.6             7.0
  Fujian Mobile(2)                                              --               --             8.5
  Henan Mobile(2)                                               --               --             4.9
  Hainan Mobile(2)                                              --               --             1.1
Total                                                         14.4             25.0            56.2
Average minutes of usage per subscriber per month(3)
  Guangdong Mobile                                             438              400             429(4)
  Zhejiang Mobile                                              448              396             376
  Jiangsu Mobile(1)                                             --              335             320
  Fujian Mobile(2)                                              --               --             376
  Henan Mobile(2)                                               --               --             310
  Hainan Mobile(2)                                              --               --             436

                                                                     YEAR ENDED DECEMBER 31,
                                                              -------------------------------------
                                                              1997             1998            1999
                                                              ----             ----            ----
Average revenue per subscriber per month (RMB)(5)
  Guangdong Mobile                                             454              452             375
  Zhejiang Mobile                                              534              443             316
  Jiangsu Mobile                                                --              n/a(6)          292
  Fujian Mobile                                                 --               --             n/a(7)
  Henan Mobile                                                  --               --             n/a(7)
  Hainan Mobile                                                 --               --             n/a(7)

------------
(1) We acquired Jiangsu Mobile in June 1998. The minutes of usage and average minutes of usage per subscriber per month of Jiangsu Mobile in respect of the full year of 1998 are presented for ease of comparison and are calculated based on the relevant information of Jiangsu Mobile prior to and after its acquisition by us.

(2) We acquired Fujian Mobile, Henan Mobile and Hainan Mobile in November 1999. The minutes of usage and average minutes of usage per subscriber per month in respect of the full year of 1999 are presented for ease of comparison and are calculated based on the relevant information of Fujian Mobile, Henan Mobile and Hainan Mobile prior to and after their acquisition by us.

(3) Calculated by (i) dividing the total minutes of usage during the relevant period by the average number of subscribers during the period (calculated as the average of the numbers of subscribers at the beginning and end of the period for 1997 and 1998 and as the weighted average number of subscribers in each calendar month in the period for
     1999) and (ii) dividing the result by the number of months in the period.

(4) In Guangdong, the average usage by subscribers increased, in contrast to the general decline in average usage, due to the introduction of new value added services and an adjustment of the monthly usage fee from RMB 100 to RMB 50.

(5) Calculated by (i) dividing the operating revenue during the relevant period by the average number of subscribers during the period (calculated as the average of the numbers of subscribers at the beginning and end of the period for 1997 and 1998 and as the weighted average number of subscribers in each calendar month in the period for
     1999) and (ii) dividing the result by the number of months in the period.

(6) Not available for the full year of 1998 because the operating revenues of Jiangsu Mobile are included in our financial results only from June 4, 1998, the date of its acquisition by us.

(7) Not available for the full year of 1999 because the operating revenues of Fujian Mobile, Henan Mobile and Hainan Mobile are included in our financial results only from November 12, 1999, the date of their acquisition by us.


TARIFFS

     The tariffs payable by our subscribers are primarily usage charges, connection fees, monthly fees and monthly service fees for value added services. Usage charges reflect charges for both incoming and outgoing calls plus, where applicable, an additional component reflecting domestic and international long distance tariffs. Subscribers also pay fees for selection of specific telephone numbers.

     On initial subscription, new subscribers are charged a connection fee for service activation. After initial connection, subscribers are required to pay a fixed monthly fee. Subscribers incur basic usage charges on a per minute basis for both incoming and outgoing calls, plus applicable long distance charges. For calls made or received by subscribers who are roaming outside of their registered service area, subscribers incur a roaming charge, plus applicable long distance charges. Subscribers may also have to pay various local surcharges. In addition, we collect fees for value added services. In 1998, we adopted flexible long distance tariff plans distinguishing between day and night and began offering tailored service packages based upon customer requirements as well as the functions and features of our network resources.

     Our tariffs are subject to regulation by various government authorities, including the MII, the State Development and Planning Commission (the "SDPC") and the relevant provincial price regulatory authorities and PTAs. For connection fees, the MII sets a guidance price range in consultation with the SDPC for all cellular operators in mainland China. The actual price range in each province is determined by the relevant provincial PTAs in consultation with the relevant provincial price regulatory authorities. In general, basic usage charges, monthly fees, domestic roaming charges and applicable long distance tariffs are also determined by the MII in consultation with the SDPC.

     From time to time, we offer promotional packages or special rates to subscribers. Some of our subsidiaries have offered services packages with different connection fee rates and/or different monthly fee and/or usage fee rates reflecting different scopes of service. These promotional or special rates are subject to governmental approval or ratification. Failure to obtain the relevant approval or ratification may affect our ability to offer these rates to subscribers.

     Connection fees in all six provinces in which we operate have been substantially reduced in the past three years, accompanying a reduction in the guidance prices for connection fees over that period. In 1999, with the relevant government approval, we also reduced monthly fee rates in Guangdong and Zhejiang and base usage surcharge rates in Jiangsu.

     We anticipate that connection fees will be further reduced or eliminated in the next few years, which we believe may help to expand our subscriber base and increase total subscriber usage of our cellular services, thereby contributing to our revenue growth in the long term. We expect our overall tariff rates to remain stable despite further reductions in connection fees.


INTER-PROVINCIAL TRANSMISSION LINE LEASING COSTS

     We entered into a new inter-provincial leased line arrangement with China Mobile (acting on behalf of CTC) in May 2000, with effect from April 1, 1999 for our six operating subsidiaries. With regard, however, to Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile, the leased line arrangement will only be implemented from October 1, 1999. The leased inter-provincial transmission lines link our mobile switching centers with each other and with China Mobile's other mobile switching centers. We are charged CTC's standard leasing fees adjusted for a discount determined after negotiations with CTC.

     Our leasing arrangements with Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan PTAs with regard to the leasing of transmission lines within their respective provinces are unaffected by this new inter-provincial leasing arrangement. See "Item 13. Interest of Management in Certain Transactions -- Leasing of Transmission Lines" regarding these intra-provincial agreements.


INTERCONNECTION REVENUE AND COSTS

     Our networks interconnect with the China Telecom system's fixed line network, allowing our subscribers to communicate with fixed line subscribers and subscribers to other cellular networks and to make and receive domestic and international long distance calls. A majority of calls on our networks involve interconnection with the fixed line network, including some calls made between our cellular subscribers and subscribers of other cellular operators.

     In October and September 1997, Guangdong Mobile and Zhejiang Mobile entered into interconnection agreements with the Guangdong PTA and the Zhejiang PTA, respectively. Similarly, Jiangsu Mobile entered into an interconnection agreement with the Jiangsu PTA in April 1998. Effective October 1, 1999, our interconnection agreements for Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile have been replaced with new interconnection agreements with the relevant PTAs in accordance with the measures adopted by the MII in connection with the industry restructuring and applicable to all cellular operators in mainland China. In August 1999, Fujian Mobile, Henan Mobile and Hainan Mobile entered into interconnection agreements in accordance with the same new measures adopted by the MII with the Fujian PTA, Henan PTA and Hainan PTA, respectively, with effect from October 1, 1999. From April 1,

1999 to September 30, 1999, the accounts of Fujian Mobile, Henan Mobile and Hainan Mobile were settled in the same manner as the accounts of Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile.

     Pursuant to the new arrangements with the PTAs in each of our six provinces, for every local call made by subscribers of our networks to a fixed line network user directly or to a subscriber of other cellular networks through interconnection with the fixed line network, we pay the relevant PTA RMB 0.05 per minute. For calls made by subscribers of the fixed line network or subscribers of other cellular networks to our subscribers, no fee is payable by either us or the relevant PTA.

     In addition, for every domestic long distance call made by our subscribers using the relevant PTA's transmission lines, we retain RMB 0.14 per minute and the relevant PTA will receive the rest of the long distance charges. Conversely, for every domestic long distance call by fixed line subscribers of the relevant PTA using any transmission line leased to us or China Mobile, the relevant PTA will retain RMB 0.14 per minute, and we or China Mobile (as the case may be) will receive the rest of the long distance charges. When our subscribers make international long distance calls, we retain RMB 0.20 per minute and the relevant PTA receives the rest of the international long distance charges.

     In May 2000, we entered into a new agreement with China Mobile for inter-provincial interconnection and domestic international roaming services, which applies to our six operating subsidiaries with effect from April 1, 1999. With regard, however, to Guangong Mobile, Zhejiang Mobile and Jiangsu Mobile, the provisions in the agreement which relate to transmission leased lines will be implemented only from October 1, 1999. The other provisions in the interconnection and roaming agreement, such as the provision relating to the roaming billing processing fee will be implemented from April 1, 1999. This new agreement supercedes the interconnection and roaming agreement which we entered into with China Mobile in October 1999. See "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Interconnection Arrangements" for a description of the interconnection arrangements in the 1999 agreement.

     Pursuant to this new agreement, when a fixed line user in any province where we operate makes a call to a cellular subscriber outside that province using our long distance transmission lines, the fixed line operator will retain RMB 0.14 per minute out of the total long distance call charges and we will be entitled to the balance of the long distance call charges.

     In addition, under this new agreement, when our GSM subscribers make calls from their respective home locations to cellular subscribers outside of their respective provinces using our long distance transmission lines, we will retain all of the long distance call charges.


ROAMING REVENUE AND COSTS

     The roaming services which we provide to our subscribers allow them to make and receive telephone calls while they are outside of their registered service area, including while in the coverage areas of other cellular networks with which we have a roaming arrangement. Both our GSM and TACS networks offer roaming services throughout mainland China. In addition, our GSM networks offer roaming services in 56 countries and regions around the world. A cellular telephone customer using roaming services is charged at our roaming usage rate for both incoming and outgoing calls, plus applicable long distance charges.

     In May 2000, we entered into a new agreement with China Mobile for inter-provincial interconnection and domestic and international roaming services, which applies to our six operating subsidiaries with effect from April 1, 1999. For particulars regarding the implementation of the agreement see "-- Interconnection Revenue and Costs". This new agreement supercedes the interconnection and roaming agreement which we entered into with China Mobile in October 1999. See "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Roaming Arrangements" for a description of the roaming arrangements in the 1999 agreement.

     Under this new agreement, the caller's home service network charges the roaming caller RMB 0.60 per minute and pays RMB 0.48 to the operator of the visited network, while retaining the remaining Rmb 0.12. The new arrangements also provide that when the roaming subscriber makes an inter-provincial call from a roaming location, the operator of the visited network shall receive all long distance call charges. Conversely, when the roaming subscriber receives an inter-provincial call at a roaming location, the network operator with whom the subscriber is registered shall retain all long distance call charges. In addition, the operator of the roaming caller's home service network shall pay to China Mobile a roaming billing processing fee of Rmb 0.02 for each domestic call record processed and Rmb 0.30 for each international call record processed. We continue to settle all inter-provincial and international roaming payments and revenue sharing through China Mobile. With respect to roaming in Hong Kong, Taiwan and Macau and international locations, we continue to share roaming revenues with other cellular operators in accordance with the existing roaming arrangements between China Mobile and those operators.


VALUE ADDED SERVICES

     We offer a number of optional value added services to our subscribers. These services include call forwarding, call waiting, conference calling, call limitation, voice mail, short message services ("SMS") and "Chinese Secretary", a live answering service. Certain advanced functions, such as caller identification, BPS data transfer (which allows a user to dial into modem access using a cellular handset) and facsimile transmissions, are available on our GSM networks. We have also introduced pre-paid SIM cards (including fixed value and rechargeable stored value SIM cards) and public mobile phone cards for the convenience of our customers in certain targeted areas. Subscribers pay for these services in advance, which we believe may help to improve the collectibility of accounts receivables. In 1999, we used our SMS platform to develop new value added services, including stock price quotations, sports news, weather forecasts and on-line payment in select cities. We intend to further expand the range of our value added services, with particular emphasis on wireless data applications, which we believe can be achieved with modest initial expenditures. Since November 1999, Guangdong Mobile, Zhejiang Mobile and Fujian Mobile have conducted trial testing of WAP and GPRS technologies to evaluate market response. The feedback has been positive, demonstrating substantial market demand. See "-- Technology Development Plans" In addition, in May 2000 we started providing internet protocol telephone services to our subscribers in all six provinces. We intend to educate our subscribers about the benefits of value added services through marketing and promotional efforts, as we believe that we may increase the usage of our value added services by building up customer awareness.


CUSTOMER SERVICE AND BILLING

     We provide a full range of services that emphasize customer care from the point of sale onward. At the point of sale, after all application procedures have been completed, we are generally able to activate new subscriber connections within a few hours for our GSM services and within 24 hours for our TACS services. Our after-sales customer support services include customer service hotlines in our service areas. These hotlines provide customers with billing and service information, as well as receive customer reports of network problems.

     Generally, we have the same settlement policy for our subscribers in different service areas, requiring these subscribers to settle their individual accounts on a monthly basis. Subscribers may make payment either through direct debit accounts established at certain branches of banks and certain post offices, or by paying in person at numerous retail outlets and authorized dealers in various cities and counties. Detailed statements are made available upon the subscriber's request.

     We impose a late payment fee on each subscriber whose account is not paid by the monthly due date. Our current policy is to deactivate the subscriber's services (i.e., an involuntary deactivation) if the subscriber's account remains overdue after one month. Subscribers whose services have been involuntarily deactivated must pay all overdue amounts, including applicable late payment fees, to reactivate services. We do not require subscribers to post any deposit before the initiation of local service. Despite the lack of widely available credit information services in mainland China, we have implemented certain subscriber registration procedures, such as identity checking and background checking for corporate customers, to assist in credit control. We make provision for doubtful accounts based on our assessment of the recoverability of accounts receivable on maturity. In particular, we make full provision for accounts receivable aged more than three months. The total amount of the provision for doubtful accounts for each of 1997, 1998 and 1999 was RMB 449.1 million, RMB 558.1 million and RMB 771.0 million, respectively, or 2.9%, 2.1% and 2.0% of total operating revenue, respectively.


INFORMATION SYSTEMS

     Our information technology infrastructure consists primarily of three computerized information systems: the business operations support system ("BOSS"), the management information system ("MIS") and our internal business communications network. Our BOSS provides day-to-day operational support to our various business units, including customer care, billing and collection, and sales and marketing. Our MIS collects and processes information data, including operational and financial data, so that management and marketing personnel can monitor subscriber satisfaction, analyze trends in calling patterns, target network expansion and develop appropriate marketing strategies. Our internal business communications network allows internal communications through our intranet, video conference system and communications platform system. During 1999, we upgraded our information systems which has enabled us to enhance operations management, implement credit controls and monitor mobile usage in real-time. Our information systems operated through each Y2K critical date without difficulty or interruption.


SERVICE DISTRIBUTION AND MARKETING

     Since early 1997, we have significantly expanded our marketing and distribution efforts to attract a growing number and increasingly diverse base of potential subscribers and to maintain or even increase existing subscribers' usage. We have focused on expanding our distribution channels, emphasizing customer service, developing our brand name image, providing tailored service packages and highlighting the quality and wide coverage of our networks.

     DISTRIBUTION CHANNELS. We market our cellular services through a wide network of authorized dealers (including retail outlets of the PTAs and post offices) and through our own retail outlets.

     The following table sets forth the total number of our authorized dealers and retail outlets in each of the six provinces, as of December 31, 1999:



              GUANGDONG        ZHEJIANG        JIANGSU    FUJIAN       HENAN            HAINAN
              ---------        --------        -------    ------       -----            ------
                2,220            2,167          1,742     1,483        1,296             267
                =====            =====          =====     =====        =====             ===

     The authorized dealers market and sell our cellular services at prices determined by us in accordance with the applicable price schedules in the relevant provinces. In connection with these sales, the dealers pay to us all related connection fees and other miscellaneous fees payable upon initial connection. We in turn pay the dealers a fee of not more than RMB 300 per new subscriber acquired. The commission structure has been determined taking into account factors such as the results of market research and the revenues and costs of the products. In addition to marketing our services, our authorized dealers also perform various services for us, such as payment collection and the provision of billing information and other customer services.

     As of December 31, 1999, we also owned and operated 450 retail outlets. In addition to serving as outlets where customers can subscribe for our network services, certain of these outlets also sell handsets and most offer customers after-sales support services, including the repair of handsets and collection of payment.

     We are seeking to develop other distribution channels, including on-line sales and customer service facilities over the Internet, in order to further strengthen our marketing efforts.

     BRAND NAME. As the first and the leading cellular telephone services provider in our markets, we believe we are well positioned to develop the image of our brand name. We have historically marketed our services under the "China Telecom" logo licensed from the CTC. Prior to the industry restructuring, "China Telecom" was the marketing name used throughout mainland China by all telecommunications services providers within the China Telecom system, including fixed line as well as mobile communications services providers. As the industry is being reorganized along business lines, China Mobile has started to promote the "China Mobile" brand name to distinguish its cellular services from the fixed line services of the China Telecom system and to establish a separate brand identity. China Mobile has filed an application to register its name and logo as a trademark and the registration is expected to become effective in August 2000. In October 1999, we entered into a licensing agreement with China Mobile for the use of the "China Mobile" name and logo. Under this agreement, no license fee is payable by us for the first three years from the effective date of the trademark registration and any fees payable after that will be no less favorable than fees paid by affiliates of China Mobile. Although our licensing arrangements with CTC for the "China Telecom" name and logo remain effective, we started marketing our services under the "China Mobile" name in 1999, in coordination with China Mobile's brand name promotion plan. As a result of our promotional and marketing initiatives, the mark has attained wide recognition and is closely identified with us by consumers. We plan to change our corporate name to "China Mobile (Hong Kong) Limited" in July 2000.

     SERVICE PACKAGES. In 1998, we started to offer service packages designed to penetrate different segments of the market. For example, we have packages offering different roaming, long distance and value added functions tailored for subscribers with different needs. Subscribers of packages with fewer functions generally pay lower tariffs. We have conducted marketing studies on these packages and believe that they constitute an important part of our strategy to maintain our competitiveness and subscriber growth.


CELLULAR NETWORKS

     Each of our GSM networks consists of:

     - cell sites, which are physical locations equipped with a base transceiver station containing transmitters, receivers and other equipment that communicate through radio channels with cellular telephone handsets within the range of a cell;

     - base station controllers, which connect to, and control, the base transceiver station within each cell;

     - mobile switching centers, which in turn control the base station controllers and the routing of calls; and

     - leased transmission lines, which link the mobile switching centers, base station controllers, base transceiver stations and the China Telecom system's fixed line network.

     Our TACS networks are identical to our GSM networks in terms of network infrastructure, except that the TACS networks do not employ base station controllers. Instead, base transceiver stations are controlled by, and communicate directly with, the mobile switching centers.

     We commenced cellular telephone services with the establishment of TACS networks in Guangdong in November 1987 and Zhejiang in May 1992. We launched our GSM cellular networks in Guangdong in July 1995 and Zhejiang in December 1995. Jiangsu Mobile commenced cellular services in Jiangsu in December 1992 with the establishment of a TACS network and launched its GSM operations in December 1995 on a full commercial basis. Fujian Mobile, Henan Mobile and Hainan Mobile commenced offering cellular telephone services with the establishment of TACS networks in their respective provinces in May 1991, August 1991 and March 1992, respectively, and launched GSM cellular networks in their respective provinces in November 1995, April 1996 and May 1995, respectively.

     The following table sets forth certain selected information regarding our GSM and TACS networks as of December 31, 1999:

                                                                     AS OF DECEMBER 31, 1999
                                         -------------------------------------------------------------------------------
                                         GUANGDONG    ZHEJIANG     JIANGSU     FUJIAN       HENAN     HAINAN       TOTAL
                                         ---------    --------     -------     ------       -----     ------       -----
Subscribers (in thousands)
  GSM                                      5,507       2,478        1,919       2,350       1,543       226        14,023
  TACS                                       444         381          409         157         187        20         1,598
                                           -----       -----        -----       -----       -----       ---        ------
    Total                                  5,951       2,859        2,328       2,507       1,730       246        15,621
Nominal network capacity (in
 thousands)(1)
  GSM                                      5,157       3,269        2,488       2,153       1,231       240        14,538
  TACS                                       962         411          706         419         120        32         2,650
                                           -----       -----        -----       -----       -----       ---        ------
    Total                                  6,119       3,680        3,194       2,572       1,351       272        17,188
Mobile switching centers
  GSM                                         72          56           29          24          28         3           212
  TACS                                        26          14           30          10           6         2            88
                                           -----       -----        -----       -----       -----       ---        ------
    Total                                     98          70           59          34          34         5           300
Base station controllers(2)
  GSM                                        118         182           97          98          65        16           576
Base transceiver stations
  GSM                                      3,981       2,848        2,522       2,372       1,616       193        13,532
  TACS                                     1,199         521        1,294         640         200        43         3,897
                                           -----       -----        -----       -----       -----       ---        ------
    Total                                  5,180       3,369        3,816       3,012       1,816       236        17,429

------------
(1) The number of subscribers that a network can adequately support at any given time varies according to the level of network traffic. The nominal network capacity, which is used for statistical convenience, is based on the reporting standard stipulated by the MII. It assumes that each installed voice channel can support voice traffic of 20 subscribers. The actual number of subscribers a network can adequately support at any given time may differ substantially from this nominal capacity without materially affecting service quality.

(2) In a TACS system, the base transceiver stations are connected directly to the mobile switching centers. Accordingly, our TACS networks do not utilize any base station controllers.


TRANSMISSION INFRASTRUCTURE

     The physical infrastructure linking our base transceiver stations, base station controllers and mobile switching centers and interconnecting our networks to the fixed line network consists of transmission lines, which provide the backbone infrastructure by which cellular call traffic is carried. We currently lease intra-provincial transmission lines from the Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan PTAs, and pay to the PTAs fees based on tariff schedules stipulated by the relevant regulatory authorities. We are also capable of developing our own transmission infrastructure and have built our own infrastructure in certain areas where the PTAs do not currently have any transmission lines in place or where the leasing of existing lines is not economical. We also currently lease inter-provincial transmission lines from China Mobile (acting on behalf of CTC).

NETWORK OPERATIONS AND MAINTENANCE

     We believe that we have acquired considerable experience and technical expertise in developing and operating cellular telecommunications networks in mainland China. Day-to-day traffic management, troubleshooting and system maintenance are conducted by our experienced team of engineers and technicians, and technical staff are available for emergency repair work 24 hours a day. In addition, we employ specialist teams for central maintenance of the networks. We continue to seek to attract and retain qualified technical staff. Currently, most technical difficulties relating to the networks are resolved by our staff, although our equipment suppliers also provide back-up maintenance and technical support. We maintain stocks of certain spare parts, such as circuit boards and antennae, and believe that we would be able to obtain suitable replacements for parts that we do not stock in a timely and commercially reasonable manner. To date, we have not experienced any technical difficulties that have resulted in a material interruption in cellular network services.


WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT

     Due to the rapid development of mobile telecommunications technologies and the potentially limited life cycle of our TACS network equipment, we decided to accelerate the enhancement of our technology and to assist the migration of our TACS subscribers to the GSM network, resulting in the writing-down and writing-off of our TACS network equipment. See "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Write-down and Write-off of TACS Network Equipment".


GSM NETWORK CAPACITY EXPANSION PLANS

     Although our GSM cellular networks in Guangdong, Zhejiang, Jiangsu, Fujian and Hainan commenced operations only in 1995, and in Henan in 1996, they have grown rapidly, accounting for approximately 90% of our total subscribers as of December 31, 1999. We intend to continue our network expansion and improvement with an emphasis on increasing the coverage and capacity, and improving the operating efficiency of our GSM networks. We intend to achieve capacity expansion by adding cell sites in areas already within our network coverage and by expanding coverage, including expanding coverage along railways and highways and improving indoor coverage. Our network expansion plans depend to a large extent upon the availability of sufficient spectrum. In addition, in order to alleviate moderate congestion that has developed in certain major urban centers with a high density of cellular subscribers, we have introduced GSM-compatible DCS 1800 systems to add capacity in these areas.


TECHNOLOGY DEVELOPMENT PLANS

     We believe that wireless data and its applications is one of the most promising categories in wireless telecommunications. While we will continue to utilize our GSM network to develop data services based on the current SMS platform, we are focusing on developing data services based on WAP and GPRS technologies. During 1999, we started testing WAP and GPRS technologies in Guangdong, Zhejiang and Fujian provinces, in preparation for the broad application of 2.5G and 3G mobile technologies for wireless data services and wireless internet services.

     Our tests of WAP services achieved positive results, demonstrating substantial market demand. We currently offer WAP services in all six provinces in which we operate, which provide wireless internet access enabling subscribers to send and receive data over WAP enabled handsets or handheld computing devices and provide access to such internet-based content such as weather forecasts, financial updates, news broadcasts, business information, health information, entertainment, traffic news and travel tips, e-commerce and on-line games.

     We have also conducted advanced GPRS technology trials. GPRS will enable operators to provide end-to-end packet-switched data transmission on the existing GSM network, which improves wireless network utilization and enhances wireless access rate for a variety of data applications, including WAP. We have also completed tests running WAP applications over a GPRS platform. The tests have run smoothly and we are currently testing GPRS international roaming.

     We intend to continue focusing on the application of 2.5G and 3G mobile communication technologies, so as to launch a panoply of new services and realize our transformation from a mobile telecommunications operator to a wireless multimedia services provider.


SPECTRUM

     A cellular network's capacity is to a certain extent limited by the amount of frequency spectrum available for use by the network. We have been approved by the former State Radio Regulatory Commission (or SRRC), now a department within the MII, to use 19 MHz of spectrum in the 900 MHz frequency band for an indefinite term in each of our provinces. We also have the right to use 5 MHz of spectrum in the 900 MHz frequency band in Guangdong, Zhejiang, Fujian, Henan and Hainan and 6 MHz of spectrum in the 900 MHz frequency band in Jiangsu until 2005. These spectrum allocations may be renewed with approval of the MII. In total, we currently have 24 MHz of spectrum in each of Guangdong and Zhejiang, 25 MHz of spectrum in Jiangsu and 24 MHz in Fujian, Henan and Hainan, each in the 900 MHz frequency band.

     We have been given permission to use 10 MHz of spectrum in the 1800 MHz frequency band for an indefinite term in Guangdong, Jiangsu and Fujian. We have used this spectrum to introduce DCS 1800 systems to expand the capacity of our GSM networks in Guangdong, Jiangsu and Fujian by adding cell sites in certain areas with a high density of cellular subscribers. Zhejiang Mobile, Henan Mobile and Hainan Mobile expect that they will be given similar permission if necessary.

     In connection with the phasing out of our TACS networks, we plan to reallocate all spectrum from our TACS networks to our GSM networks to increase the capacity of our GSM networks. We also expect that technical development of our networks will result in more efficient use of frequency spectrum. As a result, we believe that we will be able to discontinue usage of the temporary spectrum allocation on a timely basis without any material adverse effect on our total capacity or service, even if approval from the MII for permanent use of this spectrum is not obtained. When necessary, we may also apply to the MII for additional spectrum allocation.


BASE STATION SITES

     In urban areas, our base transceiver station sites are located mostly on existing structures, typically at the top of tall buildings. In rural areas, masts are often constructed for locating base transceiver stations. Typically, base station sites are of limited size, as base transceiver station equipment does not generally require significant space. Generally, depending on the length of time required for negotiation with respect to use of the land or buildings, construction of a base transceiver station takes approximately one to three months in an urban area and approximately three to six months in a rural area. We anticipate that we will need a significant number of new sites in connection with the expansion of our cellular networks. There can be no assurance that we will be able to obtain the requisite number of sites on reasonable commercial terms.


EQUIPMENT SUPPLIERS

     We select our principal suppliers from among leading international and domestic manufacturers of cellular telecommunications equipment and in accordance with technical standards set by the MII. Our TACS networks use equipment primarily supplied by Ericsson and Motorola, while our GSM networks use equipment primarily supplied by Ericsson, Motorola, Nokia, Italtel and Alcatel. Our largest supplier accounted for approximately 25% of our network equipment purchases in 1999, and the top five suppliers accounted for an aggregate of 62% of our network equipment purchases in 1999.


COMPETITION

     Our subsidiaries were the only providers of commercial cellular network services in Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan until China United Telecommunications Corporation ("Unicom"), commenced operation of its GSM cellular networks in these provinces in July 1995, March 1997, October 1996, October 1996, May 1999 and August 1997, respectively. Unicom is currently the second largest cellular telecommunications service provider in mainland China. It is aggressively marketing its services in order to build its subscriber base, and is seeking to expand and improve its network coverage, quality and capacity. In addition, in order to support Unicom's development, the government has permitted Unicom to maintain its tariffs at levels that are within the range of 10% below to 10% above the state guidance rates and has merged the paging operations formerly controlled by the China Telecom system into Unicom. We could experience increased competition if the government takes other actions in the future to enhance Unicom's competitive position.

     As investment in cellular networks is largely fixed cost investment, as opposed to variable cost investment, and tariffs are subject to regulations by government authorities, profitability in the cellular telephone industry is fundamentally driven by subscriber growth. We believe that we have a significant competitive advantage due to our wider network coverage, high network performance standards, greater roaming capabilities, wide range of value added services, management expertise and our existing arrangements and relationship with the China Telecom system. However, there can be no assurance that the government authorities will not approve additional cellular service providers in the future that will compete with us. Nonetheless, given the relatively low cellular penetration rates in our markets and in mainland China in general, we believe there is substantial growth potential in general for our cellular business. We believe that the reform and restructuring of China's telecommunication's industry has created a more fair, orderly, transparent and healthy telecommunications market. In addition, we believe that the introduction of orderly competition has had a positive impact on the market for cellular telecommunications services by stimulating network buildup and improvements in service quality, increasing awareness of cellular services among potential subscribers, and advancing the pace of the search for technical innovations and efficiency improvements.

     Since 1995, China has been engaged in extensive negotiations to join the World Trade Organization. We may face increased competition from additional cellular service providers if China joins the World Trade Organization. However, as an established telecommunications company with a strong financial profile, advanced network infrastructure, stable market position and sound management expertise, we believe that we will greatly benefit from the increased market demand and expansion of the telecommunications market which will result from China's entry into the World Trade Organization. The entry would also accelerate the restructuring of China's telecommunications regulatory scheme and would, we believe, promote transparency, fairness and efficiency in the telecommunications industry.

     Although we face indirect competition from providers of other wireless communications services, such as paging, which offer substantially lower prices for services, we do not believe that they constitute significant competition, as they provide a much more limited range of services compared to cellular telecommunications services.


REGULATION

     The cellular telecommunications industry is subject to a high degree of regulation by the government. Regulations issued or implemented by the State Council, the MII and other relevant government authorities, including the Ministry of Foreign Trade and Economic Cooperation ("MOFTEC") and the SDPC, encompass all key aspects of cellular network operations, including entry into the telecommunications industry, scope of permissible business, interconnection and transmission line arrangements, technology and equipment standards, tariff standards, capital investment priorities, foreign investment and spectrum allocation.

     The MII was established in March 1998 to assume, among other things, the regulatory, administrative and other governmental duties of, and rights previously exercised or enjoyed by, the former Ministry of Posts and Telecommunications. The MII, under the leadership of the State Council, is responsible for, among other things:

     - formulating overall industry policy and regulations;

     - coordinating telecommunications projects and networks at the national level;

     - enforcing industry standards and regulations;

     - granting of licenses to provide telecommunications services;

     - formulating interconnection and settlement standards for implementation between telecommunications networks;

     - formulating tariff and service charge policies for telecommunications services;

     - supervising the operations of telecommunications service providers;

     - maintaining fair and orderly market competition among operators;

     - allocating and administering public communications resources, such as national radio frequencies, number resources, domain names and addresses of communications networks;

     - examining and approving the establishment of radio stations; and

     - managing the day-to-day administration of the national telecommunications sector.

     In order to provide a uniform regulatory framework to encourage the orderly development of the telecommunications industry, the government is currently preparing a draft telecommunications law. If and when the telecommunications law is adopted by the National People's Congress, it is expected to become the basic telecommunications statute and the legal source of telecommunications regulations in China. In addition, the MII is currently preparing a draft of the telecommunications administration regulations, which will be subject to approval by the State Council. The regulations are expected to provide and clarify the regulatory rules and guidelines for the telecommunications industry in the interim period prior to the adoption of the telecommunications law. Although we expect that the telecommunications law and the regulations would have a positive effect on the overall development of the telecommunications industry in China, we do not fully know the nature and scope of what the telecommunications law and the regulations will be.


ENTRY INTO THE INDUSTRY

     Until 1993, telecommunications regulations and policies in mainland China did not permit entities outside of the China Telecom system to engage in public telecommunications operations in mainland China. In August 1993, the government opened certain non-basic sectors of the telecommunications industry, such as paging, to Chinese entities not affiliated with the MII. Cellular network operators and providers of basic telecommunications services, such as local and long distance fixed line telephone services, must receive specific approval from the State Council in order to provide such services. Currently, in addition to us and other entities controlled by China Mobile which operate in mainland China outside of our markets, the State Council has granted approval to Unicom to provide cellular services in all provinces in mainland China.

     Current regulations in mainland China prohibit foreign-invested enterprises and foreign entities (including individuals) from owning, operating or participating in the operation of telecommunications services in mainland China without approval from the State Council. We were granted special authorization from the State Council to effect our IPO restructuring and initial public offering and were granted special government authorization to effect the acquisitions we have made and our related fund raising activities.


SPECTRUM USAGE

     The Radio Administration Regulations, effective on September 11, 1993, promulgated pursuant to a joint statement issued by the State Council and the China Central Military Commission, empowers the former SRRC, under the joint leadership of the State Council and the China Central Military Commission, to undertake the centralized regulation of all radio frequencies. As part of the government restructuring approved by the National People's Congress in March 1998, the MII assumed all the government functions of the former SRRC. In coordination with the relevant provincial authorities, the MII allocates frequency, including the 900 MHz, 1800 MHz and the 2000 MHz frequency bands (which are reserved for mobile cellular applications). The frequency assigned to an entity is not allowed to be leased, or, without approval of the MII, transferred by the entity. In accordance with a joint circular from the SDPC and the Ministry of Finance, China Mobile determines the amount of fees to be paid to the MII for spectrum usage by each cellular network operator under its control based on bandwidth of the frequency used and the number of base transceiver stations within the operator's network, subject to the limitation that the total annual payment by all such operators in mainland China shall equal RMB 1.0 million per MHz of frequency allocated by the MII.

TARIFF SETTING

     Our tariffs are subject to regulation by various government authorities, including the SDPC, the MII, the relevant provincial price regulatory authorities and the relevant PTAs. The connection fee is based on a guidance price range set jointly by the MII in consultation with the SDPC, with the actual tariff determined by the relevant PTAs in consultation with the relevant price regulatory authorities. In general, basic usage charges, monthly fees, domestic roaming usage charges and tariffs for all long distance and international calls are fixed jointly by the MII and the SDPC. International roaming charges are set pursuant to agreements between China Mobile and the relevant foreign cellular operators.


INTERCONNECTION ARRANGEMENTS AND LEASED LINE ARRANGEMENTS

     Cellular networks must interconnect with the China Telecom system's fixed line network to enable subscribers to communicate with fixed line subscribers and subscribers to other cellular networks and to make and receive domestic and international long distance calls. The MII is responsible for approving applications for interconnection with the fixed line network, while the CTC and China Mobile are responsible for designing and implementing technical plans. The applicable regulations provide that switching, transmission and other equipment must conform with the technical standards approved by the MII. See "-- Technical Standards". The MII also determines the amounts of standard lease tariffs paid by telecommunications operators, with respect to leasing of transmission lines that facilitate interconnection between cellular and fixed line networks. The PTAs and the city and county telecommunications bureaus (the "CCTBs") are responsible for the maintenance of the transmission lines and related equipment in their respective localities.


TECHNICAL STANDARDS

     The MII sets technical standards and controls the type of cellular equipment used in public networks by requiring all network operators under its control to purchase their equipment from suppliers who have obtained prior certification from the MII. In addition, the Provisions on the Management of Import of Radio Transmission Equipment, jointly issued by the former SRRC, the State Economics and Trade Commission (the "SETC"), the MOFTEC and the General Administration of Customs effective January 1, 1996, provides that before radio transmission equipment (including cellular equipment) may be imported into mainland China, an importer must obtain the necessary certification from the MII and the State Mechanical and Electrical Products Import and Export Office.

     To ensure the quality of interconnection and integration of cellular networks with the fixed line network, applicable regulations provide that a network access permit must be obtained from the MII with respect to each specific type of terminal equipment to be used for interconnection, whether such equipment is imported or manufactured domestically.

     The establishment of base transceiver stations requires approval of the relevant provincial regulatory authorities. A number of these approvals are currently pending. We have not experienced and do not expect to experience difficulty in obtaining permission to establish additional sites.


CAPITAL INVESTMENT

     The SDPC is empowered by the State Council to exercise responsibility over the approval of all major investment projects, including cellular network development projects, involving total capital investment between RMB 50 million and RMB 500 million. Any investment projects with total capital investment in excess of RMB 500 million must obtain approval from the State Council. Accordingly, project proposals and feasibility study reports for these projects, following review and approval by the MII or China Mobile, are required to be submitted for approval to the SDPC or the State Council.

EMPLOYEES

     As of December 31, 1999, we had a total of 20,243 employees, including 20,207 employees in mainland China as classified in the following table, and 36 employees in Hong Kong. Approximately 40% of our permanent employees have college or graduate degrees.

                                        GUANGDONG      ZHEJIANG    JIANGSU     FUJIAN        HENAN       HAINAN
                                        ---------      --------    -------     ------        -----       ------
Management                                 1,398          549         579         597          500          49
Technical and engineering                  3,170          960         888         741        1,226         137
Sales and marketing                        2,727          941       1,040       1,929        1,240         460
Financial and accounting                     358          215         191         163          136          13
                                        ---------      --------    -------     ------        -----       ------
    Total                                  7,653        2,665       2,698       3,430        3,102         659

     We provide benefits to certain employees, including housing, retirement benefits and hospital, maternity, disability and dependent medical care benefits. Most of our employees are members of a labor association. We have not experienced any strikes, slowdowns or labor disputes that have interfered with our operations to date, and we believe that our relations with our employees are good.


ITEM 2.  DESCRIPTION OF PROPERTY.

     Our principal executive offices are located in Hong Kong. Our regional headquarters are located in Guangzhou, Hangzhou, Nanjing, Fuzhou, Zhengzhou and Haikou. We own, lease or have use rights in various properties which consist of land and buildings for offices, administrative centers, staff quarters, retail outlets and technical facilities. We are in the process of obtaining land use right certificates and property title certificates for a number of these properties in Guangdong and Jiangsu. We believe that our use of these properties are not affected by the fact that we have not yet obtained the relevant land use right certificates and property title certificates. CTHKG, our indirect controlling shareholder, has agreed to indemnify us against any loss or damage caused by or arising from any challenge of, or interference with, our right to use these properties. We believe that all of our owned and leased properties are well maintained and are suitable and adequate for their present use.


ITEM 3.  LEGAL PROCEEDINGS.

     We are not involved in any material litigation, arbitration or administrative proceedings, and, so far as we are aware, no such litigation, arbitration or administrative proceedings are pending or threatened.


ITEM 4.  CONTROL OF REGISTRANT.

     As of May 31, 2000, approximately 75.03% of our outstanding shares were held by China Telecom Hong Kong (BVI) Limited, a wholly-owned subsidiary of CTHKG. China Mobile holds a 100% controlling interest in CTHKG. No other persons own ten percent (10%) or more of our ordinary shares. The following table sets forth information regarding ownership of our stock as of December 31, 1999 by all persons owning more than 10% of our ordinary shares, per value HK$0.10 per share:

                                            NUMBER OF ORDINARY         PERCENTAGE OF OUTSTANDING
         SHAREHOLDER                           SHARES OWNED                    ORDINARY SHARES
         -----------                        ------------------         -------------------------
         China Telecom Hong Kong              10,283,195,021                     75.03%
          (BVI) Limited

     As of December 31, 1999, our directors and executive officers beneficially owned an aggregate of 8,000 ordinary shares. We are not aware of any arrangement which may at a subsequent date result in a change of control over us.


ITEM 5.  NATURE OF TRADING MARKET.

     In connection with our IPO, our American depositary shares, or ADSs , each representing 20 ordinary shares, were listed and commenced trading on the New York Stock Exchange (the "NYSE") on October 22, 1997 under the symbol "CHL". Our shares were listed and commenced trading on the Hong Kong Stock Exchange on October 23, 1997. Prior to these listings, there was no public market for our equity securities. The NYSE and the Hong Kong Stock Exchange are the principal trading markets for our ADSs and ordinary shares, which are not listed on any other exchanges in or outside the United States.

     As of December 31, 1999, there were 13,706,287,021 ordinary shares issued and outstanding. As of December 31, 1999, there were 90 registered holders of American depositary receipts evidencing 28,013,225 ADSs. Since certain of the ADSs are held by nominees, the above number may not be representative of the actual number of U.S. beneficial holders of ADSs or the number of ADSs beneficially held by U.S. persons. The depositary of the ADSs is The Bank of New York.

     The high and low closing sale prices of the shares on the Hong Kong Stock Exchange and of the ADSs on the NYSE for the periods indicated are as follows:

                                      PRICE PER SHARE (HK$)              PRICE PER ADS (US$)
                                    ------------------------           -----------------------
                                      HIGH             LOW               HIGH            LOW
                                    --------         -------           --------        -------
1998
First Quarter                         16.25            10.30             42.75           26.50
Second Quarter                        16.55            11.15             41.94           30.00
Third Quarter                         14.10             8.75             36.13           22.06
Fourth Quarter                        15.95            11.60             40.94           28.63

1999
First Quarter                         15.50            12.60             40.00           32.38
Second Quarter                        22.45            13.05             57.56           34.19
Third Quarter                         26.70            21.00             68.63           54.25
Fourth Quarter                        48.60            24.00            128.63           61.50

2000
First Quarter                         79.00            41.70            202.94          109.63


ITEM 6.  EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY-HOLDERS.

     There are no limitations on the right of non-resident or foreign owners to remit dividends or to hold or vote the ordinary shares or the ADSs imposed by Hong Kong law or by our memorandum and articles of association or other constituent documents.

ITEM 7.  TAXATION.

     The taxation of income and capital gains of holders of ordinary shares or ADSs is subject to the laws and practices of Hong Kong and of jurisdictions in which holders of ordinary shares or ADSs are resident or otherwise subject to tax. The following summary of certain relevant taxation provisions under Hong Kong law is based on current law and practice, is subject to changes therein and does not constitute legal or tax advice. The discussion does not deal with all possible tax consequences relating to an investment in the ordinary shares or ADSs. Accordingly, each prospective investor (particularly those subject to special tax rules, such as banks, dealers, insurance companies, tax-exempt entities and holders of 10% or more of our voting capital stock) should consult its own tax adviser regarding the tax consequences of an investment in the ordinary shares and ADSs. The discussion is based upon laws and relevant interpretations thereof in effect as of the date of this annual report, all of which are subject to change. There is no reciprocal tax treaty in effect between Hong Kong and the United States.


TAX ON DIVIDENDS

     Under the current practices of the Hong Kong Inland Revenue Department, no tax is payable in Hong Kong in respect of dividends paid by us unless such dividends are attributable to a trade, profession or business carried on in Hong Kong.


PROFITS TAX

     No tax is imposed in Hong Kong in respect of capital gains from the sale of property (such as the ordinary shares and ADSs). Trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profits tax which is currently imposed at the rate of 16% on corporations and at a maximum rate of 15% on individuals. Gains from sales of the ordinary shares effected on the Hong Kong Stock Exchange may be considered to be derived from or arise in Hong Kong. Liability for Hong Kong profits tax may thus arise in respect of trading gains from sales of ordinary shares or ADSs realized by persons carrying on a business or trading or dealing in securities in Hong Kong.


STAMP DUTY

     Hong Kong stamp duty, currently charged at the rate of HK$1.125 per HK$1,000 or part thereof on the higher of the consideration for or the value of the ordinary shares, will be payable by the purchaser on every purchase and by the seller on every sale of ordinary shares (i.e., a total of HK$2.25 per HK$1,000 or part thereof is currently payable on a typical sale and purchase transaction involving ordinary shares). In addition, a fixed duty of HK$5 is currently payable on any instrument of transfer of ordinary shares. The withdrawal of ordinary shares upon the surrender of ADSs, and the issuance of ADSs upon the deposit of ordinary shares, will also attract stamp duty at the rate described above for sale and purchase transactions unless the withdrawal or deposit does not result in a change in the beneficial ownership of the ordinary shares under Hong Kong law, in which case only a fixed duty of HK$5 is payable on the transfer. The issuance of the ADSs upon the deposit of ordinary shares issued directly to the depositary or for the account of the depositary does not attract stamp duty. No Hong Kong stamp duty is payable upon the transfer of ADSs outside Hong Kong.


ESTATE DUTY

     The ordinary shares are Hong Kong property under Hong Kong law, and accordingly such ordinary shares may be subject to estate duty on the death of the beneficial owner of the ordinary shares (regardless of the place of the owner's residence, citizenship or domicile). Hong Kong estate duty is imposed on a progressive scale from 5% to 15%. The rate of and the threshold for estate duty has, in the past, been adjusted on a fairly regular basis. No estate duty is payable when the aggregate value of the dutiable estate does not exceed HK$7.5 million, and the maximum rate of duty of 15% applies when the aggregate value of the dutiable estate exceeds HK$10.5 million.

ITEM 8.  SELECTED FINANCIAL DATA.


SELECTED FINANCIAL INFORMATION

     The following tables present selected historical financial data of our company as of and for each of the years in the five-year period ended
December 31, 1999. The selected historical income statement data for the years ended December 31, 1997, 1998 and 1999 and the selected historical balance sheet data as of December 31, 1998 and 1999 set forth below are derived from, and should be read in conjunction with, and are qualified in their entirety by reference to, our audited consolidated financial statements, including the related notes included elsewhere in this annual report. The selected historical Hong Kong GAAP income statement data for the years ended December 31, 1995 and 1996 and the selected historical Hong Kong GAAP balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited financial statements that are not included herein. The selected historical US GAAP income statement data for the year ended December 31, 1995, and the selected historical US GAAP balance sheet data as of December 31, 1995 and 1996 set forth below are unaudited, but, in the opinion of our management, reflect the adjustments necessary for a fair presentation of such data.

     Our consolidated financial statements are prepared and presented in accordance with Hong Kong GAAP. As required under Hong Kong GAAP, we have adopted the acquisition method to account for our acquisitions of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile. Accordingly, the consolidated financial statements include the results of Jiangsu Mobile only from June 4, 1998, and the results of Fujian Mobile, Henan Mobile and Hainan Mobile only from November 12, 1999, the respective dates they were acquired by us. In contrast, under US GAAP, our acquisitions of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile are each considered a combination of entities under common control which would be accounted for under the "as if pooling-of-interests" method, whereby assets and liabilities are accounted for at historical cost and the accounts of previously separate companies for periods prior to the combination generally are restated on a combined basis. For a discussion of significant differences between Hong Kong GAAP and US GAAP as they relate to us, and the effects of such differences on net profit for the years ended December 31, 1997, 1998 and 1999, and shareholders' equity as of December 31, 1998 and 1999, see Note 28 to our consolidated financial statements. In addition, our condensed consolidated financial statements prepared and presented in accordance with US GAAP for the relevant periods have been included in Note 28 to the consolidated financial statements.

     In connection with the IPO restructuring, we entered into certain arrangements, which include (i) new agreements with respect to interconnection revenue and costs, including an adjustment to the risk sharing arrangement with the relevant PTAs for uncollectible subscriber receivables for DDD, domestic long distance direct dialing, and IDD, international long distance direct dialing, calls, (ii) a new leased line agreement in Guangdong, (iii) an agreement with the Guangdong PTA allowing us to retain certain local network service charge revenues, (iv) new service agreements, (v) a change in the tax treatment of connection fees and certain surcharge revenues for our services and
(vi) the revaluation of fixed assets as of May 31, 1997. Similarly, in connection with our acquisition of Jiangsu Mobile, we entered into arrangements with respect to interconnection, certain property leasing, certain services, tax treatment of connection fees and certain surcharge revenues, and the revaluation of assets of Jiangsu Mobile as of December 31, 1997. In October 1999, in accordance with the measures adopted by the MII in connection with industry restructuring and applicable to all cellular operators in mainland China, we replaced our interconnection arrangements with Guangdong PTA, Zhejiang PTA and Jiangsu PTA with new agreements. In connection with our acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile, we entered into similar new arrangements for our operations in these three provinces, including arrangements with respect to interconnection, property leasing, billing and collection services, tax treatment of connection fees and certain surcharge revenues, and the revaluation of assets of Fujian Mobile, Henan Mobile and Hainan Mobile as of June 30, 1999. In October 1999, we also entered into an agreement with China Mobile regarding inter-provincial interconnection and domestic and international roaming, with effect from April 1, 1999. Our acquisitions and these new or amended arrangements have had material impact on our financial results from the date of acquisition or effectiveness of these arrangements. For a description of such arrangements, see "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Operating Arrangements We Entered Into in 1997, 1998 and 1999 Materially Impacted Our Financial Results" and "Item 13. Interest of Management in Certain Transaction."

     In May 2000, we entered into new agreements with China Mobile regarding inter-provincial transmission line leasing and inter-provincial interconnection and domestic and international roaming. These new agreements did not have any impact on our financial results for the year ended December 31, 1999. For a detailed description of these new agreements, see "Item 1. Description of Business -- Inter-provincial Transmission Line Leasing Costs", "Interconnection Revenue and Costs" and "Roaming Revenue and Costs".


                                                                   AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                ---------------------------------------------------------------------------------
                                                  1995           1996          1997          1998           1999          1999
                                                ---------     ---------     ---------      ---------     ---------     ----------
                                                   RMB           RMB           RMB            RMB           RMB           US$
                                                          (IN MILLIONS, EXCEPT SHARE, PER SHARE AND PER ADS INFORMATION)
Income Statement Data:

HONG KONG GAAP

Operating revenue                                   7,598        10,367        15,488         26,345        38,623          4,665
Operating expenses                                  2,856         5,405        10,074         18,410        24,983          3,018
Operating profit                                    4,742         4,962         5,414          7,935        13,640          1,647
Write-down and write-off of TACS network
 equipment                                             --            --            --            282         8,242            995
Profit before tax and minority interests            4,954         4,941         5,953          9,387         6,444            778
Income tax                                            286           428           991          2,486         1,647            199
Net profit                                          4,668         4,509         4,955          6,900         4,797            579

Basic and diluted net profit per share(1)(2)                       0.50          0.52           0.59          0.40           0.05
Basic and diluted net profit per ADS(1)(2)                        10.02         10.39          11.71          7.95           0.96
Shares utilized in basic calculation (in                      9,010,000     9,534,365     11,780,788    12,069,108     12,069,108
 thousands)
Shares utilized in diluted calculation (in                    9,010,000     9,534,365     11,782,521    12,072,383     12,072,383
 thousands)

US GAAP(3)

Operating revenue                                  10,440        15,322        23,853         35,516        45,426          5,488
Operating expenses                                  4,231         8,056        14,867         23,761        34,804          4,204
Operating profit                                    6,201         7,266         8,986         11,755        10,622          1,284
Profit before tax and minority interests            6,464         7,411         9,571         13,548        11,482          1,387
Income tax                                            498           832         1,416          3,262         3,248            392
Net profit                                          5,974         6,575         8,148         10,285         8,234            995

Basic and diluted net profit per share(1)(2)         0.58          0.64          0.75           0.79          0.63           0.08
Basic and diluted net profit per ADS(1)(2)          11.62         12.79         15.08          15.76         12.51           1.51
Shares utilized in basic calculation (in
 thousands)                                    10,283,195    10,283,195    10,807,560     13,053,983    13,164,404     13,164,404
Shares utilized in diluted calculation (in
 thousands)                                    10,283,195    10,283,195    10,807,560     13,055,716    13,167,679     13,167,679

                                                               AS OF THE YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------------------------------
                                         1995          1996          1997           1998          1999           1999
                                        ------        ------        ------         ------        ------         ------
                                          RMB           RMB           RMB            RMB           RMB            US$
                                                (in millions, except share, per share and per ADS information)
BALANCE SHEET DATA:
HONG KONG GAAP
Current assets
  Cash and cash equivalents              3,128         2,976        40,071         17,481        19,349          2,337
  Deposits with banks                        -             -             -          1,311         8,227            994
  Accounts receivable                      807         1,087         1,592          2,482         4,957            599
Fixed assets                             7,346        11,536        18,634         33,986        42,699          5,157
Total assets                            13,563        18,136        64,950         64,541        87,435         10,561
Short-term bank and other loans            513         1,504         2,148          5,337         4,419            534
Long-term bank and other loans           2,004         1,946         2,870            991         2,332            282
Total liabilities                        4,522         5,657        10,386         18,699        30,343          3,665
Shareholders' equity                     9,041        12,471        54,550         45,827        57,092          6,896

US GAAP(3)
Fixed assets                            10,464        18,597        27,058         39,930        41,618          5,027
Total assets                            17,693        27,960        79,986         75,098        87,570         10,577
Long-term bank and other loans           2,015         2,054         3,054          2,472         2,333            282
Shareholders' equity                    12,570        20,871        66,715         51,665        55,927          6,755

OTHER FINANCIAL DATA:
HONG KONG GAAP
Capital expenditures                     2,653         5,511         5,807         11,040        11,708          1,414
Operating cash flow(4)                   4,450         4,213         8,203         13,444        19,673          2,376
Adjusted EBITDA(5)                       5,707         6,436         8,180         12,869        21,603          2,609

US GAAP(3)
Operating cash flow                      8,176         6,403        13,252         17,110        23,500          2,838

------------
(1) The basic and diluted net profit per share and per ADS amounts under Hong Kong GAAP for the years ended December 31, 1996 and 1997 have been computed by dividing net profit under Hong Kong GAAP by the weighted average number of shares and the weighted average number of ADSs, respectively, outstanding as if 9,010,000,000 ordinary shares and 450,500,000 ADSs (based on a ratio of 20 shares to one ADS), respectively, issued in the IPO restructuring were outstanding during these periods (in addition to shares actually issued, if any).

     The basic and diluted net profit per share and per ADS amounts under US GAAP for the years ended December 31, 1995, 1996 and 1997 have been computed by dividing net profit under US GAAP by the weighted average number of shares and the weighted average number of ADSs, respectively, outstanding as if (i) 9,010,000,000 ordinary shares and 450,500,000 ADSs (based on a ratio of 20 shares to one ADS), respectively, issued in the IPO restructuring and (ii) 1,273,195,021 ordinary shares and 63,659,751 ADSs, respectively, issued to China Telecom Hong Kong (BVI) Limited as part of the consideration in the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile were outstanding during these periods (in addition to shares actually issued, if any).

(2) The basic net profit per share and per ADS amounts under Hong Kong GAAP for the years ended December 31, 1998 and 1999, have been computed by dividing net profit by the weighted average number of shares and the weighted average number of ADSs, respectively, in issue during 1998 and 1999. The calculation of diluted net profit per share under Hong Kong GAAP for the years ended December 31, 1998 and 1999 have been compiled after adjusting for the effects of all dilutive potential ordinary shares, respectively.

     The basic net profit per share and per ADS amounts under US GAAP for the years ended December 31, 1998 and 1999, have been computed by dividing net profit by the weighted average number of shares and the weighted average number of ADSs, respectively, as if 1,273,195,021 ordinary shares and 63,659,751 ADSs issued to China Telecom (Hong Kong) BVI Limited as part of the consideration in the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile were outstanding during these periods (in addition to shares actually issued, if any). The calculation of diluted net profit per share under US GAAP for the years ended December 31, 1998 and 1999 have been compiled after adjusting for the effects of all dilutive potential ordinary shares, respectively. All dilutive potential ordinary shares arise from the share options granted to the directors under the share option scheme which, if converted to ordinary shares, would decrease profit attributable to shareholders per share.

(3) The amounts for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 are presented to reflect the acquisitions of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile under the "as if pooling-of-interest" method, as well as the effects of other differences between Hong Kong GAAP and US GAAP.

(4) Net cash inflows from operating activities without regard to net cash outflows (inflows) from returns on investments and servicing of finance and taxation.

(5) Adjusted EBITDA represents earnings before interest income, interest expense, non-operating income (expense), income taxes, depreciation, amortization and write-down and write-off of fixed assets. While EBITDA is commonly used in the telecommunications industry to analyze companies on the basis of operating performance, leverage and liquidity, it is not presented as a measure of performance in accordance with generally accepted accounting principles and should not be considered as representing net cash flow from operating activities. The items of net profit excluded from EBITDA are significant components in understanding and assessing our financial performance, and our computation of EBITDA may not be comparable to other similarly titled measures of other companies. See "Item 9. Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated statements of our cash flows contained elsewhere in this annual report.


EXCHANGE RATE INFORMATION

     China

     The following table sets forth certain information concerning exchange rates between Renminbi and US dollars for the periods indicated:


                                      NOON BUYING RATE
                 ---------------------------------------------------------
                 PERIOD
PERIOD            END             AVERAGE*           HIGH              LOW
------           ------           -------            ----              ---
                                      (RMB PER US$1)
1995             8.3374           8.3852            8.5000            8.2916
1996             8.3284           8.3395            8.3549            8.3002
1997             8.3100           8.3193            8.3290            8.2911
1998             8.3008           8.2991            8.3100            8.2778
1999             8.2795           8.2785            8.2800            8.2276

------------
* The average of the noon buying rates on the last day of each month during the relevant period.

     Hong Kong

     The following table sets forth certain information regarding the exchange rates between Hong Kong dollars and US dollars for the periods indicated:

                                                                           NOON BUYING RATE
                                                   --------------------------------------------------------------
                                                   PERIOD
PERIOD                                              END            AVERAGE*                 HIGH            LOW
------                                             ------          --------                 ------         ------
                                                                            (HK$ per US$1)

1995                                               7.7323           7.7354                  7.7665         7.7300
1996                                               7.7347           7.7341                  7.7440         7.7310
1997                                               7.7495           7.7440                  7.7550         7.7275
1998                                               7.7476           7.7465                  7.7595         7.7355
1999                                               7.7740           7.7599                  7.7814         7.7465

------------
* The average of the noon buying rates on the last day of each month during the relevant period.


DIVIDEND PAYMENTS

     The Board of Directors does not intend to recommend the payment of a dividend for the year ended December 31, 1999. As we are experiencing a period of rapid growth, the Board deems it desirable that capital be retained for additional investment, network expansion and optimization, as well as potential acquisition of quality assets. We have not declared or paid any dividends since our incorporation in September 1997.


ITEM 9. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     You should read the following discussion and analysis in conjunction with our consolidated financial statements, together with the related notes, included elsewhere in this annual report. The consolidated financial statements have been prepared in accordance with Hong Kong GAAP, which differ in certain significant respects from US GAAP. Note 28 to the consolidated financial statements summarizes the significant differences between Hong Kong GAAP and US GAAP as they relate to us and provides a reconciliation to US GAAP of net profit and shareholders' equity. In addition, Note 28 to the consolidated financial statements includes our condensed consolidated financial statements prepared and presented in accordance with US GAAP for the relevant periods. The consolidated financial statements present, and the discussion and analysis in this section pertain to, our consolidated financial position and results of operations as of and for the years ended December 31, 1997, 1998 and 1999, and reflect the results of Jiangsu Mobile from June 4, 1998, the date we acquired it and Fujian Mobile, Henan Mobile and Hainan Mobile from November 12, 1999, the date we acquired them. Our consolidated financial position and results of operations prior to September 27, 1997 represent the combined operations of Guangdong Mobile and Zhejiang Mobile.


OVERVIEW OF OUR OPERATIONS

     During 1997, 1998 and 1999, our cellular network capacity, subscriber base and operations experienced significant growth. See "Item 1. Description of Business". We believe that with the market-oriented restructuring of the telecommunications industry, as well as the development of the economy and increase in per capita income in mainland China, the telecommunications industry will continue to grow rapidly. Given the relatively low penetration rates in our markets, we believe that there is potential for significant future subscriber growth.

     Our results of operations, like those of other cellular network operators, are substantially dependent on a number of factors, including:

     - the number of subscribers;
     - the level of subscriber usage;
     - the level and structure of tariffs; and
     - interconnection, roaming and transmission line arrangements with China Mobile and other telecommunications operators.

     Like other cellular network operators in mainland China, we operate in an extensively regulated environment and our operations and financial performance are significantly affected by the Chinese government's regulation of the telecommunications industry and its restructuring. These regulations and policies may affect our interconnection and transmission line arrangements, technology and equipment standards, capital investment priorities and tariff structure. See "Item 1. Description of Business -- Regulation". Our financial performance is also subject to the economic and social conditions in mainland China and foreign currency exchange fluctuations.


THE ACQUISITION OF JIANGSU MOBILE, FUJIAN MOBILE, HENAN MOBILE AND HAINAN MOBILE MATERIALLY IMPACTED OUR FINANCIAL RESULTS

     We acquired Jiangsu Mobile on June 4, 1998 and Fujian Mobile, Henan Mobile and Hainan Mobile on November 12, 1999. We have adopted the acquisition method to account for these acquisitions under Hong Kong GAAP. Accordingly, the consolidated financial statements include the results of Jiangsu Mobile from June 4, 1998 and those of Fujian Mobile, Henan Mobile and Hainan Mobile from November 12, 1999, the respective dates of the acquisitions.

     Under US GAAP, the acquisitions of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile are considered a combination of entities under common control which would be accounted for under the "as if pooling-of-interests" method, whereby assets and liabilities are accounted for at historical cost and the accounts of previously separate companies for periods prior to the combination generally are restated on a combined basis.

     Our acquisition of Jiangsu Mobile had a material impact on our overall results of operations for 1998 and shareholders' equity as of December 31, 1998. Our acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile had a material impact on our overall results of operations for 1999 and shareholders' equity as of December 31, 1999.


WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT

     Due to the rapid development of mobile telecommunications technologies and the potentially limited life cycle of our TACS network equipment, we decided to accelerate the enhancement of our technology and to assist the migration of our TACS subscribers to the GSM network, resulting in the writing-down and writing-off of our TACS network equipment. We decided to write-down certain TACS network equipment in 1998 and 1999 in aggregate amounts of RMB 282 million and RMB 6,720 million, respectively and we decided to write-off certain TACS network equipment in 1999 in an aggregate amount of RMB 1,522 million. The carrying amount of the TACS network equipment in use at the end of 1999, before the write-down and write-off was RMB 9,767 million, representing 18.6 per cent of the carrying amount of total fixed assets. After the write-down and write-off, the carrying amount of the TACS network equipment was RMB 1,525 million. We determined the existence of impairment by comparing the carrying amount of the TACS network equipment to their future discounted net cash flows expected to be generated over the economic life of each TACS network in service at December 31, 1998 and December 31, 1999. The impairment of each TACS network in service was calculated as the amount by which the carrying amounts of the individual TACS network assets exceeded their fair value estimates based on the discounted net cash flow expected to be generated by each TACS network. Additionally, in 1999 we wrote-off certain TACS network equipment which had been removed from service. At the end of 1999, we had an aggregate of 1.6 million TACS subscribers, representing 10 per cent of our total subscribers.

     The decision to accelerate the enhancement of our technology is expected to lead to an improvement in our asset quality, maximize operational flexibility and maintain our competitiveness in light of the ongoing opening and reform of China's telecommunications industry and the increasingly competitive market environment. Concurrently, we expect to control transfer costs associated with the migration of our TACS subscribers to the GSM network. We also expect to continue to utilize the TACS network equipment prior to the physical end of the life cycle of the TACS network equipment and to identify the economic means for dismantling the equipment, so as to protect the interests of our shareholders.

NEW OPERATING ARRANGEMENTS MAY AFFECT FUTURE FINANCIAL RESULTS

     In May 2000, we entered into new agreements with China Mobile (acting on behalf of CTC) regarding inter-provincial transmission line leasing and inter-provincial interconnection and domestic and international roaming. These new agreements did not have any impact on our financial results for the year ended December 31, 1999. They may, however, affect future financial results. These new agreements are described in further detail in "Item 1. Description of Business -- Inter-provincial Transmission Line Leasing Costs", "Interconnection Revenue and Costs" and "Roaming Revenues and Costs".


OPERATING ARRANGEMENTS WE ENTERED INTO IN 1997, 1998 AND 1999 MATERIALLY IMPACTED OUR FINANCIAL RESULTS

     Our current organizational structure was established pursuant to our IPO restructuring completed in September 1997, our acquisition of Jiangsu Mobile completed in June 1998 and our acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile completed in November 1999. In connection with these transactions, we entered into various operating arrangements to facilitate the transfer of the operations from the relevant PTAs and China Mobile to us, to integrate these operations within our operating structure and to improve our overall operational efficiency. These arrangements included:

    - agreements with the PTAs with respect to interconnection revenue and costs, including an adjustment to the risk sharing arrangement with the relevant PTAs for uncollectible subscriber receivables for domestic and international long distance calls;

    - leased line agreements;

    - agreements with certain PTAs allowing us to retain local network service charge revenue;

    - service agreements with the relevant PTAs or other local service providers;

    - a change in the tax treatment of connection fees and certain surcharge revenue for our services; and

    - the revaluation of fixed assets of Guangdong Mobile and Zhejiang
      Mobile as of May 31, 1997, of Jiangsu Mobile as of December 31, 1997 and of Fujian Mobile, Henan Mobile and Hainan Mobile as of June 30, 1999.

    In addition, in October 1999 we entered into an agreement with China Mobile for inter-provincial interconnection and domestic and international roaming, which applied to all of our six subsidiaries, with effect from April 1, 1999. These arrangements are described in "-- Interconnection Arrangements" and "-- Roaming Arrangements".

    Our financial results reflect the impact of the above arrangements as of the dates they became effective. These arrangements and changes have had a material impact on our overall results of operations. In particular, the implementation of the interconnection agreements in 1997, 1998 and 1999 led to significant increases in both operating revenue (in the form of usage fees and other operating revenues) and operating expenses (in the form of interconnection and leased expenses). In addition, other operating expenses including selling, general and administrative expenses ("SG&A") increased as a result of the implementation of agreements relating to billing and collection services and distribution and sales. Depreciation expense increased as a result of the revaluation of fixed assets, while income tax increased as a result of connection fees and certain surcharges becoming fully taxable following the IPO restructuring and the acquisitions.


INTERCONNECTION ARRANGEMENTS

     Under the agreement entered into with China Mobile in October 1999, when a fixed line user in any province where we operate makes a call to a cellular subscriber outside that province using our long distance transmission lines, the fixed line operator will retain RMB 0.14 per minute out of the total long distance call charges (including long distance surcharge). We will be entitled to 20% of the balance of the long distance call charges, while China Mobile will receive the remaining 80%.

     In addition, under the agreement with China Mobile, when our GSM subscribers make calls from their respective home locations to cellular subscribers outside of their respective provinces using China Mobile's long distance transmission lines, we will keep RMB 0.14 per minute of the total long distance call charges. We will also receive 20% of the balance of the charges (including any surcharge), while China Mobile will receive the remaining 80%.


ROAMING ARRANGEMENTS

     Under the agreement entered into with China Mobile in October 1999, the caller's home service network charges the roaming caller RMB 0.60 per minute and pays RMB 0.48 to the operator of the visited network, while retaining the remaining RMB 0.12. When a cellular subscriber roams using China Mobile's inter-provincial signaling lines, both the operator of the visited network and the operator of the caller's home service network shall pay RMB 0.04 to China Mobile for the use of China mobile's signaling lines. With respect to roaming in Hong Kong, Taiwan and Macau and international locations, we continue to share roaming revenues with other cellular operators in accordance with the existing roaming arrangements between China Mobile and those operators.


GEOGRAPHICAL BREAKDOWN OF OUR OPERATIONS IN GUANGDONG, ZHEJIANG, JIANGSU, FUJIAN, HENAN AND HAINAN

     We conduct our cellular operations in Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan. Launched approximately five years earlier than our other cellular operations, our networks in Guangdong have greater capacity, serve the majority of our subscribers and account for the majority of our operating revenue, expenses and profit. As of December 31, 1999, our subscribers in Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan represented 38.1%, 18.3%, 14.9%, 16.0%, 11.1% and 1.6% of our total subscribers, respectively. During 1999, our operations in Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan accounted for 56.5%, 21.5%, 17.0%, 2.8%, 1.9% and 0.3% of our operating revenue and 61.8%, 20.3%, 12.9%, 2.9%, 1.8% and 0.3% of our operating profit, respectively. The contributions of our operations in Fujian, Henan and Hainan to operating revenue and operating profit are minimal, in part because these operations were acquired at the end of 1999. The following table sets forth certain financial information by geographical regions for 1997, 1998 and 1999:

                                                               YEAR ENDED DECEMBER 31,
                      --------------------------------------------------------------------------------------------------------------
                               1997                    1998                                           1999
                               ----                    ----                                           ----
                      GUANGDONG   ZHEJIANG  GUANGDONG  ZHEJIANG  JIANGSU   GUANGDONG  ZHEJIANG JIANGSU    FUJIAN    HENAN    HAINAN
                       MOBILE      MOBILE    MOBILE     MOBILE    MOBILE    MOBILE     MOBILE   MOBILE    MOBILE    MOBILE   MOBILE
                      ---------   --------  ---------  --------  -------   ---------  -------- -------    ------    ------   ------
Operating revenue        11,075     4,413     16,629     6,406     3,310     21,822    8,291     6,569     1,067       731      143
 (RMB in millions)
Operating margin           36.6%     31.2%      30.5%     29.3%     23.6%      38.8%    33.6%     26.9%     36.8%     34.2%    26.9%
Adjusted EBITDA margin     53.8%     50.8%      46.8%     55.9%     48.0%      55.3%    57.2%     57.3%     60.9%     52.4%    49.3%


RESULTS OF OPERATIONS

     For the reasons described above, our results of operations are not directly comparable with those in prior years as a result of our acquisitions and the material changes made to our operating agreements.

     The following table sets forth selected income statement data, expressed as percentages of operating revenue, for the periods indicated:

                                                                         YEAR ENDED DECEMBER 31,
                                                                  --------------------------------------
                                                                   1997            1998            1999
                                                                  ------          ------          ------
Operating revenue:                                                100.0%          100.0%          100.0%
  Usage fees                                                       56.3            62.0            66.8
  Monthly fees                                                     17.4            16.5            12.9
  Connection fees                                                  20.5            12.6            11.2
  Other Operating revenue                                           5.8             8.9             9.1


Operating expenses:
  Leased lines                                                          20.2            14.9             9.6
  Interconnection                                                        7.8            18.0            16.7
  Depreciation                                                          17.3            17.5            19.2
  Personnel                                                              4.9             6.1             5.8
  Other operating expenses                                              14.8            13.4            13.4
                                                                        ----            ----            ----
    Total operating expenses                                            65.0            69.9            64.7

Operating profit                                                        35.0            30.1            35.3
  Write-down and write-off of TACS network equipment                      --            (1.1)          (21.3)
Other income                                                             0.5             1.3             1.4
Finance costs                                                           (1.1)           (0.6)           (0.9)
Interest income                                                          4.2             6.1             2.0
Non-operating income (expenses)                                         (0.2)           (0.2)            0.2
                                                                        ----            ----            ----
Profit before tax and minority interests                                38.4            35.6            16.7
Income Tax                                                              (6.4)           (9.4)           (4.3)
                                                                        ----            ----            ----
Net Profit                                                              32.0%           26.2%           12.4%
                                                                        ====            ====            ====



YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     OPERATING REVENUE. We derive operating revenue principally from usage fees, monthly fees, and one-time connection fees charged to new subscribers. Usage fees represent standard local usage fees for airtime and applicable domestic and international long distance charges receivable from subscribers for the use of our cellular networks and facilities, and fees in respect of roaming out calls made by our subscribers outside their registered service areas. We also receive fees for other services we provide, including interconnection settlement revenue, fees charged for certain value added services and telephone number selection and for roaming services provided to other cellular networks' subscribers.

     Operating revenue increased 46.6% from RMB 26,345 million in 1998 to RMB 38,623 million in 1999. This increase was due primarily to the increase in usage fees as a result of subscriber growth in Guangdong and Zhejiang, the full year impact of the addition of subscribers of Jiangsu Mobile as a result of its acquisition by us and subscriber growth of Jiangsu Mobile in 1999, as well as the addition of subscribers of Fujian Mobile, Henan Mobile and Hainan Mobile following their acquisitions by us. Our total number of subscribers was 15.6 million at December 31, 1999, compared to 6.5 million at December 31, 1998. Excluding connection fees, operating revenue increased from RMB 23,022 million to RMB 34,304 million.

    Revenue from usage fees increased 57.9% from RMB 16,346 million in 1998 to RMB 25,812 million in 1999. This increase was primarily a result of the increase in total subscriber numbers and the expanded communications opportunities for subscribers as a result of the expansion and improvement of fixed line and cellular networks throughout mainland China and the expansion of the scope and variety of our services. We believe that the introduction of prepaid calling cards will generate additional usage fees which will increase the contribution of usage fees to operating revenue. As a percentage of operating revenue, usage fees increased from 62.0% in 1998 to 66.8% in 1999.

     Revenue from monthly fees increased 14.6% from RMB 4,347 million in 1998 to RMB 4,981 million in 1999 due to the increase in total subscriber numbers. The increase, however, was less than the increase in number of subscribers in 1999, primarily due to the downward adjustment in monthly fee rates charged by Guangdong Mobile, from RMB 100 in 1998 to RMB 50 in 1999 and Zhejiang Mobile, from RMB 62.5 to RMB 50 beginning April 1999. We believe that maintaining monthly fees at their current levels will help retain existing subscribers and attract new subscribers, thereby ensuring a steady contribution to operating revenue. As a percentage of operating revenue, monthly fees decreased from 16.5% in 1998 to 12.9% in 1999.

     Revenue from connection fees increased 30.0% from RMB 3,323 million in 1998 to RMB 4,319 million in 1999 due to the increase in total subscribers, partially offset by decreases in average connection fees charged to new subscribers. We believe that the reduction and possible eventual elimination of connection fees for new subscribers may help to expand our subscriber base and result in increased total subscriber usage of our cellular services, and may reduce our reliance on connection fees to drive revenue growth. As a percentage of operating revenue, connection fees decreased from 12.6% in 1998 to 11.2% in 1999.

     Other operating revenue increased 50.8% from RMB 2,329 million in 1998 to RMB 3,511 million in 1999. This increase resulted principally from an increase in interconnection services furnished to other telecommunication operators. Other operating revenue includes revenue from value added services which, although currently insignificant, we believe will increase and will become a significant source of revenue in the future.

     OPERATING EXPENSES. Operating expenses include principally leased line expenses, interconnection expenses, depreciation expense relating to our cellular network and other fixed assets, personnel expenses and other operating expenses, which primarily consist of selling and promotion expenses, network maintenance costs, provision for doubtful accounts and operating lease charges.

     Operating expenses increased 35.7% from RMB 18,410 million in 1998 to RMB 24,983 million in 1999, due primarily to increases in interconnection expenses, depreciation expense, personnel expenses and other operating expenses. Of the total increase in operating expenses, 25.9%, 42.8%, 10.1% and 24.2% was accounted for by increases in interconnection expenses, depreciation expense, personnel expenses and other operating expenses, respectively.

     Total leased line payments decreased 5.0% from RMB 3,917 million in 1998 to RMB 3,723 million in 1999, due to decreases in leased line tariffs. As a percentage of operating expenses, total leased line payments decreased from 21.3% in 1998 to 14.9% in 1999, reflecting decreases in leased line tariffs as well as greater efficiency in our utilization of leased lines.

     Interconnection expenses increased 35.8% from RMB 4,752 million in 1998 to RMB 6,453 million in 1999, due primarily to the increase of interconnection traffic and the inclusion of interconnection charges incurred by Fujian Mobile, Henan Mobile and Hainan Mobile which were not required to be settled in full when incurred in prior years. As a percentage of operating expenses, interconnection expenses remained flat at 25.8% in 1999.

     Depreciation expense increased 61.2% from RMB 4,598 million in 1998 to RMB 7,411 million in 1999, due to the increase in fixed assets following our acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile as well as increased capital expenditures that we made to improve and expand our networks. As a percentage of operating expenses, depreciation expense increased from 25.0% in 1998 to 29.7% in 1999.

     Personnel expenses increased 41.4% from RMB 1,595 million in 1998 to RMB 2,256 million in 1999, due primarily to the implementation of a performance-based compensation program to attract and retain talented employees. As a percentage of operating expenses, personnel expenses increased slightly from 8.7% in 1998 to 9.0% in 1999.

     Other operating expenses increased 44.9% from RMB 3,548 million in 1998 to RMB 5,140 million in 1999. This increase was due mainly to the introduction of additional promotional activities to attract new subscribers. Since 1998, we have implemented a number of measures in Guangdong, Zhejiang and Jiangsu provinces to control bad debt risks and fraud, such as enhanced subscriber registration procedures, the imposition of credit limits for high usage subscribers and tightened controls to improve timely payment by subscribers. As a result, provisions for doubtful accounts for Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile as a percentage of operating revenue decreased from 2.12% in 1998 to 1.92% in 1999. In addition, as a percentage of recurring revenue (i.e., total operating revenue less connection fees), provisions for doubtful accounts decreased from 2.42% to 2.17%. We have applied these credit control measures in Fujian, Henan and Hainan as well, and are currently making improvements to their recovery systems and hardware used to implement such controls. As a percentage of operating expenses, other operating expenses increased from 19.3% in 1998 to 20.6% in 1999.

     OPERATING PROFIT. Operating profit increased 71.9% from RMB 7,935 million in 1998 to RMB 13,640 million in 1999 and operating margin (operating profit as a percentage of operating revenue) increased from 30.1% to 35.3%. The increase in operating margin reflects fast subscriber growth and total usage increase as well as a more efficient network and cost structure.

     WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT. The write-down and write-off of our TACS network equipment was RMB 282 million in 1998 and RMB 8,242 million in 1999, due to the acceleration of the development of our technology. See "-- Write-down and Write-off of TACS Network Equipment".

     ADJUSTED EBITDA. Adjusted EBITDA represents earnings before interest income, interest expense, non-operating income (expenses), income taxes, depreciation and amortization, and write-down and write-off of fixed assets. Adjusted EBITDA increased 67.9% from RMB 12,869 million in 1998 to RMB 21,603 million in 1999. This increase was primarily due to the decline in leased line expenses reflecting the success of our cost control efforts. Adjusted EBITDA margin (adjusted EBITDA as a percentage of operating revenue) increased from 48.9% to 55.9%. While EBITDA is commonly used in the telecommunications industry worldwide as an indicator of operating performance, leverage and liquidity, it is not presented as a measure of performance in accordance with generally accepted accounting principles and should not be considered as representing net cash flows from operating activities.

     OTHER INCOME. Other income, which includes primarily gross profit from sales of SIM cards, handsets and accessories, increased 64.3% from RMB 336 million in 1998 to RMB 552 million in 1999. This increase reflected primarily increased sales of SIM cards and handsets resulting from the increase in subscribers to our GSM networks and a decrease in SIM card costs.

     FINANCE COSTS. Finance Costs increased 114.4% from RMB 160 million in 1998 to RMB 343 million in 1999. The increase was primarily due to the increased borrowings by Zhejiang Mobile and Jiangsu Mobile and interest on the US$600 million five-year fixed rate notes issued in 1999.

     INTEREST INCOME. Interest income decreased 52.3% from RMB 1,609 million in 1998 to RMB 767 million in 1999. The decrease was due primarily to a reduction in funds from our 1997 IPO earning interest because such funds have been utilized for network construction and our acquisition of Jiangsu Mobile in 1998.

     Non-operating income totaled RMB 70 million in 1999, as compared to an expense of RMB 51 million in 1998. The increase was mainly due to a reduction in losses from the sale of fixed assets in 1999 as compared to 1998.

     Profit before tax and minority interests decreased 31.4% from RMB 9,387 million in 1998 to RMB 6,444 million in 1999.

     TAXATION. Our income tax expense decreased 33.7% from RMB 2,486 million in 1998 to RMB 1,647 million in 1999, primarily due to the decline in profits following the write-down and write-off of our TACS network equipment. In addition, Hainan Mobile is accorded privileged tax treatment and its income is assessed at a 15% preferential tax rate, instead of the 33% statutory rate, because it is situated in the Hainan Special Administrative Zone.

     NET PROFIT. Net profit decreased 30.5% from RMB 6,900 million in 1998 to RMB 4,797 million in 1999, primarily as a result of the write-down and write-off of the TACS network equipment. Net profit margin (net profit as a percentage of operating revenue) decreased from 26.2% to 12.4%. Net profit before the write-down and write-off of the TACS network equipment was RMB 10,320 million, representing an increase of 49.6% from 1998.


YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     OPERATING REVENUE. Operating revenue increased 70.1% from RMB 15,488 million in 1997 to RMB 26,345 million in 1998, due primarily to subscriber growth in Guangdong and Zhejiang and the addition of subscribers in Jiangsu, leading to increases in usage fees and monthly fees. Excluding Jiangsu Mobile, operating revenue increased 48.7% to RMB 23,035 million in 1998. Our total number of subscribers increased 91.8% from 3.4 million at the end of 1997 to
6.5 million at the end of 1998. Excluding connection fees, operating revenue increased from RMB 12,314 million in 1997 to RMB 23,022 million in 1998.

     Revenue from usage fees increased 87.5% from RMB 8,718 million in 1997 to RMB 16,346 million in 1998. Excluding Jiangsu Mobile, usage fees increased 63.3% to RMB 14,238 million in 1998. The increase was due primarily to the increase in subscribers and the expanded communications opportunities for subscribers. In addition, as a result of the implementation of interconnection arrangements subsequent to our IPO restructuring and our acquisition of Jiangsu Mobile, usage fees in 1998 included the full amount of revenues from domestic and international long distance calls and from roaming out calls, including amounts payable to other network operators in accordance with the relevant agreements. These revenues were not included in usage fees prior to the implementation of our interconnection agreements in October 1997. As a percentage of operating revenue, usage fees increased from 56.3% in 1997 to 62.0% in 1998.

     Revenue from monthly fees increased 61.5% from RMB 2,692 million in 1997 to RMB 4,347 million in 1998, due to the increase in total subscribers. Excluding Jiangsu Mobile, monthly fees increased 46.4% to RMB 3,942 million in 1998, and replaced connection fees as the second largest component of operating revenue. As a percentage of operating revenue, however, monthly fees decreased from 17.4% in 1997 to 16.5% in 1998, due primarily to the implementation of interconnection agreements in connection with our IPO, which resulted in a change in the composition of our operating revenue.

     Revenue from connection fees increased 4.7% from RMB 3,174 million in 1997 to RMB 3,323 million in 1998, due to the increase in total subscribers. Excluding Jiangsu Mobile, connection fees decreased 8.7% to RMB 2,896 million in 1998 as a result of decreases in average connection fees charged to each new subscriber in Guangdong and Zhejiang. The average connection fee for each new subscriber decreased 28.8% from RMB 2,330 in 1997 to RMB 1,658 in 1998. As a percentage of operating revenue, connection fees decreased from 20.5% in 1997 to 12.6% in 1998.

     Other operating revenue increased 157.7% from RMB 904 million in 1997 to RMB 2,329 million in 1998, reflecting primarily increases in revenue from fees charged to subscribers of other network operators for roaming in our service areas, revenues from interconnection settlement and fees charged to subscribers for value added services. Excluding Jiangsu Mobile, other operating revenue increased 116.7% to RMB 1,959 million in 1998 as a result of the implementation of interconnection arrangements subsequent to the IPO restructuring.

     OPERATING EXPENSES. Operating expenses increased 82.7% from RMB 10,074 million in 1997 to RMB 18,410 million in 1998, due to higher leased line payments, interconnection expenses, depreciation charges, personnel expenses and other operating expenses. Excluding Jiangsu Mobile, operating expenses increased 60.5% to RMB 16,165 million in 1998. Of the total increase in operating expenses, 9.4%, 42.4%, 23.0%, 10.1% and 15.1% was accounted for by the increase in leased line payments, interconnection expenses, depreciation charges, personnel expenses and other operating expenses, respectively.

     Total leased line payments increased 25.0% from RMB 3,134 million in 1997 to RMB 3,917 million in 1998, due primarily to the acquisition of Jiangsu Mobile and network expansion to include new coverage areas, as well as to increased network transmission capacity within existing coverage areas. Excluding Jiangsu Mobile, leased line payments increased 3.4% to RMB 3,242 million in 1998. As a percentage of operating expenses, total leased line payments decreased from 31.1% in 1997 to 21.3% in 1998, reflecting greater efficiency in the utilization of leased lines and a decrease in leased line tariffs in Guangdong as a result of the implementation of the new leased line agreement in October 1997.

     Interconnection expenses increased 291.4% from RMB 1,214 million in 1997 to RMB 4,752 million in 1998 as a result of the implementation of new interconnection agreements in Guangdong and Zhejiang for the full year in 1998, compared to less than three months in 1997, as well as the implementation of a new interconnection agreement in Jiangsu from June 4, 1998 to December 31, 1998 and the general increase in the volume of roaming out and inter-network traffic during 1998. Excluding Jiangsu Mobile, interconnection expenses increased 248.6% to RMB 4,232 million in 1998. As a percentage of operating expenses, interconnection expenses increased from 12.1% in 1997 to 25.8% in 1998.

     Depreciation expense increased 71.5% from RMB 2,681 million in 1997 to RMB 4,598 million in 1998, primarily reflecting an increase in fixed assets as a result of the acquisition of Jiangsu Mobile, the full year depreciation in 1998 of assets of Guangdong Mobile and Zhejiang Mobile which were revalued as of May 31, 1997 in connection with the IPO restructuring, as well as increased capital expenditures we made to improve and expand our networks. Excluding Jiangsu Mobile, depreciation expenses increased 41.1% to RMB 3,783 million in 1998. As a percentage of operating expenses, depreciation expense decreased from 26.6% in 1997 to 25.0% in 1998.

     Personnel expenses increased 111.0% from RMB 756 million in 1997 to RMB 1,595 million in 1998, due primarily to the addition of employees in Jiangsu, the hiring of additional employees and the maintenance of a competitive salary package to retain experienced employees in 1998 to support network expansion and operation growth. Excluding Jiangsu Mobile, personnel expenses increased 89.8% to RMB 1,435 million in 1998. As a percentage of operating expenses, personnel expenses increased from 7.5% in 1997 to 8.7% in 1998.

     Other operating expenses increased 55.0% from RMB 2,289 million in 1997 to RMB 3,548 million in 1998, reflecting increases in selling and promotion expenses, network maintenance costs and provisions for doubtful accounts. Excluding Jiangsu Mobile, other operating expenses increased 39.3% to RMB 3,189 million in 1998. The increase in selling and promotion expenses was due primarily to the addition of marketing and distribution operations in Jiangsu, as well as increased efforts on marketing and distribution in Guangdong and Zhejiang. Although provisions for doubtful accounts increased in 1998, as a percentage of operating revenue, provisions for doubtful accounts decreased from 2.9% in 1997 to 2.1% in 1998. In addition, as a percentage of recurring revenue, provisions for doubtful accounts decreased from 3.6% in 1997 to 2.4% in 1998 as a result of the measures we implemented to control bad debt risks and fraud.

     OPERATING PROFIT. Operating profit increased 46.6% from RMB 5,414 million in 1997 to RMB 7,935 million in 1998. Operating margin declined from 35.0% in 1997 to 30.1% in 1998, primarily due to increased operating expenses as a result of our network expansion and development, as well as changes implemented in connection with the IPO restructuring and the acquisition of Jiangsu Mobile, coupled with slower growth in operating revenue resulting from tariff reductions (especially reductions in connection fees) and the addition of a larger number of subscribers with lower usage characteristics. Excluding Jiangsu Mobile, operating profit increased 26.9% to RMB 6,871 million in 1998, and operating margin declined from 35.0% in 1997 to 29.8% in 1998.

     WRITE-DOWN OF TACS NETWORK EQUIPMENT. The write-down of TACS network equipment of Rmb 282 million in 1998 was for TACS B network equipment of Zhejiang Mobile. There was no write-down of TACS network equipment in 1997. See"--Write-down and Write-off of TACS Network Equipment"

     ADJUSTED EBITDA. Adjusted EBITDA increased 57.3% from RMB 8,180 million in 1997 to RMB 12,869 million in 1998. Adjusted EBITDA margin decreased from 52.8% in 1997 to 48.8% in 1998. Excluding Jiangsu Mobile, adjusted EBITDA increased 37.9% to RMB 11,280 million in 1998, and adjusted EBITDA margin decreased to 49.0% in 1998.

     OTHER INCOME. Other income increased 295.3% from RMB 85 million in 1997 to RMB 336 million in 1998, reflecting primarily increased sales of SIM cards resulting from the increase in subscribers to our GSM networks and a decrease in the cost of SIM cards.

     FINANCE COSTS. Finance Costs decreased 8.6% from RMB 175 million in 1997 to RMB 160 million in 1998, primarily due to the repayment in 1998 of a portion of our borrowings and decreased borrowing as a result of the use of proceeds from our initial public offering in October 1997 to finance our capital requirements.

     INTEREST INCOME. Interest income increased from RMB 656 million in 1997 to RMB 1,609 million in 1998 primarily due to the interest income earned for the full year in 1998 on the remaining proceeds from our initial public offering in October 1997, as compared to interest income earned on such proceeds in less than three months in 1997.

     Non-operating expenses increased 88.9% from RMB 27 million in 1997 to RMB 51 million in 1998.

     Profit before tax and minority interests increased 57.7% from RMB 5,953 million in 1997 to RMB 9,387 million in 1998.

     TAXATION. We incurred income tax expense of RMB 991 million in 1997 and RMB 2,486 million in 1998, reflecting an effective tax rate of 16.6% and 26.5%, respectively. The increase in the effective tax rate was primarily due to the fact that connection fee revenue and certain surcharge revenues in Guangdong and Zhejiang were subject to taxation for the full year in 1998, compared to less than three months in 1997, as well as the taxation of similar revenue items for Jiangsu Mobile after it completed its registration in August 1998 as a wholly foreign-owned enterprise as a result of its acquisition by us.

     NET PROFIT. Net profit increased 39.2% from RMB 4,955 million in 1997 to RMB 6,900 million in 1998. Net profit margin decreased from 32.0% to 26.2%.


LIQUIDITY AND CAPITAL RESOURCES

WORKING CAPITAL, CASH FLOWS AND FINANCING

     As of December 31, 1999, we had a working capital surplus (current assets minus current liabilities) of RMB 14,031 million and cash and cash equivalents of RMB 19,349 million, compared to RMB 7,083 million and RMB 17,481 million, respectively, as of December 31, 1998. The increase in working capital and cash and cash equivalents in 1999 was due primarily to the earnings from operations in 1999 and the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile. As of December 31, 1998 and December 31, 1999, accounts receivable totaled
RMB 2,482 million and RMB 4,957 million, respectively. The increases in accounts receivable were primarily a result of increased sales of our services and the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile. Short-term and long-term bank and other loans totaled RMB 6,328 million and RMB 6,576 million as at December 31, 1998 and December 31, 1999, respectively.

     The following table summarizes certain cash flow information for the periods indicated.

                                                                                     YEAR ENDED DECEMBER 31,
                                                                               -----------------------------------
                                                                                1997         1998          1999
                                                                               ------       ------        ------
                                                                                8,825        13,567        21,662
Net cash inflows from operating activities
Net cash outflow from returns on investments and servicing of                    (622)         (123)       (1,989)
 finance and taxation
                                                                               ------       -------       -------
Net cash outflow from investing activities                                     (5,327)      (36,357)      (36,117)
Net cash inflow (outflow) before financing activities                           2,876       (22,913)      (16,444)
                                                                               ------       -------       -------
Net cash inflow from financing activities                                      34,218           325        18,337
                                                                               ------       -------       -------
Increase (decrease) in cash and cash equivalents                               37,094       (22,588)        1,893
                                                                               ------       -------       -------

     Net cash inflows from operating activities increased from 1997 to 1999, generally reflecting the growth in operating revenue due to the increase in our subscriber base through internal growth and acquisitions.

     Net cash outflow from returns on investments and servicing of finance and taxation decreased from 1997 to 1998 primarily due to an increase in interest received on the proceeds of our initial public offering, which more than offset a significant increase in Chinese income tax paid. Net cash outflow from returns on investments and servicing of finance and taxation increased from 1998 to 1999, primarily due to a significant increase in Chinese income tax paid and a substantial decrease in interest received as a result of the application of the proceeds from our initial public offering towards the acquisition of Jiangsu Mobile.

     Net cash outflow from investing activities increased significantly from 1997 to 1998, primarily due to the payment of the consideration for the acquisition of Jiangsu Mobile and an increase in deposits with banks in 1998 as well as increased equipment purchases in connection with our network expansion. Net cash outflow from investing activities remained at a high level for 1999, primarily due to the payment of the consideration for the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile.

     Net cash inflow from financing activities reflects net borrowings or repayments of debt, but excludes credit extended to us by equipment suppliers for additions to construction in progress. Net cash inflow from financing activities increased significantly in 1997 as a result of our initial public offering and decreased in 1998 as a result of repayments of bank and other loans. Net cash inflow from financing activities increased significantly in 1999 as compared to 1998, primarily due to the proceeds received from the US$600 million global bond offering conducted in November 1999.

     The majority of the net proceeds from the global bond offering and the US$2 billion concurrent equity offering were used to finance the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile.


INDEBTEDNESS

     As of December 31, 1997 and 1998 and 1999, our aggregate long-term bank and other loans (excluding current portions) totaled RMB 2,870 million, RMB 991 million and RMB 2,225 million, respectively, and our short-term bank and other loans (including the short-term portion of long-term loans) totaled RMB 2,147 million, RMB 5,337 million and RMB 4,351 million, respectively. Our short-term loans increased in 1998 mainly due to the inclusion of the short-term loans of Jiangsu Mobile upon its acquisition by us. Our long-term loans increased in 1999 due to the inclusion of the long-term loans of Fujian Mobile and Henan Mobile upon their acquisition by us. Total scheduled long-term loans payable in 2000, 2001 and 2002 will be approximately RMB 394 million, RMB 976 million and RMB 952 million, respectively. We currently plan to repay loan amounts due using cash in hand and cash from our operating activities. Capital lease obligations totaled RMB 175 million at December 31, 1999.

     On November 2, 1999, we issued unsecured fixed rate notes with a principal amount of US$600,000,000 due on November 2, 2004. The notes bear interest at the rate of 7.875% per annum and such interest is payable semi-annually on May 2 and November 2 of each year, commencing May 2, 2000.


CAPITAL EXPENDITURES

     Capital expenditures during 1997, 1998 and 1999 were RMB 8,719 million,
RMB 15,030 million and RMB 16,568 million, respectively. Capital expenditures we made were principally for the development, optimization and expansion of our GSM networks and for the testing of new 2.5G technologies.

     We anticipate that we will require approximately RMB 86,323.4 million to finance our capital expenditures for 2000, 2001 and 2002.

     The following table sets forth our planned capital expenditure requirements for the periods indicated. Actual future capital expenditures may differ from the amounts indicated below.

                                     2000              2001             2002
                                   --------          --------         --------
                                                  (RMB IN MILLIONS)
      Capital Expenditures         27,818.9          30,243.1         28,261.4


     Prior to our initial public offering, we relied on a combination of cash generated from operations, short-term and long-term bank and other borrowings (including borrowings from the Guangdong PTA and the Zhejiang PTA) and credit from equipment suppliers for our capital expenditures and other capital requirements. Following our initial public offering, we have funded capital requirements primarily with the proceeds from that offering, cash generated from operations and, to the extent necessary, short-term borrowings. We believe that cash in hand and cash generated from future operations will be sufficient to fund most of the capital expenditures and working capital necessary for the planned network expansion and continued growth of our cellular operations through the end of 2002. If necessary, we may seek to obtain additional sources of financing to fund our network expansion and possible future acquisitions.


FOREIGN EXCHANGE

     We maintain our accounts in Renminbi and substantially all of our revenue and expenses are denominated in Renminbi. Our capital expenditures, a major portion of which were denominated in U.S. dollars and incurred in connection with our purchase of imported equipment, totaled the equivalent of RMB 8,719 million, RMB 15,030 million and RMB 16,568 million, for 1997, 1998 and 1999, respectively. In addition, we also incur interest expense on foreign currency (mainly U.S. dollar) denominated borrowings. U.S. dollar-denominated long-term loans (excluding current portions) totaled the equivalent of RMB 2,370 million, RMB 991 million and RMB 706 million at December 31, 1997, December 31, 1998 and December 31, 1999, respectively, constituting 82.6%, 100% and 31.7% of our total long-term loans (excluding current portions) as of those dates, respectively.

     All of our current operating subsidiaries are incorporated in mainland China. Under the current foreign exchange system in mainland China, our subsidiaries may not be able to hedge effectively against currency risk, including any possible future Renminbi devaluation.

     Each of our operating subsidiaries is able to purchase foreign exchange for settlement of current account transactions, as defined in applicable regulations, in order to satisfy its foreign exchange requirements.


US GAAP RECONCILIATION

     Our consolidated financial statements are prepared in accordance with Hong Kong GAAP, which differ in certain significant respects from US GAAP. Under Hong Kong GAAP, we adopted the acquisition method to account for the purchase of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile. Under the acquisition method, the acquired results of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile were included in the results of operations from the date of their respective acquisitions. Goodwill arising on the acquisition date, being the excess of the cost over the fair value of our share of the separable net assets acquired, was eliminated against reserves immediately on acquisition.

     For US GAAP, as a result of us and Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile being under common control prior to the acquisition, the acquisitions were considered a "combination of entities under common control". Under US GAAP, combinations of entities under common control are accounted for under the "as if pooling-of-interests" method, whereby assets and liabilities are accounted for at historical cost and the financial statements of previously separate companies for periods prior to the combination generally are restated on a combined basis. The cash consideration we paid has been treated as an equity transaction in the year of the respective acquisitions for US GAAP purposes.

     In addition, there are other differences between Hong Kong GAAP and US GAAP for the periods presented that relate primarily to:

     - the computation of capitalized interest;

     - the revaluation of fixed assets under Hong Kong GAAP, including the revaluation in connection with our IPO restructuring and our acquisition of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile;

     - the recognition of deferred income taxes;

     - the non-recognition under Hong Kong GAAP of certain employee housing scheme costs that we bore; and

     - the treatment of share options we grant to directors and employees.

     Additionally, connection fee revenue was recognized as received for both Hong Kong GAAP and US GAAP for all periods presented to June 30, 1999. Beginning July 1, 1999, we adopted a new accounting policy under US GAAP to defer connection fees received in excess of direct costs and recognize such deferred amount over the estimated customer usage period for the related service. This change in accounting policy for US GAAP has significantly impacted the timing of connection fee revenue recognized.

     Disclosure relating to these differences can be found in Note 28 of the consolidated financial statements. In addition, the condensed consolidated balance sheets as of December 31, 1998 and 1999 and the condensed consolidated statements of income, total shareholders' equity and cash flows for the years ended
December 31, 1997, 1998 and 1999 prepared and presented under US GAAP have been included in Notes 28 and 29 of the consolidated financial statements to reflect the impact of the significant differences between Hong Kong GAAP and US GAAP.


ITEM 9A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are subject to market rate risks due to fluctuations in interest rates. The majority of our debt is in the form of long-term, fixed- and variable-rate bank and other loans with original maturities ranging from one to five years. Accordingly, fluctuations in interest rates can lead to significant fluctuations in the fair value of these debt instruments. From time to time, we may enter into interest rate swap agreements designed to mitigate our exposure to interest rate risks, although we did not consider it necessary to do so in 1999.

     We are also exposed to foreign currency risk as a result of our telecommunications equipment being sourced substantially from overseas suppliers. Specifically, our foreign currency exposure relates primarily to our foreign currency-denominated short- and long-term debt, our firm purchase commitments and, to a limited extent, cash and cash equivalents denominated in foreign currencies. We may, from time to time, enter into currency swap agreements and foreign exchange forward contracts designed to mitigate our exposure to foreign currency risks, although we did not consider this to be necessary in 1999. Our foreign currency hedging activity generally is expected to be limited to hedging of specific future commitments and long-term debt denominated in foreign currencies.

     The following table provides information regarding our interest rate-sensitive financial instruments, which consist of fixed and variable rate short-term and long-term debt obligations, as of December 31, 1999 and 1998.

                                                                                                                       AS OF
                                                                                    AS OF DECEMBER 31, 1999       DECEMBER 31, 1998,
                                                                                 -----------------------------    ------------------
                                                                                                TOTAL              TOTAL
                                                  EXPECTED MATURITY DATE                      RECORDED   FAIR     RECORDED      FAIR
                                       2000     2001     2002     2003   2004    THEREAFTER    AMOUNT    VALUE     AMOUNT      VALUE
                                      -----    -----    -----    -----   ----    ----------   --------   -----    --------     -----
                                                        (RMB EQUIVALENT IN MILLIONS, EXCEPT INTEREST RATES)
Debt:
Fixed rate bank and other loans       4,123      165      765      215     83            --      5,351   5,386       5,963     5,786
  Average Interest Rate                6.09%    7.50%    7.54%    7.51%  7.50%           --       6.42%     --        7.08%
Variable rate bank and other loans      228      811      186       --     --            --      1,225   1,225         366       366
  Average interest rate*               6.11%    6.05%    5.93%      --     --            --       6.04%     --        6.07%

------------
* The interest rates for variable rate bank and other loans are calculated based on the year-end indices.


     The following table provides information regarding our foreign currency-sensitive financial instruments and transactions, which consist of cash and cash equivalents, short- and long-term debt obligations and capital commitments as of December 31, 1999 and 1998.

                                                                                                                       AS OF
                                                                                    AS OF DECEMBER 31, 1999       DECEMBER 31, 1998,
                                                                                 -----------------------------    ------------------
                                                                                                TOTAL              TOTAL
                                                                                              RECORDED   FAIR     RECORDED      FAIR
                                       2000     2001     2002     2003   2004    THEREAFTER    AMOUNT    VALUE     AMOUNT      VALUE
                                      -----    -----    -----    -----   ----    ----------   --------   -----    --------     -----
                                                        (RMB EQUIVALENT IN MILLIONS, EXCEPT INTEREST RATES)
On-balance sheet financial
 instruments:
Cash and cash equivalents:
  in U.S. dollars                     5,071       --       --       --     --            --      5,071   5,071       1,103     1,103
  in Hong Kong dollars                2,083       --       --       --     --            --      2,083   2,083       6,937     6,937
Debt:
  Fixed rate bank and other loans
   (U.S. dollar)                        165      165      165      165     84            --        744     751       1,016       840
  Average interest rate                7.50%    7.50%    7.50%    7.50%  7.50%           --       7.50%     --        7.39%
  Variable rate bank and other
   loans (U.S.  dollar)                 119      119        8       --     --            --        246     246         366       366
  Average interest rate*               6.80%    6.80%    5.75%      --     --            --       6.77%     --        6.07%
Off-balance sheet commitments
  Capital commitments authorized
   and contracted for in U.S. dollars 4,932       --       --       --     --            --      4,932   4,932       3,088     3,088

------------
* The interest rates for variable rate bank and other loans are calculated based on the year-end indices.

ITEM 10.  DIRECTORS AND OFFICERS OF REGISTRANT.

     The following table sets forth certain information concerning our directors and executive officers as of December 31, 1999.

NAME                                  AGE      POSITION                                            MEMBER SINCE
----                                  ---      --------                                            ------------
Wang Xiaochu                           42      Chairman; President                                     1999
Li Ping                                46      Vice Chairman; Executive Vice President; Joint          1997
                                               Company Secretary
Ding Donghua                           63      Director; Chief Financial Officer                       1997
Li Gang                                43      Director                                                1999
Xu Long                                43      Director                                                1999
He Ning                                38      Director                                                1998
Liu Ping                               54      Director                                                1999
Yuan Jianguo                           49      Director                                                1999
Wei Yiping                             48      Director                                                1999
Cui Xun                                61      Vice Chairman (Non-Executive Director)                  1997
Arthur Li Kwok Cheung                  54      Independent Non-Executive Director                      1997
Antony Leung Kam Chung                 48      Independent Non-Executive Director                      1997

     Mr. Wang Xiaochu is our Chairman and President. Mr. Wang is in charge of our overall management. In April 2000, Mr. Wang was appointed Vice President of China Mobile. Prior to joining us, Mr. Wang served as the Director General of the Tianjin PTA. He also served as Director and Deputy Director of the Hangzhou PTB in Zhejiang province. He was responsible for the development of China Telecom system's telephone network management systems and various other information technology projects. Mr. Wang graduated from the Beijing University of Posts and Telecommunications in 1980 and has over 19 years of management experience in the telecommunications industry.

     Mr. Li Ping is a Vice Chairman, our Executive Vice President and our Joint Company Secretary. Mr. Li is in charge of our business operations and investor relations. He previously served as Deputy Director General of the CTC and Deputy Director General of the Heilongjiang PTA. He graduated from the Beijing University of Posts and Telecommunications in 1976 and received an MBA degree from the State University of New York in 1989. Mr. Li has over 21 years' operational and management experience in the telecommunications industry.

     Mr. Ding Donghua is a Director and our Chief Financial Officer. Mr. Ding is in charge of our overall financial management. He was previously the Chief Economist, Chief Accountant, Deputy Chief Economist and Department Director of the Guangdong PTA. He graduated from the Beijing University of Posts and Telecommunications in 1961 and has 38 years' management experience in the telecommunications industry, as well as in economics and finance.

     Mr. Li Gang is a Director. He is also the Vice Chairman and President of Guangdong Mobile. Mr. Li previously served as Director of Guangdong Mobile Communications Bureau and a Director of the Telecommunications Maintenance Department of the Guangdong PTA. Mr. Li graduated from Beijing University of Posts and Telecommunications in 1985 and has over 26 years of experience in the telecommunications industry.

     Mr. Xu Long is a Director. He is also the Chairman and President of Zhejiang Mobile. Mr. Xu previously served as a Deputy Director of the Zhejiang PTA and a Deputy Director of the Shaoxing PTB in Zhejiang province. Mr. Xu graduated from Zhejiang University of Broadcasting and Television in 1985. He is a senior economist and has over 22 years of experience in the telecommunications industry.

     Mr. He Ning is a Director. Mr. He is responsible for the mobile telecommunications operations in Jiangsu Province. Mr. He is also the Chairman and President of Jiangsu Mobile. Mr. He previously served as a Deputy Director General of the Jiangsu PTB, the Director and Deputy Director of the Jiangsu Mobile Communications Bureau, and Deputy Director of the Zhenjiang CCTB in Jiangsu province. He graduated from the Nanjing Institute of Posts and Telecommunications in 1983, and has 16 years of experience in the telecommunications industry.

     Mr. Liu Ping is a Director. He is also the Chairman and President of Fujian Mobile. Mr. Liu previously served as a Deputy Director of the Fujian PTA and Director of the Fuzhou PTB. Mr. Liu graduated from Nanjing Institute of Posts and Telecommunications in 1985 and has over 22 years of experience in the telecommunications industry.

     Mr. Yuan Jianguo is a Director. He is also the Chairman and President of Henan Mobile. Mr. Yuan previously served as the Deputy Director of the Henan PTA and as a Director and Deputy Director of the Henan Mobile Communications Bureau. Mr. Yuan holds a masters degree in Economics Law from Chinese Academy of Social Sciences and has 29 years of experience in the telecommunications industry.

     Mr. Wei Yiping is a Director. He is also the Chairman and President of Hainan Mobile. Mr. Wei previously served as the Deputy Director of the Hainan PTA and as Director of the Sanya PTB. Mr. Wei graduated from the Xi'an Foreign Languages Institute and has 29 years of experience in the telecommunications industry.

     Mr. Cui Xun is a Vice Chairman. Mr. Cui is also the Director General of the Guangdong PTA and the Chairman of Guangdong Mobile. He has served as Deputy Director General and Chief Engineer of the Guangdong PTA as well as Chief Engineer, Deputy Director and Deputy Chief Engineer of the Guangzhou CCTB in Guangdong province. Mr. Cui graduated from the Beijing University of Posts and Telecommunications in 1962. He has 37 years of experience in the telecommunications industry.

     Professor Arthur Li Kwok Cheung is a Director. Professor Li is the Vice Chancellor of the Chinese University of Hong Kong, a Non-Executive Director of Glaxo Wellcome plc, a Director of the Bank of East Asia Limited and a Non-Executive Director and Chairman of the Board of Regal Hotel Group plc. He holds a doctorate degree in medicine from Cambridge University and an honorary doctorate degree in science. He previously served as a board member of the Hong Kong Hospital Authority and as President of the College of Surgeons of Hong Kong. Professor Li has been an Advisor on Hong Kong Affairs to the People's Republic of China and a Member of the Basic Law Consultative Committee and was a Member of the Preparatory Committee of the Special Administrative Region of the National People's Congress, a Member of the Selection Committee of the First Government of the Hong Kong Special Administrative Region and a Committee Member of the Ninth Annual Chinese People's Political Consultative Conference.

     Mr. Antony Leung Kam Chung is a Director. Mr. Leung is Chairman for the Asia Pacific region of The Chase Manhattan Bank. He graduated from the University of Hong Kong and completed the Advanced Management Program at Harvard Business School. Mr. Leung's public service appointments include Member of the Executive Council of the Hong Kong Special Administrative Region, Chairman of the Education Commission and Member of the Exchange Fund Advisory Committee.

     There is no family relationship between any of our directors or executive officers and any other of our directors or executive officers.


ITEM 11.  COMPENSATION OF DIRECTORS AND OFFICERS.

     The aggregate amount of compensation that we paid to our directors and executive officers during 1999 for services performed as directors, officers or employees was HK$10,564,347 (US$1,361,104).

ITEM 12.  OPTIONS TO PURCHASE SECURITIES FROM REGISTRANT OR SUBSIDIARIES.

     We have adopted a share option scheme pursuant to which our directors may, at their discretion, invite our employees, including executive directors, or employees of our subsidiaries, to take up options to subscribe for ordinary shares up to a maximum aggregate number of ordinary shares equal to 10% of our total issued share capital. The consideration payable by a participant for the grant of an option under the share option scheme will be HK$1.00. The price for a share payable by a participant upon the exercise of an option will be determined by our directors in their discretion, except that such price may not be set below a minimum price which is the higher of (i) the nominal value of a share and (ii) 80% of the average of the closing prices of ordinary shares on the Hong Kong Stock Exchange on the five trading days immediately preceding the date of grant of the option. The period during which an option may be exercised will be determined by the directors in their discretion, except that no option may be exercised later than 10 years after the adoption date of the scheme.

     On April 20, 1999, Shi Cuiming, our former Chairman and Chief Executive Officer, exercised options to purchase an aggregate of 2,900,000 ordinary shares, and Chen Zhaobin, our former Vice Chairman and President, exercised options to purchase an aggregate of 2,600,000 shares, each at the exercise price of HK$11.10 per share. On September 9, 1999, each of Lu Errui and Zhu Jianhua, who were our former Directors, exercised options to purchase 1,000,000 shares, each at the exercise price of HK$11.10 per share.

     As of December 31, 1999, options exercisable for an aggregate of 12,700,000 shares had been granted to the following directors under our share option scheme and were outstanding:

     These following options are exercisable at a price of HK$11.10 per share through March 8, 2006.

 DIRECTOR                           NUMBER OF SHARES COVERED BY OPTIONS
Li Ping                                         2,400,000
Ding Donghua                                    2,100,000

     The following options are exercisable at a price of HK$33.91 per share through October 7, 2007.

DIRECTOR                            NUMBER OF SHARES COVERED BY OPTIONS
Wang Xiaochu                                    3,900,000
Li Ping                                         1,200,000
Ding Donghua                                    1,100,000
Li Gang                                         1,000,000
He Ning                                         1,000,000

     On April 25, 2000, options exercisable for an aggregate of 31,590,000 shares were granted to employees under our share option scheme and are outstanding. The options are exercisable at a price of HK$45.04 per share through October 7, 2007. Options exercisable for 5,594,000 shares of the 31,590,000 shares were granted to the following directors:

DIRECTOR                           NUMBER OF SHARES COVERED BY OPTIONS
Wang Xiaochu                                   200,000

DIRECTOR                                             NUMBER OF SHARES COVERED BY OPTIONS
Li Ping                                                                200,000
Ding Donghua                                                           200,000
Li Gang                                                                180,000
Xu Long                                                              1,170,000
He Ning                                                                166,000
Liu Ping                                                             1,162,000
Yuan Jianguo                                                         1,160,000
Wei Yiping                                                           1,156,000


ITEM 13.  INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS.

     As of December 31, 1999, China Mobile indirectly owns an aggregate of 75.03% of our issued share capital. Each of the MII and China Mobile has undertaken that:

     - they will extend their full support to our present operations and future development;

     - we will be the only cellular telecommunications services company operating in mainland China regulated by the MII under China Mobile's control that will be listed on any securities exchange in Hong Kong or outside China;

     - to the extent within the MII's scope of regulation or China Mobile's control (as the case may be), we will be treated equally with any other cellular network operators in respect of all approvals, transactions and arrangements between us and other entities regulated by the MII or between us and other cellular telecommunications operators controlled by China Mobile (as the case may be);

     - China Mobile and the provincial entities under its control will not, and the MII will not allow them to, participate, directly or indirectly, in the provision of cellular telecommunications services in any province in which we currently operate or may operate in the future; and

     - China Mobile will contribute to us, at our option, the entire interest, if any, held by it in any CDMA project in any province in which we operate, when and if the CDMA project, after trial operations, becomes commercially feasible. We will also have the option to operate additional communications services that fall within China Mobile's scope of business (including the development and commercial operation of services using new technology such as 3G cellular technology).

     With respect to the third undertaking by the MII listed above, in some areas (such as tariff setting), the MII shares regulatory responsibilities with other government authorities. In these cases, the MII undertaking may not be effective.

     In connection with our IPO restructuring in 1997, we entered into various agreements with the CTC and certain other entities within the China Telecom system.

     In connection with our acquisition of Jiangsu Mobile, we entered into similar transactions with the Jiangsu PTA and the CTC in 1998. Some of these arrangements have been revised in connection with the industry restructuring. In connection with our acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile, in 1999, each operating subsidiary entered into similar arrangements with China Mobile, the CTC and the relevant provincial PTAs. These transactions and the key changes are described below. We cannot predict what further effects, if any, the restructuring of the telecommunications industry in mainland China may have on these arrangements.


LEASING OF OFFICES AND SITES FOR NETWORK EQUIPMENT

     The Guangdong, Zhejiang and Jiangsu PTAs have leased certain premises to us for use as offices, retail outlets, warehouses and sites for locating equipment for terms of between three to fifty years. Similar agreements were entered into between Fujian Mobile, Henan Mobile and Hainan Mobile and the relevant provincial PTAs for terms of between six months and one year. These agreements are renewable for another year (in the case of Fujian) or on an annual basis (in the case of Henan and Hainan). The rental payments under these lease agreements are determined with reference to market rates. In Fujian, Fujian Mobile also leases to Fujian PTA certain properties under similar terms.

     In addition, Fujian Mobile, Henan Mobile and Hainan Mobile lease from subsidiaries of China Mobile various properties for cell sites and switching equipment.

     Our current Hong Kong head office is leased from Fu Hao Properties Limited, a wholly-owned subsidiary of CTHKG.


LEASING OF TRANSMISSION LINES

     We lease certain transmission lines from the Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan PTAs in order to link our base transceiver stations, base station controllers and mobile switching centers and to interconnect our network to the fixed line network and the cellular networks of other operators.

     In August 1999, each of Fujian Mobile, Henan Mobile and Hainan Mobile entered into two agreements in relation to the leasing of local and intra-provincial long distance transmission lines with the relevant provincial PTAs. These agreements were retroactively effective from April 1, 1999, valid for one year (in the case of Hainan) or through December 31, 1999 (in the case of Fujian and Henan). The agreements are automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

     Lease payments are standardized and are based on tariff schedules stipulated by the MII in consultation with the SDPC from time to time, which are applicable to other cellular and fixed line operators. We were entitled to a 30% volume discount on the standardized lease payments payable for the period from April 1, 1999 until the MII implemented new tariff schedules. The relevant regulatory authorities informed us that they reduced standard tariff rates by an average of 30% with retroactive effect from October 1, 1999 and, as a result, the 30% discount originally enjoyed by us was discontinued as of that date. We subsequently negotiated a new discount rate of 20% with respect to our lease payments in connection with the leasing of transmission lines.

     In addition, in May 2000 we entered into a new agreement with China Mobile in relation to the leasing of inter-provincial transmission lines. This agreement is described in "Item 1. Description of Business -- Inter-provincial Transmission Line Leasing Costs".


INTERCONNECTION ARRANGEMENTS

     Our networks interconnect with the fixed line network, allowing our subscribers to communicate with fixed line users and subscribers of other cellular networks and to make and receive domestic and international long distance calls. Interconnection agreements were initially entered into between Guangdong Mobile and the Guangdong PTA in October 1997, between Zhejiang Mobile and the Zhejiang PTA in September 1997, and between Jiangsu Mobile and the Jiangsu PTA in April 1998. These interconnection arrangements have been replaced by new agreements that we entered into with the relevant PTAs in accordance with measures adopted by the MII and applicable to all operators in the industry. Fujian Mobile, Henan Mobile and Hainan Mobile also entered into similar agreements in August 1999 with the relevant PTAs. The agreements, which were initially effective through December 31, 1999, are automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term. In addition, we entered into a new agreement with China Mobile regarding settlement of inter-provincial long distance calls in May 2000 which supercedes our previous agreement with China Mobile. This agreement is described in "Item 1. Description of Business -- Interconnection Revenue and Costs".


BILLING AND ACCOUNT PROCESSING SERVICES

     Zhejiang Mobile's billing services agreement with the Zhejiang PTA expired and will not be renewed. Zhejiang Mobile currently handles its own billing processing.

     Fujian Mobile, Henan Mobile and Hainan Mobile entered into billing services agreements with the relevant PTAs in August 1999. Pursuant to these agreements, the PTAs will provide to the relevant companies billing and accounts processing services for their cellular operations, including the preparation of customer invoices. In return, the PTAs charge a monthly handling fee of RMB 0.50 per mobile telephone number.

     The initial term of the agreements in Fujian and Henan expired on December 31, 1999 while the agreement in Hainan expired on April 1, 2000. The Henan agreement was automatically renewed for another year. The agreements in Fujian and Hainan are automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.


COLLECTION SERVICES

     The agreement between Guangdong Mobile and the Guangdong PTA for payment collection services is still in effect. The agreement between Jiangsu Mobile and the Jiangsu PTA for payment collection services expired and will not be renewed. Jiangsu Mobile currently handles its own payment collections.

     Fujian Mobile, Henan Mobile and Hainan Mobile entered into agreements with the relevant PTAs for certain payment collection services in these provinces. Pursuant to these agreements, each of the companies pay a fee of RMB 0.01 to the relevant PTA for each RMB 1.00 collected. The agreements were effective from April 1, 1999 (in the case of Fujian and Hainan) or July 1, 1999 (in the case of Henan) and valid for terms of between six months and one year. The agreements for Fujian and Hainan will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.


DISTRIBUTION AND MARKETING ARRANGEMENTS

     We market and sell our cellular services in Zhejiang and Jiangsu and GSM services in Guangdong, in part, through authorized dealers within the China Telecom system, pursuant to marketing agreements between Guangdong Mobile and the Guangdong PTA and between Zhejiang Mobile and the Zhejiang PTA, each entered into in September 1997, and pursuant to an agency agreement between Jiangsu Mobile and the Jiangsu PTA, entered into in April 1998. The agreement in Guangdong expired in October 1999 and has not yet been renewed. The agreement in Zhejiang was renewed on February 17, 2000. The agreement in Jiangsu is for an initial term of five years from January 1, 1998 and will be automatically renewed for another year unless Jiangsu Mobile notifies the Jiangsu PTA of its intention to terminate at least three months prior to the expiration of the term. Jiangsu Mobile also has its own new distribution network.

     Fujian Mobile, Henan Mobile and Hainan Mobile entered into agency agreements in August 1999 with the relevant PTAs to market and sell cellular services in the relevant provinces. The agreements were effective from April 1, 1999 (in the case of Fujian and Hainan) or July 1, 1999 (in the case of Henan) and valid for terms of between six months and one year. These agreements will be automatically renewed for another year unless Fujian Mobile, Henan Mobile and Hainan Mobile notify the relevant PTA of its intention to terminate at least three months prior to the expiration of the term.

     Service fees payable by Fujian Mobile in respect of such sales arrangements are to be agreed upon between the parties to the agreement but cannot be less than the fees we pay to independent dealers. In Henan, the service fee payable to the Henan PTA is RMB 250 per new subscriber, and an agency fee equal to 5% of the total sales value of all pre-paid card sales. In Hainan, the service fee payable to the Hainan PTA is RMB 250 (for bulk sales) or RMB 150 (for retail sales) per new subscriber, plus a service fee equal to 5% (for bulk sales) or 4% (for retail sales) of the total sales value of all pre-paid card sales.


ROAMING ARRANGEMENTS

     We offer automatic roaming services to our subscribers, which permits subscribers to make and receive telephone calls while they are outside of their registered service area, including in the coverage areas of other cellular systems with which the user's home system has a roaming arrangement. The MII has promulgated regulations governing the sharing of roaming usage revenue among cellular operators within the China Telecom system. Our arrangement with China Telecom for domestic and international roaming was initially entered into in September 1997 in connection with our IPO. In October 1999, we entered into a new agreement with China Mobile which was superceded by the agreement entered into with China Mobile in May 2000 which will be valid for two years commencing on April 1, 1999, and renewable on an annual basis. The arrangements under the new agreement are described in "Item 1. Description of Business -- Roaming Revenue and Costs".


LICENSING OF TRADEMARK

     The CTC is the owner of the "China Telecom" logo. Pursuant to a non-exclusive agreement entered into between the CTC and us in September 1997, we have obtained the right to use the "China Telecom" trademark for a term of six years from October 20, 1997, or such period that the CTC shall have the right to the trademark, whichever period is longer. No license fee is payable by us in respect of the first three years and the fees payable thereafter, if any, shall be no less favorable than fees paid by other entities within the China Telecom system for the use of the trademark. The agreement was supplemented in April 1998 to extend the license arrangement to Jiangsu Mobile. The CTC may license the trademark to other affiliated parties, but may not unilaterally terminate the license agreement.

     Pursuant to a supplemental agreement entered into between the CTC and us in September 1999, the CTC has granted to Fujian Mobile, Henan Mobile and Hainan Mobile, the right to use the trademark for the same term as the original license agreement.

     China Mobile has applied for trademark registration of the "China Mobile" name and logo in mainland China and Hong Kong. Pursuant to a non-exclusive license agreement we entered into in October 1999 with China Mobile, we have obtained the right to use the name and logo for a term of six years. No license fee is payable by us for the period up to the third anniversary of the date when the registration of the name and logo becomes effective. The parties will negotiate any fees payable after that period, provided that the fees cannot exceed the fees that China Mobile charges its affiliates. China Mobile may terminate the license agreement if it no longer has any beneficial interests in us.


SPECTRUM FEES

     The MII and the MOF jointly determine the standardized spectrum fees payable to the MII by all cellular operators in mainland China, including us. Based on this standardized fee scale, China Mobile determines the allocation of spectrum usage fees to be paid by each cellular operator under its control and the aggregate sum paid to the MII. In October 1999, we entered into an agreement with China Mobile which grants our existing networks the exclusive right to use the frequency spectrum and telephone number allocated to us. For the usage of the 800/900 MHz and 1800 MHz frequency band, the charges will be shared between our and China Mobile's networks. Sixty per cent of the charges will be based on the number of base stations at the end of the previous year and 40% will be based on the bandwidth of the spectrum used. The agreement is valid for one year and will be automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.

     In 1999, we paid spectrum fees of approximately RMB 11.7 million (including RMB 1.3 million paid by Fujian Mobile, Henan Mobile and Hainan Mobile).

LEASING OF SYNCHRONIZED CLOCK PORTS

     Each of Fujian Mobile, Henan Mobile and Hainan Mobile leases from the respective provincial PTAs synchronized clock ports pursuant to agreements entered into with the relevant PTAs. The synchronized clocks ensure both the mobile and the fixed line network operate at the same point in time. The annual rental fee is RMB25,000 per clock port.

     Fujian Mobile's agreement and Henan Mobile's agreement expired on December 31, 1999 and; Hainan Mobile's agreement expired on April 1, 2000. These agreements are automatically renewed on an annual basis unless either party notifies the other of its intention to terminate at least three months prior to the expiration of the term.


EQUIPMENT MAINTENANCE SERVICES

     Pursuant to agreements entered into in August 1999, Fujian Mobile obtains maintenance services from the Fujian PTA for its operating equipment, such as transmission equipment, electrical equipment and other ancillary facilities. The agreement expired on December 31, 1999, but is automatically renewable on an annual basis. Either party may terminate the agreement at any time upon three months' prior written notice.

     Monthly service charges payable by Fujian Mobile are calculated based on tariff standards stipulated by the MII from time to time. Under the agreement, Fujian Mobile pays to the Fujian PTA an annual fee of 1% of the total book value of its operating equipment for the maintenance of such equipment.


MISCELLANEOUS

     The transactions mentioned above have been entered into in the ordinary course of business and on normal commercial terms. Under the Listing Rules of the Hong Kong Stock Exchange, these transactions are considered to be "connected transactions" and would normally require full disclosure and prior independent shareholders' approval on each occasion they arise. As the transactions are expected to be continued in the normal course of business, our directors consider that such disclosure and approval would be impractical. Accordingly, our directors have requested the Hong Kong Stock Exchange to grant a waiver from these requirements. On the basis of confirmations received that the transactions have been entered into in the usual and ordinary course of business, on normal commercial terms and are fair and reasonable, the Hong Kong Stock Exchange granted a waiver from compliance with the normal approval and disclosure requirements related to connected transactions under the Listing Rules on some or all of the following conditions:

     1. the transactions will be entered into on normal commercial terms and will be carried out in accordance with the terms set out in the agreements governing these transactions and will be carried out in the ordinary and usual course of business and are fair and reasonable so far as our shareholders are concerned;

     2. details of the transactions as set out in rule 14.25(1)(A) to (D) of the Listing Rules, shall be disclosed in our annual report;

     3. our independent non-executive directors shall review annually the transactions and confirm in our next annual report that:

        (a) the transactions have been entered into by us in the ordinary and usual course of our business;

        (b) the transactions have been entered into on terms that are fair and reasonable so far as our shareholders are concerned; and

        (c) the transactions have been entered into on normal commercial terms and in accordance with the terms of the agreement governing these transactions.

     4. our auditors shall review annually the transactions, details of which shall be set forth in our annual report and accounts and confirm in our next annual report as well as provide our directors with a letter stating that:

        (a) the transactions have received the approval of our directors;

        (b) the transactions are in accordance with our stated pricing policies; and

        (c) the transactions have been conducted in the manner as stated in 3(c) above.

     The MII, on its own behalf and on behalf of relevant entities within the China Telecom system, China Mobile and its associates and us has confirmed to the Hong Kong Stock Exchange/us that the auditors will be granted access to such of our records as the auditors consider necessary for the purpose of reviewing the transactions mentioned above.

     With respect to the new arrangements of the following types entered into by us, the waiver was granted under the additional condition that they shall not exceed the upper limits set out below in each of our fiscal years:

     - property lease payments to the PTAs in any fiscal year shall not exceed 0.34% of our operating revenue in that fiscal year;

     - synchronized clock port rentals in any fiscal year shall not exceed 0.008% of our operating revenue in that fiscal year;

     - equipment maintenance charges payable by Fujian Mobile to the Fujian PTA in any fiscal year shall not exceed 0.019% of our operating revenue in that fiscal year.


                                    PART II

ITEM 14.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

     Not Applicable.


                                    PART III

ITEM 15.  DEFAULTS UPON SENIOR SECURITIES.

     None.


ITEM 16. CHANGES IN SECURITIES, CHANGES IN SECURITY FOR REGISTERED SECURITIES AND USE OF PROCEEDS.

CHANGE IN SECURITIES AND CHANGES IN SECURITY FOR REGISTERED SECURITIES

     None.


USE OF PROCEEDS

     The following use of proceeds information relates to the registration statement on Form F-1 (File No. 333-7634), filed by us in connection with our IPO. The effective date of the registration statement was October 15, 1997.

     The net offering proceeds to us from the sale of ordinary shares registered pursuant to the registration statement (the "Registered Shares") were US$2,329,581,581. The combined net proceeds to us from (i) the sale of the Registered Shares and (ii) the concurrent sale of ordinary shares to certain corporate investors in reliance on Regulation S under the Securities Act, which shares were not registered under the Securities Act, were US$4,039,738,989.

     As of December 31, 1999, approximately RMB 24.1 billion (US$2.9 billion) of such combined net proceeds had been used to fund the acquisition of Jiangsu Mobile from China Telecom Hong Kong (BVI) Limited, our parent company, and approximately RMB 1.7 billion (US$210.6 million) had been used to fund the expansion of our cellular networks in Guangdong, Zhejiang and Jiangsu. The remainder of the proceeds were held in bank deposits as of December 31, 1999 and will be applied to fund the expansion of our cellular networks, the implementation of a new management information system and billing clearance and collection systems and strategic investments in the telecommunications industry and for general corporate purposes. None of the network-related payments were direct or indirect payments to our directors, officers or affiliates.

     The following use of proceeds information relates to the registration statements on Form F-3 (File Nos. 333-10956 & 333-11068), filed by us in connection with our offering of American depositary shares and to the registration statements on Form F-3 (File Nos. 333-10958 & 333-11070), filed by us in connection with our offering of global notes.

The details of the offering of American depositary shares are as follows:

     Title of Security                                             American depositary shares each representing 20 ordinary
                                                                   shares, par value HK$0.10 (the "ADSs"). The ADSs were
                                                                   registered on Form 8-A (with reference to registration
                                                                   statement on Form F-1 (File No. 333-7634)), filed with
                                                                   the SEC on September 22, 1997

     Effective date of the initial registration statement on
     Form F-3 (File No. 333-10956) registering an aggregate
     amount of US$1,900,000,000 of ordinary shares underlying
     the ADSs                                                      October 27, 1999

     Effective date of the additional registration statement
     on Form F-3 (File No. 333-11068) registering an aggregate
     amount of US$100,000,000 of ordinary shares underlying
     additional ADSs                                               October 28, 1999

     Closing Date                                                  November 2, 1999

     Managing Underwriters                                         Bear Stearns Asia Limited, China International
     Capital Corporation and Goldman Sachs (Asia) L.L.C.

     Aggregate Amount Registered                                   US$2,000,000,000 of ordinary shares

     Amount Sold                                                   32,240,200 ADSs in the form of ADSs or shares

     Aggregate Offering Price of Amount Sold                       US$1,999,859,606

     Aggregate Underwriting discount                               US$39,997,192

     Other Offering Expenses                                       US$6,081,702

     Aggregate Net Offering Proceeds to the Company                US$1,953,780,712

The details of the offering of global notes are as follows:

     Title of Security: 7 7/8% Notes due 2004

     Effective date of the initial registration statement on
     Form F-3 (File No. 333-10958) registering US$500,000,000
     principal amount of the Notes                                 October 27, 1999

     Effective date of the additional registration statement on
     Form F-3 (File No. 333-11070) registering US$100,000,000
     principal amount of the Notes                                 October 28, 1999

     Closing Date                                                  November 2, 1999

     Managing Underwriters                                         Chase Securities Inc., Merrill Lynch & Co.
                                                                   and BOCI Capital Limited.

     The following is information regarding the proceeds from our offering of global notes:

     Aggregate Amount Registered                                   US$600,000,000 7 7/8% Notes due 2004

     Aggregate Price of Offering Amount Registered                 US$600,000,000

     Amount Sold                                                   US$600,000,000

     Aggregate Offering Price of Amount Sold                       US$598,344,000

     Aggregate Underwriting discount                               US$2,250,000

     Other Offering Expenses                                       US$3,262,588

     Aggregate Net Offering Proceeds to Company                    US$592,831,412

     The combined net proceeds of the offerings was US$2,546,612,124. We used all of the proceeds to finance the cash portion of the purchase price of our acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile. The payments were made to China Telecom Hong Kong (BVI) Limited, our immediate controlling shareholder.


                                    PART IV

ITEM 17.  FINANCIAL STATEMENTS.

     CTHK Limited has elected to provide the financial statements and related information specified in Item 18 in lieu of Item 17.


ITEM 18.  FINANCIAL STATEMENTS.

     The following financial statements are filed as part of this annual report.

     CHINA TELECOM (HONG KONG) LIMITED:

     Index to consolidated financial statements                                                                      F-1

     Independent auditors' report                                                                                    F-2

     Consolidated statements of income for each of the three years ended December 31, 1997, 1998 and 1999            F-3

     Consolidated statements of recognized gains and losses for each of the three years ended

     December 31, 1997, 1998 and 1999                                                                                       F-5

     Consolidated balance sheets as of December 31, 1998 and 1999                                                           F-6

     Consolidated statements of cash flows for each of the three years ended December 31, 1997, 1998 and 1999               F-8

     Consolidated statements of shareholders' equity for each of the three years ended December 31, 1997, 1998 and 1999     F-14

     Notes to consolidated financial statements                                                                             F-15


ITEM 19.  FINANCIAL STATEMENTS AND EXHIBITS.

(a) See Item 18 for a list of the financial statements filed as part of this annual report.

(b)  Exhibits to this annual report:

                                                       EXHIBIT INDEX*

EXHIBIT NUMBER                                     DESCRIPTION OF EXHIBIT
--------------                                     ----------------------
      2.1        Conditional Sale and Purchase Agreement, dated October 4, 1999, among China Telecom (HK) (BVI),
                 China Telecom Hong Kong (Group) Limited and China Telecom (HK).

     10.1        Agreement Regarding Provincial Network Interconnection, Roaming and Settlement of Account,
                 dated October 8, 1999, between China Telecom (HK) and China Mobile.

     10.2        Agreement Regarding the Use of Frequency/Number Resources, dated October 8, 1999, between
                 China Telecom (HK) and China Mobile.

     10.3        Agreement on Trademark Use, dated October 8, 1999, between China Telecom (HK) and China Mobile.

     10.4        Supplemental Agreement to Trademark Licensing Agreement, dated September 15, 1999, between China
                 Telecom (HK) and Directorate General Telecommunications.

     10.5        Agreement Regarding Network Interconnection and Settlement of Account, dated October 8, 1999, between Guangdong Mobile and Guangdong PTA.

     10.6        Agreement Regarding Network Interconnection and Settlement of Account, dated October 5, between
                 Zhejiang Mobile and Zhejiang PTA.

     10.7        Agreement Regarding Network Interconnection and Settlement of Account, dated October 8, 1999, between Jiangsu Mobile and Jiangsu PTA.

     10.8        Agreement Regarding Network Interconnection and Settlement of Account, dated August 30, 1999, between Fujian Mobile Communication Bureau and Fujian PTA.

     10.9        Synchronous Clock Port Leasing Agreement, dated August 30, 1999, between Fujian Mobile Communication
                 Bureau and Fujian PTA.

     10.10       Local Transmission Line Leasing Agreement, dated August 30, 1999, between Fujian Mobil Communication
                 Bureau and Fujian PTA.

EXHIBIT NUMBER                                     DESCRIPTION OF EXHIBIT
--------------                                     ----------------------
     10.11       Long Distance Line Leasing Agreement, dated August 30, 1999, between Fujian Mobile Communication
                 Bureau and Fujian PTA.

     10.12       Business Agency Agreement, dated August 30, 1999, between Fujian Mobile Communication Bureau and
                 Fujian PTA.

     10.13       Account Processing Agreement, dated August 30, 1999, between Fujian Mobile Communication Bureau and
                 Fujian PTA.

     10.14       Collection Agreement, dated August 30, 1999, between Fujian Mobile Communication Bureau and
                 Fujian PTA.

     10.15       Building and Facilities Leasing Agreement, dated August 30, 1999, between Fujian Mobile Communication
                 Company Limited and Fujian PTA.

     10.16       Building and Facilities Leasing Agreement (leasing to PTA), dated August 30, 1999, between Fujian Mobile
                 Communication Bureau and Fujian PTA.

     10.17       Agreement on Equipment Maintenance, dated August 30, 1999, between Fujian Mobile Communication Bureau and Fujian PTA.

     10.18       Building and Facility Leasing Agreement, dated September 25, 1999, between Fujian Mobile Communication
                 Company Limited and Fujian Xunjie Communications Technical Services Company ("Xunjie").

     10.19       Agreement Regarding Network Interconnection and Settlement of Account, dated August 20, 1999, between
                 Henan Mobile Communication Company Limited and Henan PTA.

     10.20       Synchronous Clock Port Leasing Agreement, dated August 19, 1999, between Henan Mobile Communication
                 Company Limited and Henan PTA.

     10.21       Local Transmission Line Leasing Agreement, dated August 19, 1999, between Henan Mobile Communication
                 Company Limited and Henan PTA.

     10.22       Long Distance Line Leasing Agreement, dated August 19, 1999, between Henan Mobile Communication
                 Company Limited and Henan PTA.

     10.23       Business Agency Agreement, dated August 19, 1999, between Henan Mobile Communication Company Limited and Henan PTA.

     10.24       Business Agency Agreement, dated August 19, 1999, between Henan Mobile Communication Company Limited and Henan Feida Communication Development Company Limited ("Feida").

     10.25       Account Processing Agreement, dated August 19, 1999, between Henan Mobile Communication Company
                 Limited and Henan PTA.

     10.26       Collection Agreement, dated August 19, 1999, between Henan Mobile Communication Company Limited and
                 Henan PTA.

     10.27       Collection Agreement, dated August 19, 1999, between Henan Mobile Communication Company Limited and
                 Feida.

     10.28       Building and Facilities Leasing Agreement, dated August 19, 1999, between Henan Mobile Communication
                 Company Limited and Henan PTA.

     10.29       Real Estates Leasing Agreement, dated September 23, 1999, between Henan Mobile Communication Company
                 Limited and Feida.

     10.30       Agreement Regarding Network Interconnection and Settlement of Account, dated August 20, 1999, between Hainan Mobile Communication Company Limited and Hainan PTA.

EXHIBIT NUMBER                                     DESCRIPTION OF EXHIBIT
--------------                                     ----------------------
     10.31       Synchronous Clock Port Leasing Agreement, dated August 20, 1999, between Hainan Mobile Communication
                 Company Limited and Hainan PTA.

     10.32       Local Transmission Line Leasing Agreement, dated August 20, 1999, between Hainan Mobile Communication
                 Company Limited and Hainan PTA.


     10.33       Long Distance Line Leasing Agreement, dated August 20, 1999, between Hainan Mobile Communication
                 Company Limited and Hainan PTA.

     10.34       Business Agency Agreement, dated August 20, 1999, between Hainan Mobile Communication Company Limited and Hainan PTA.

     10.35       Account Processing Agreement, dated August 20, 1999, between Hainan Mobile Communication Company
                 Limited and Hainan PTA.

     10.36       Collection Agreement, dated August 20, 1999, between Hainan Mobile Communication Company Limited and
                 Hainan PTA.

     10.37       Building and Facilities Leasing Agreement, dated August 20, 1999, between Hainan Mobile Communication
                 Company Limited and Hainan PTA.

     10.38       Real Estates Leasing Agreement dated September 24, 1999, between Hainan Mobile Communication Company
                 Limited and Hainan Communication Service Company ("Hainan Service").

     10.39       Inter-Provincial Long-Distance Transmission Leased Line Fee Sharing Agreement, dated May 5, 2000, between
                 China Mobile Communication Group and China Telecom (Hong Kong) Limited (in Chinese with English translation).

     10.40       Inter-Provincial Network Interconnection, Domestic and International Roaming and Settlement Agreement,
                 dated May 5, 2000, between China Mobile Communication Group and China Telecom (Hong Kong) Limited
                 (in Chinese with English translation).

     10.41       Tenancy Agreement, dated June 7, 2000, between Fu Hao Properties Limited and China Telecom (Hong
                 Kong) Limited.

---------------
* Other than Exhibits 10.39, 10.40 and 10.41 which are attached hereto, all of the exhibits listed in this index are incorporated By reference to our Registration Statement on Form F-3 (File No. 333-10956) filed with the U.S. Securities and Exchange Commission.

                                   SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant certifies that it meets all of the requirements for filing on Form 20-F and has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                            CHINA TELECOM (HONG KONG) LIMITED


                                            By: /s/ WANG XIAOCHU
                                                -----------------------------
                                                Name:  Wang Xiaochu
                                                Title: Chairman and President


Date: June 20, 2000

                                 EXHIBIT INDEX*

EXHIBIT NUMBER                       DESCRIPTION OF EXHIBIT                               PAGE NO.
      2.1        Conditional Sale and Purchase Agreement, dated October 4, 1999, among China Telecom (HK) (BVI), China Telecom Hong Kong (Group)
                 Limited and China Telecom (HK).

     10.1 Agreement Regarding Provincial Network Interconnection, Roaming and Settlement of Account, dated October 8, 1999, between China
                 Telecom (HK) and China Mobile.

     10.2        Agreement Regarding the Use of Frequency/Number Resources, dated
                 October 8, 1999, between China Telecom (HK) and China Mobile.

     10.3        Agreement on Trademark Use, dated October 8, 1999, between China
                 Telecom (HK) and China Mobile.

     10.4        Supplemental Agreement to Trademark Licensing Agreement, dated
                 September 15, 1999, between China Telecom (HK) and Directorate
                 General Telecommunications.

     10.5        Agreement Regarding Network Interconnection and Settlement of Account,
                 dated October 8, 1999, between Guangdong Mobile and Guangdong PTA.

     10.6        Agreement Regarding Network Interconnection and Settlement of Account,
                 dated October 5, between Zhejiang Mobile and Zhejiang PTA.

     10.7        Agreement Regarding Network Interconnection and Settlement of Account,
                 dated October 8, 1999, between Jiangsu Mobile and Jiangsu PTA.

     10.8        Agreement Regarding Network Interconnection and Settlement of Account,
                 dated August 30, 1999, between Fujian Mobile Communication Bureau and
                 Fujian PTA.

     10.9 Synchronous Clock Port Leasing Agreement, dated August 30, 1999, between Fujian Mobile Communication Bureau and Fujian PTA.

     10.10 Local Transmission Line Leasing Agreement, dated August 30, 1999, between Fujian Mobil Communication Bureau and Fujian PTA.

     10.11       Long Distance Line Leasing Agreement, dated August 30, 1999, between
                 Fujian Mobile Communication Bureau and Fujian PTA.

     10.12       Business Agency Agreement, dated August 30, 1999, between Fujian Mobile
                 Communication Bureau and Fujian PTA.

     10.13       Account Processing Agreement, dated August 30, 1999, between Fujian
                 Mobile Communication Bureau and Fujian PTA.

     10.14       Collection Agreement, dated August 30, 1999, between Fujian Mobile
                 Communication Bureau and Fujian PTA.

     10.15       Building and Facilities Leasing Agreement, dated August 30, 1999, between Fujian Mobile Communication Company Limited and Fujian PTA.

     10.16 Building and Facilities Leasing Agreement (leasing to PTA), dated August 30, 1999, between Fujian Mobile Communication
                 Bureau and Fujian PTA.

     10.17       Agreement on Equipment Maintenance, dated August 30, 1999, between
                 Fujian Mobile Communication Bureau and Fujian PTA.

     10.18       Building and Facility Leasing Agreement, dated September 25, 1999, between Fujian Mobile Communication Company Limited and Fujian Xunjie
                 Communications Technical Services Company ("Xunjie").

EXHIBIT NUMBER                       DESCRIPTION OF EXHIBIT                               PAGE NO
    10.19        Agreement Regarding Network Interconnection and Settlement of
                 Account, dated August 20, 1999, between Henan Mobile
                 Communication Company Limited and Henan PTA.

    10.20 Synchronous Clock Port Leasing Agreement, dated August 19, 1999, between Henan Mobile Communication Company Limited and Henan PTA.

    10.21 Local Transmission Line Leasing Agreement, dated August 19, 1999, between Henan Mobile Communication Company Limited and Henan PTA.

    10.22        Long Distance Line Leasing Agreement, dated August 19, 1999, between
                 Henan Mobile Communication Company Limited and Henan PTA.

    10.23        Business Agency Agreement, dated August 19, 1999, between Henan Mobile
                 Communication Company Limited and Henan PTA.

    10.24        Business Agency Agreement, dated August 19, 1999, between Henan
                 Mobile Communication Company Limited and Henan Feida
                 Communication Development Company Limited ("Feida").

    10.25        Account Processing Agreement, dated August 19, 1999, between Henan
                 Mobile Communication Company Limited and Henan PTA.

    10.26        Collection Agreement, dated August 19, 1999, between Henan Mobile
                 Communication Company Limited and Henan PTA.

    10.27        Collection Agreement, dated August 19, 1999, between Henan Mobile
                 Communication Company Limited and Feida.

    10.28 Building and Facilities Leasing Agreement, dated August 19, 1999, between Henan Mobile Communication Company Limited and Henan PTA.

    10.29        Real Estates Leasing Agreement, dated September 23, 1999, between Henan
                 Mobile Communication Company Limited and Feida.

    10.30        Agreement Regarding Network Interconnection and Settlement of Account,
                 dated August 20, 1999, between Hainan Mobile Communication Company
                 Limited and Hainan PTA.

    10.31        Synchronous Clock Port Leasing Agreement, dated August 20, 1999, between Hainan Mobile Communication Company Limited and Hainan PTA.

    10.32        Local Transmission Line Leasing Agreement, dated August 20, 1999, between Hainan Mobile Communication Company Limited and Hainan PTA.

    10.33        Long Distance Line Leasing Agreement, dated August 20, 1999, between
                 Hainan Mobile Communication Company Limited and Hainan PTA.

    10.34        Business Agency Agreement, dated August 20, 1999, between Hainan Mobile
                 Communication Company Limited and Hainan PTA.

    10.35        Account Processing Agreement, dated August 20, 1999, between Hainan
                 Mobile Communication Company Limited and Hainan PTA.

    10.36        Collection Agreement, dated August 20, 1999, between Hainan Mobile
                 Communication Company Limited and Hainan PTA.

    10.37        Building and Facilities Leasing Agreement, dated August 20, 1999, between Hainan Mobile Communication Company Limited and Hainan PTA.

EXHIBIT NUMBER                       DESCRIPTION OF EXHIBIT                               PAGE NO
     10.38       Real Estates Leasing Agreement dated September 24, 1999, between
                 Hainan Mobile Communication Company Limited and Hainan
                 Communication Service Company ("Hainan Service").

     10.39       Inter-Provincial Long-Distance Transmission Leased Line Fee
                 Sharing Agreement, dated May 5, 2000, between China Mobile
                 Communication Group and China Telecom (Hong Kong) Limited (in
                 Chinese with English translation).

     10.40       Inter-Provincial Network Interconnection, Domestic and
                 International Roaming and Settlement Agreement, dated May 5,
                 2000, between China Mobile Communication Group and China Telecom
                 (Hong Kong) Limited ( in Chinese with English translation).

     10.41       Tenancy Agreement, dated June 7, 2000, between Fu Hao Properties
                 Limited and China Telecom (Hong Kong) Limited.

--------------
* Other than Exhibits 10.39, 10.40 and 10.41 which are attached hereto, all of the exhibits listed in this index are incorporated by reference to our Registration Statement on Form F-3 (File No. 333-10956) filed with the U.S. Securities and Exchange Commission.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements


Index to Consolidated Financial Statements

                                                                                   PAGE NO.
                                                                                 -----------
Independent auditors' report                                                             F-2

Consolidated statements of income for each of the three years ended
 December 31, 1997, 1998 and 1999                                                  F-3 - F-4

Consolidated statement of recognized gains and losses for each of the three
 years ended December 31, 1997, 1998 and 1999                                            F-5

Consolidated balance sheets as of December 31, 1998 and 1999                       F-6 - F-7

Consolidated statements of cash flows for each of the three years ended
 December 31, 1997, 1998 and 1999                                                 F-8 - F-13

Consolidated statements of shareholders' equity for each of the three
 years ended December 31, 1997, 1998 and 1999                                           F-14

Notes to consolidated financial statements                                       F-15 - F-83

Independent Auditors' Report


The Board of Directors
China Telecom (Hong Kong) Limited:

We have audited the accompanying consolidated balance sheets of China Telecom (Hong Kong) Limited and subsidiaries (the "Group") as of December 31, 1998 and 1999 and the related consolidated statements of income, statement of recognized gains and losses, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, all expressed in Renminbi. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America and Hong Kong. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Telecom (Hong
Kong) Limited and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with accounting principles generally accepted in Hong Kong.

Accounting principles generally accepted in Hong Kong vary in certain material respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected results of operations for each of the years in the three-year period ended December 31, 1999 and shareholders' equity as of December 31, 1998 and 1999 to the extent summarized in Note 28 to the consolidated financial statements.

The accompanying consolidated financial statements as of and for the year ended December 31, 1999 have been translated into United States dollars solely for the convenience of the reader. We have audited the translation, and in our opinion, the consolidated financial statements expressed in Renminbi have been translated into United States dollars on the basis set forth in Note 1 to the consolidated financial statements.


Hong Kong
April 13, 2000

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Statements of Income
(Amounts in millions, except per share data)


                                                       Year ended December 31,
                                            --------------------------------------------
                                 Note        1997         1998        1999          1999
                                              RMB          RMB         RMB           US$

OPERATING REVENUE

Usage fees                                   8,718       16,346      25,812        3,118
Monthly fees                                 2,692        4,347       4,981          601
Connection fees                              3,174        3,323       4,319          522
Other operating revenue                        904        2,329       3,511          424
                                            ------       ------      ------        -----
TOTAL OPERATING REVENUE            3        15,488       26,345      38,623        4,665
                                            ======       ======      ======        =====

OPERATING EXPENSES

Leased lines                                 3,134        3,917       3,723          450
Interconnection                              1,214        4,752       6,453          779
Depreciation                                 2,681        4,598       7,411          895
Personnel                                      756        1,595       2,256          273
Other operating expenses                     2,289        3,548       5,140          621
                                            ------       ------      ------        -----
TOTAL OPERATING EXPENSES           4        10,074       18,410      24,983        3,018
                                            ======       ======      ======        =====

OPERATING PROFIT                             5,414        7,935      13,640        1,647

WRITE-DOWN AND WRITE-OFF OF
 TACS NETWORK EQUIPMENT            5            --         (282)     (8,242)        (995)

OTHER INCOME                       6            85          336         552           67

NON-OPERATING INCOME/              7           (27)         (51)         70            8
 (EXPENSES)

INTEREST INCOME                    8           656        1,609         767           92

FINANCE COSTS                     14          (175)        (160)       (343)         (41)
                                            ------       ------      ------        -----
PROFIT BEFORE TAX                            5,953        9,387       6,444          778

INCOME TAX                         9          (991)      (2,486)     (1,647)        (199)
                                            ------       ------     -------        -----
PROFIT AFTER TAX                             4,962        6,901       4,797          579

MINORITY INTERESTS                              (7)          (1)         --           --
                                            ------       ------      ------        -----
PROFIT ATTRIBUTABLE TO                       4,955        6,900       4,797          579
 SHAREHOLDERS                               ======       ======      ======        =====

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Statements of Income (Continued)
(Amounts in millions, except per share data)



                                                 Year ended December 31,
                                   ------------------------------------------------------
                            Note        1997          1998          1999         1999
                                         RMB           RMB           RMB          US$

BASIC NET PROFIT PER SHARE  2(q)   RMB 52 cents  RMB 59 cents  RMB 40 cents   US$ 5 cents
                                   ============  ============  ============   ===========

WEIGHTED AVERAGE
 NUMBER OF SHARES USED
 IN CALCULATING BASIC NET
 PROFIT PER SHARE
 (THOUSANDS)                          9,534,365    11,780,788    12,069,108
                                      =========    ==========    ==========

DILUTED NET PROFIT PER
 SHARE                      2(q)                 RMB 59 cents  RMB 40 cents   US$ 5 cents
                                                 ============  ============   ===========

WEIGHTED AVERAGE
 NUMBER OF SHARES USED
 IN CALCULATING DILUTED
 NET PROFIT PER SHARE
 (THOUSANDS)                                       11,782,521    12,072,383
                                                   ==========    ==========



 See accompanying notes to consolidated financial statements.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Statement of Recognized Gains and Losses
(Amounts in millions)


                                                       Year ended December 31,
                                              ------------------------------------------
                                              1997       1998         1999        1999
                                               RMB        RMB          RMB         US$
Net profit for the year                       1,514      6,900        4,797         579
Capital reserve arising on
 consolidation/elimination of
 goodwill arising on the acquisition
 of subsidiaries against reserves             1,132    (15,622)     (42,440)     (5,126)
                                              -----    -------      -------      ------
                                              2,646     (8,722)     (37,643)     (4,547)
                                              =====    =======      =======      ======

See accompanying notes to consolidated financial statements.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Balance Sheets
(Amounts in millions)

                                                                 December 31,
                                                     ------------------------------------
                                         Note         1998           1999           1999
                                                       RMB            RMB            US$
ASSETS

Current assets
  Cash and cash equivalents                          17,481         19,349          2,337
  Deposits with banks                                 1,311          8,227            994
  Accounts receivable                     10          2,482          4,957            599
  Other receivables                                     326            549             66
  Inventories                                           101            207             25
  Prepaid expenses and other current
   assets                                             1,046            517             62
  Amount due from ultimate holding
   company                                13             --             92             11
  Amounts due from related
   parties                                14            287          1,700            205
                                                     ------         ------         ------
  Total current assets                               23,034         35,598          4,299

Fixed assets                              11         33,986         42,699          5,157
Construction in progress                              7,339          6,735            814
Interest in associates                    12             30             46              6
Deferred tax assets                       15            152          2,306            279
Deferred expenses                         17             --             51              6
                                                     ------         ------         ------
TOTAL ASSETS                                         64,541         87,435         10,561
                                                     ======         ======         ======


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Balance Sheets (Continued)
(Amounts in millions)


                                                                 December 31,
                                                      ------------------------------------
                                         Note          1998           1999           1999
                                                        RMB            RMB            US$
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
  Accounts payable                                     5,963          6,026            728
  Bills payable                                           --          1,779            215
  Bank and other loans                    16           5,337          4,351            526
  Taxes payable                                        1,299          2,868            346
  Obligations under capital lease
   -- current portion                     19              --             68              8
  Amount due to ultimate holding
   company                                13              --            664             80
  Amounts due to related parties          14             596          1,696            205
  Accrued expenses and other payables     18           2,756          4,115            497
                                                      ------         ------         ------
  Total current liabilities                           15,951         21,567          2,605

Bank and other loans                      16             991          2,225            269
Obligations under capital lease
 -- long term Portion                     19              --            107             13
Deferred revenue                          21           1,757          1,492            180
Fixed rate notes                          20              --          4,952            598
                                                      ------         ------         ------
TOTAL LIABILITIES                                     18,699         30,343          3,665
Minority interests                                        15             --             --
SHAREHOLDERS' EQUITY                                  45,827         57,092          6,896
                                                      ------         ------         ------
TOTAL LIABILITIES AND SHAREHOLDERS'                   64,541         87,435         10,561
 EQUITY                                               ======         ======         ======


See accompanying notes to consolidated financial statements.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Statements of Cash Flows
(Amounts in millions)


                                                          Year ended December 31,
                                               -------------------------------------------
                                    Note        1997        1998         1999        1999
                                                 RMB         RMB          RMB         US$

NET CASH INFLOWS FROM OPERATING
 ACTIVITIES                          (a)        8,825      13,567       21,662       2,616
                                               ------      ------       ------      ------
RETURNS ON INVESTMENTS AND
 SERVICING OF FINANCE
Interest received                                 414       1,815          934         113
Interest paid                                    (268)       (352)        (445)        (54)
Distributions                                    (222)         --           --          --
                                               ------      ------       ------      ------

NET CASH INFLOW/(OUTFLOW) FROM
 RETURNS ON INVESTMENTS AND
 SERVICING OF FINANCE                             (76)      1,463          489          59
                                               ------      ------       ------      ------
TAXATION
Hong Kong profits tax
 refunded/(paid)                                   --         (11)           1          --
PRC income tax paid                              (546)     (1,575)      (2,479)       (299)
                                               ------      ------       ------      ------
TAX PAID                                         (546)     (1,586)      (2,478)       (299)
                                               ------      ------       ------      ------
INVESTING ACTIVITIES
Payment for acquisition of
 minority interests                                --          --          (15)         (2)
Payment for acquisition of
 Subsidiaries (net of cash and
 cash equivalents acquired)          (b)           --     (24,114)     (18,187)     (2,197)
Capital expenditures                           (5,807)    (11,040)     (11,708)     (1,414)
Investment in associates                          (31)         --           --          --
Proceeds from sale of fixed assets                 13          36          709          86
Decrease in amounts due from
 related parties                                  498          72           --          --
Increase in deposits with banks                    --      (1,311)      (6,916)       (835)
                                               ------     -------      -------      ------
NET CASH OUTFLOW FROM INVESTING
 ACTIVITIES                                    (5,327)    (36,357)     (36,117)     (4,362)
                                               ======     =======      =======      ======
NET CASH (OUTFLOW)/INFLOW BEFORE
 FINANCING ACTIVITIES                           2,876     (22,913)     (16,444)     (1,986)
                                               ------     -------      -------      ------

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Statements of Cash Flows (Continued)
(Amounts in millions)


                                                          Year ended December 31,
                                                 ------------------------------------------
                                       Note       1997        1998        1999        1999
                                                   RMB         RMB         RMB         US$

FINANCING ACTIVITIES
Proceeds from issue of shares, net
 of expenses                                     33,570          --      16,223       1,959
Proceeds from issue of fixed rates
 notes, net of discount                 (c)          --          --       4,952         598
Expenses on issue of fixed rate
 notes                                               --          --         (53)         (6)
Proceeds from bank and other loans      (c)         710       3,754       6,868         830
Repayments of bank and other loans      (c)        (524)     (3,207)     (9,653)     (1,166)
(Decrease)/increase in amounts due
  to related parties                                216        (222)         --          --
Proceeds from capital contribution                  246          --          --          --
                                                 ------     -------     -------      ------

NET CASH INFLOW FROM FINANCING
 ACTIVITIES                                      34,218         325      18,337       2,215
                                                 ------     -------     -------      ------
INCREASE/(DECREASE) IN CASH AND
 CASH EQUIVALENTS                                37,094     (22,588)      1,893         229

EFFECT OF CHANGES IN FOREIGN
 EXCHANGE RATES                                       1          (1)        (25)         (3)

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                                2,975      40,070      17,481       2,111
                                                 ------     -------     -------      ------
CASH AND CASH EQUIVALENTS AT END
 OF YEAR                                         40,070      17,481      19,349       2,337
                                                 ======     =======     =======      ======
ANALYSIS OF THE BALANCES OF CASH
 AND CASH EQUIVALENTS

Deposits with banks with maturity
 period within three months when
 placed                                          33,913       7,538       6,986         844
Cash and bank balances                            6,157       9,943      12,363       1,493
                                                 ------     -------     -------      ------
                                                 40,070      17,481      19,349       2,337
                                                 ======     =======     =======      ======


See accompanying notes to consolidated financial statements.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Statements of Cash Flows (Continued)
(Amounts in millions)

(a) THE RECONCILIATION OF PROFIT BEFORE TAX AND MINORITY INTERESTS TO NET CASH INFLOWS FROM OPERATING ACTIVITIES IS AS FOLLOWS:


                                                    Year ended December 31,
                                            -----------------------------------------------
                                             1997         1998         1999           1999
                                              RMB          RMB          RMB            US$

Profit from ordinary activities
 before taxation                            5,953         9,387         6,444           778
Depreciation of fixed assets                2,681         4,598         7,411           895
Write-down and write-off of TACS
 network equipment                             --           282         8,242           996
Provision for doubtful accounts               449           558           771            93
Amortization of deferred expenses              --            --             2            --
Loss on sale of other fixed assets             13            59             1            --
Interest income                              (657)       (1,609)         (767)          (93)
Interest and capital lease charges            175           160           343            42
Unrealized exchange loss/(gain), net           (1)            1            25             3
Increase in accounts receivable              (954)       (1,080)       (2,167)         (262)
(Increase)/decrease in other
 receivables                                  (29)          392          (245)          (30)
(Increase)/decrease in inventories            157            49           (43)           (5)
Decrease in amount due from ultimate
 holding company                               --            --            14             2
Decrease/(increase) in prepaid
 expenses and other current assets            (86)         (932)          781            94
Increase in amounts due from related
 parties                                       --           (55)         (127)          (15)
Decrease in accounts payable                   (7)         (117)          (36)           (5)
Increase in amount due to ultimate
 holding company                               --            --           329            40
Increase in amounts due to related
 parties                                       32           548           426            52
Increase/(decrease) in accrued
 expenses and other payables                  (55)          922           523            63
(Decrease)/increase in deferred             1,154           404          (265)          (32)
 revenue                                    -----        ------        ------         -----
Net cash inflows from operating
 activities                                 8,825        13,567        21,662         2,616
                                            =====        ======        ======         =====


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Statements of Cash Flows (Continued)
(Amounts in millions)

(b)  ACQUISITION OF SUBSIDIARIES


                                                                   1998             1999
                                                                    RMB              RMB
 NET ASSETS ACQUIRED:

 Fixed assets                                                      7,443           11,186
 Construction in progress                                          1,488            1,060
 Interest in an associate                                             --               16
 Deferred tax assets                                                   1                3
 Inventories                                                          73               63
 Amount due from ultimate holding company                             --              106
 Amounts due from related parties                                    233            1,286
 Accounts receivable                                                 367            1,079
 Other receivables                                                   137              145
 Prepaid expenses and other current assets                             9              181
 Cash and bank balances                                                6            2,081
 Bank and other loans                                               (683)          (1,267)
 Bills payable                                                        --             (310)
 Amount due to ultimate holding company                               --             (335)
 Amounts due to related parties                                      (4)            (674)
 Accounts payable                                                   (333)          (1,121)
 Accrued expenses and other payables                                (158)            (796)
 Taxation                                                             --             (249)
 Long-term bank and other loans                                      (81)          (1,766)
 Obligations under capital lease                                      --             (175)
                                                                  ------           ------
                                                                   8,498           10,513
 Goodwill arising on acquisition                                  15,622           42,440
                                                                  ------           ------
                                                                  24,120           52,953
                                                                  ======           ======
Satisfied by: Cash paid                                           24,120           20,268
              Issue of ordinary shares                                --           32,685
                                                                  ------           ------
                                                                  24,120           52,953
                                                                  ======           ======

The subsidiaries acquired during the year ended December 31, 1999 contributed RMB1,439 to the Group's net operating cash flows, paid RMB44 in respect of the net returns on investments and servicing of finance, utilized RMB657 for investing activities and contributed RMB717 for financing activities.

The subsidiaries acquired during the year ended December 31, 1998 contributed RMB1,340 to the Group's net operating cash flows, paid RMB44 in respect of the net returns on investments and servicing of finance, utilized RMB2,533 for investing activities and contributed RMB2,208 for financing activities.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Statements of Cash Flows (Continued)
(Amounts in millions)


(b)  ACQUISITION OF SUBSIDIARIES (CONT'D)

     ANALYSIS OF NET OUTFLOW OF CASH AND CASH EQUIVALENTS IN RESPECT OF THE ACQUISITION OF SUBSIDIARIES

                                                                  1998              1999
                                                                   RMB               RMB

 Cash consideration                                              24,120            20,268
 Cash and bank balances acquired                                     (6)           (2,081)
                                                                 ------            ------
 Net outflow of cash and cash equivalents
  in respect of the acquisition of subsidiaries                  24,114            18,187
                                                                 ======            ======


(c)  ANALYSIS OF CHANGES IN FINANCING DURING THE YEARS:


                                                                   Bank and     Fixed rates
                                                                 other loans          notes
                                                                 RMB million    RMB million

Balance at January 1, 1997                                             3,450             --
Proceeds from bank and other loans                                       710             --
Loan from a related party (Note (d))                                   1,382             --
Repayments of bank and other loans                                      (524)            --
Effect of foreign exchange rates                                          (1)            --
                                                                      ------          -----
Balance at December 31, 1997                                           5,017             --
                                                                      ======          =====
Balance at January 1, 1998                                             5,017             --
Acquired on acquisition of subsidiaries (Note (b))                       764             --
Proceeds from bank and other loans                                     3,754             --
Repayments of bank and other loans                                    (3,207)            --
                                                                      ------          -----
Balance at December 31, 1998                                           6,328             --
                                                                      ======          =====
Balance at January 1, 1999                                             6,328             --
Acquired on acquisition of subsidiaries (Note (b))                     3,033             --
Proceeds from bank and other loans                                     6,868             --
Repayment of bank and other loans                                     (9,653)            --
Issue of fixed rates notes                                                --          4,952
                                                                      ------          -----
Balance at December 31, 1999                                           6,576          4,952
                                                                      ======          =====


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Statements of Cash Flows (Continued)
(Amounts in millions)


(d)  SIGNIFICANT NON-CASH TRANSACTIONS:

     The Group incurred payables of RMB3,374 and RMB1,486, to equipment suppliers and banks respectively for additions of construction in progress during the year ended December 31, 1999.

     The Group incurred payables of RMB3,977 and RMB13 to equipment suppliers and related parties respectively for additions of construction in progress during the year ended December 31, 1998.

     In addition, the Group incurred payables of RMB1,530 to equipment suppliers and a loan of RMB1,382 from a related party for additions of construction in progress during the year ended December 31, 1997.

     In November 1999, the Group issued new shares to China Mobile Hong Kong
     (BVI) Limited ("CTHK (BVI)") at HK$30,684 (RMB equivalent 32,685) as part of the consideration for the acquisition of Fujian Mobile (BVI) Limited ("Fujian Mobile BVI"), Henan Mobile (BVI) Limited ("Henan Mobile BVI") and Hainan Mobile (BVI) Limited ("Hainan Mobile BVI").

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Consolidated Statements of Shareholders' Equity
(Amounts in millions, except share data)


STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE YEARS:


                                             Number of                                            Capital
                                              ordinary       Share Subsidiaries'      Share      reserve/   General
                                                shares       capital     capital    premium    (goodwill)   reserve
                                                                 RMB         RMB        RMB           RMB       RMB

Owner's equity at January 1, 1997                   --            --         480         --            --        --
Capital contribution                                --            --          --         --            --        --
Revaluation surplus                                 --            --          --         --            --        --
Transfer from statement of income to
 September 26, 1997                                 --            --          --         --            --        --
Distribution to owner                               --            --          --         --            --        --
Transfer to capital of Guangdong
 Mobile and Zhejiang Mobile                         --            --       7,232         --            --        --
                                        --------------         -----      ------     ------       -------        --
Owner's equity at September 27, 1997                --            --       7,712         --            --        --
 Effect of Restructuring                 9,010,000,000           965      (7,712)    17,369         1,132        --
                                        --------------         -----      ------     ------       -------        --
Shareholders' equity at September 27,
 1997 after Restructuring                9,010,000,000           965          --     17,369         1,132        --
Issue of ordinary shares, net of
 expenses                                2,770,788,000           296          --     33,274            --        --
Transfer from statement of income from
 September 27, 1997                                 --            --          --         --            --        --
Appropriations                                      --            --          --         --            --        72
                                        --------------         -----      ------     ------       -------        --
Shareholders' equity at
 December 31, 1997                      11,780,788,000         1,261          --     50,643         1,132        72
Goodwill arising on acquisition of
 Jiangsu  Mobile                                    --            --          --         --       (15,622)       --
Transfer from statement of income                   --            --          --         --            --        --
Appropriation                                       --            --          --         --            --        --
                                        --------------         -----      ------     ------       -------        --
Shareholders' equity at
 December 31, 1998                      11,780,788,000         1,261          --     50,643       (14,490)       72
                                        ==============         =====      ======     ======       =======        ==
Shareholders' equity at
 January 1, 1999                        11,780,788,000         1,261          --     50,643       (14,490)       72
Goodwill arising on acquisition of
 Fujian Mobile, Henan Mobile and
 Hainan Mobile                                                    --          --    (42,440)           --        --
Transfer from statement of income                                 --
Shares issued under share option
 scheme                                      7,500,000             1          --         88            --        --
Issue of new shares to the professional
 and Institutional investors               644,804,000            69          --     16,484            --        --
Issue of consideration shares for
 acquisition of subsidiaries             1,273,195,021           136          --     32,549            --        --
Expenses incurred in connection with
 the issue of new shares to professional
 and institutional investors                        --            --          --       (419)           --        --
Appropriation                                       --            --          --         --            --        --
                                        --------------         -----      ------    -------      --------        --
                                        13,706,287,021         1,467          --     99,345       (56,930)       72
                                        ==============         =====      ======    =======      ========        ==


                                                                 PRC
                                           Revaluation     statutory    Retained
                                               reserve      reserves    earnings      Total
                                                   RMB           RMB         RMB        RMB
Owner's equity at January 1, 1997                  223         3,041       8,727     12,471
Capital contribution                                --           246          --        246
Revaluation surplus                              3,529            --          --      3,529
Transfer from statement of income to
 September 26, 1997                                 --            --       3,442      3,442
Distribution to owner                               --           (36)       (186)      (222)
Transfer to capital of Guangdong
 Mobile and Zhejiang Mobile                         --            --      (7,232)        --
                                                ------        ------      ------    -------
Owner's equity at September 27, 1997             3,752         3,251       4,751     19,466
 Effect of Restructuring                        (3,752)       (3,251)     (4,751)        --
                                                ------        ------      ------    -------
Shareholders' equity at September 27,
 1997 after Restructuring                           --            --          --     19,466
Issue of ordinary shares, net of
 expenses                                           --            --          --     33,570
Transfer from statement of income from
 September 27, 1997                                 --            --       1,513      1,513
Appropriations                                      --           111        (183)        --
                                                ------        ------      ------    -------
Shareholders' equity at
 December 31, 1997                                  --           111       1,330     54,549
Goodwill arising on acquisition of
 Jiangsu  Mobile                                    --            --          --    (15,622)
Transfer from statement of income                   --            --       6,900      6,900
Appropriation                                       --         2,092      (2,092)        --
                                                ------        ------     -------    -------
Shareholders' equity at
 December 31, 1998                                  --         2,203       6,138     45,827
                                                ======        ======     =======    =======
Shareholders' equity at
 January 1, 1999                                    --         2,203       6,138     45,827
Goodwill arising on acquisition of
 Fujian Mobile, Henan Mobile and
 Hainan Mobile                                      --            --          --    (42,440)
Transfer from statement of income                                          4,797      4,797
Shares issued under share option
 scheme                                             --            --          --         89
Issue of new shares to the professional
 and Institutional investors                        --            --          --     16,553
Issue of consideration shares for
 acquisition of subsidiaries                        --            --          --     32,685
Expenses incurred in connection with
 the issue of new shares to professional
 and institutional investors                        --            --          --       (419)
Appropriation                                       --         3,524      (3,524)        --
                                                 -----        ------      ------    -------
                                                    --         5,727       7,411     57,092
                                                 =====        ======      ======    =======


See accompanying notes to consolidated financial statements.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements
(Amounts in millions, except share data)


1    ORGANIZATION, PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION

     China Telecom (Hong Kong) Limited ("the Company") and its subsidiaries (hereinafter collectively referred to as the "Group") are principally engaged in the provision of cellular telephone and related services in Guangdong, Zhejiang and Jiangsu provinces of the People's Republic of China ("PRC") and market their services under the "China Telecom" logo, which is a registered trademark owned by China Mobile Communications Corporation, a company incorporated in the PRC and under the control of the Ministry of Information Industry ("MII").

     Prior to the restructuring (as described below, the "Restructuring"), the Group's Total Access Communications Systems ("TACS") and Global System for Mobile Communications ("GSM") cellular networks in Guangdong were owned by Guangdong Mobile Communication Corporation (together with the successor wholly-owned foreign enterprise formed in connection with the Restructuring, "Guangdong Mobile"), an enterprise formed in September 1988 and wholly owned by the MII on behalf of the State. Prior to the Restructuring, the Group's GSM cellular network in Zhejiang was owned by Zhejiang GSM Mobile Communication Company Limited (together with the successor sino-foreign joint venture company formed in connection with the Restructuring, "Zhejiang Mobile"), a company formed in February 1996 and 98.55% owned by the Zhejiang Provincial Posts and Telecommunications Administrations ("Zhejiang PTA"), while the Group's TACS cellular networks in Zhejiang were owned and operated directly by the Zhejiang PTA.


     Restructuring

     Pursuant to the Restructuring, the Company was established as a wholly-owned subsidiary of CTHK (BVI), a company incorporated with limited liability in the British Virgin Islands. CTHK (BVI) is controlled by China Telecom (Hong Kong) Group Limited, which in turn is owned as to 51% by Telpo Communications (Group) Limited ("Telpo"), a Hong Kong company wholly owned by the MII, and as to 49% by the China Telecommunications Corporation (formerly known as the Directorate General of Telecommunications, or the DGT). At December 31, 1999, the percentages of equity interests of CTHK
     (BVI), which in turn owned by Telpo and DGT were changed to 57% and 43%, respectively. Guangdong Mobile was formed as a wholly-foreign owned enterprise whereas Zhejiang Mobile was formed as a sino-foreign joint venture company. The Company is the sole equity owner in Guangdong Mobile and the 99.63% joint venture partner in Zhejiang Mobile, with the remaining interests held by various local investors. The Company acquired the remaining 0.37% interest in Zhejiang Mobile in April 1999. Subsequent to the acquisition, Zhejiang Mobile became a wholly-foreign owned enterprise.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


1    ORGANIZATION, PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION (CONTINUED)

     Restructuring (Continued)

     In connection with the Restructuring and in anticipation of the listing of the Company's ordinary shares, the fixed assets of Guangdong Mobile and Zhejiang Mobile were revalued as of May 31, 1997, by a firm of independent valuers and approved by the China State-owned Assets Administration Bureau. The value of fixed assets of Guangdong Mobile and Zhejiang Mobile pursuant to the valuation, based on a depreciated replacement cost basis, was determined at RMB15,630. Upon the transfer of interests in Guangdong Mobile and Zhejiang Mobile by the MII and the DGT to the Company, 9,010,000,000 ordinary shares of HK$0.10 each were issued by the Company to CTHK (BVI) for consideration valued at RMB19,466. Such amount was based on the net asset value of Guangdong Mobile and Zhejiang Mobile at May 31, 1997, the effective date of the Restructuring, adjusted for additional earnings to September 26, 1997, the completion date of the Restructuring, of RMB1,132, which is reflected as capital reserve.


     Equity offering

     Subsequent to the Restructuring, in October 1997, the Company completed an initial public offering (the "Offering") of an aggregate of 2,770,788,000 ordinary shares. Net proceeds to the Company for the Offering, after deduction of offering expenses, were approximately RMB33,570.


     Acquisition of Jiangsu Mobile Communication Company Limited ("Jiangsu Mobile")

     Pursuant to the ordinary resolution passed by the Company's shareholders on June 3, 1998, the Company acquired the entire issued share capital of China Telecom Jiangsu Mobile (BVI) Limited ("Jiangsu Mobile BVI") from CTHK (BVI) by a total cash consideration of HK$22,475 (RMB equivalent 24,120) (hereinafter referred to as the "Jiangsu Acquisition"). The only asset of Jiangsu Mobile BVI is its interest in the entire equity of Jiangsu Mobile. Subsequent to the Jiangsu Acquisition, Jiangsu Mobile became a wholly-foreign owned enterprise.

     In connection with the Jiangsu Acquisition, the fixed assets of Jiangsu Mobile were revalued as of December 31, 1997, by a firm of independent valuers and approved by the China State-owned Assets Administration Bureau. The value of fixed assets of Jiangsu Mobile pursuant to the valuation, based on a depreciated replacement cost basis, was determined at RMB7,879.

     Goodwill arising on the acquisition of Jiangsu Mobile BVI and Jiangsu Mobile (RMB15,622), being the excess of the cost of investments (RMB24,120) over the fair value of the Group's share of the separable net assets acquired (RMB8,498), was eliminated against reserves immediately on acquisition. The fair value of the Group's share of the separable net assets acquired was based on the net asset value of Jiangsu Mobile at December 31, 1997 (RMB8,009), adjusted for additional earnings to June 3, 1998, the completion date of the Jiangsu Acquisition, of RMB489.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


1    ORGANIZATION, PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION (CONTINUED)

     Acquisition of Fujian Mobile Communication Company Limited ("Fujian Mobile"), Henan Mobile Communication Company Limited ("Henan Mobile") and Hainan Mobile Communication Company Limited ("Hainan Mobile").

     Pursuant to an ordinary resolution passed by the Company's shareholders on November 11, 1999, the Company acquired the entired issued share capital of Fujian Mobile (BVI), Henan Mobile (BVI) and Hainan Mobile (BVI) from CTHK
     (BVI) for a total consideration of HK$49,715 (RMB equivalent 52,953) (hereinafter referred to as the "Acquisition"). The consideration was satisfied by a cash of HK$19,031 (RMB equivalent 20,268) and allotment of 1,273,195,021 ordinary shares of HK$0.1 each to CTHK (BVI) amounted to HK$30,684 (RMB equivalent 32,685). The only assets of each of Fujian Mobile BVI, Henan Mobile BVI and Hainan Mobile BVI are their interests in the entire equity of Fujian Mobile, Henan Mobile and Hainan Mobile, respectively.

     In connection with the Acquisition, the fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile were revalued as of June 30, 1999, by a firm of independent valuers and approved by the Ministry of Finance. The value of fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile pursuant to the valuation, based on a depreciated replacement cost basis, was determined at RMB10,684.

     Goodwill arising on the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile (RMB42,440), being the excess of the cost of investments (RMB52,953) over the fair value of the Group's share of the separable net assets acquired (RMB10,513), was eliminated against reserves immediately on acquisition. The fair value of the Group's share of the separable net assets acquired was based on the net assets of Fujian Mobile, Henan Mobile and Hainan Mobile at June 30, 1999 (RMB9,524), adjusted for additional earnings to November 11, 1999, the completion date of the Acquisition, of RMB989.


     Equity offering and debt offering

     In order to finance the acquisition consideration, the Company completed an international offering of an aggregate of 644,804,000 ordinary shares and debt offering with a principal amount of US$600 million with maturity due on November 2, 2004. Further the Company issued totalling 1,273,195,021 consideration shares to CTHK(BVI), credited as fully paid as part of the acquisition consideration. Net proceeds to the Company for such equity offering and debt offering, after deduction of offering expenses and discount, were approximately RMB16,134 and RMB4,899, respectively.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


1    ORGANIZATION, PRINCIPAL ACTIVITIES AND BASIS OF PRESENTATION (CONTINUED)


     Basis of preparation

     The consolidated financial statements have been prepared on a consolidated basis to reflect the financial position and results of operations of the Company, Guangdong Mobile and Zhejiang Mobile from the date of the Restructuring and of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile from their respective dates of acquisition. The consolidated statements of income for the year ended December 31, 1999 includes the results of the company, Guangdong Mobile, Zhejiang Mobile and Jiangsu Mobile for the twelve months ended December 31, 1999 and the post-acquisition results of Fujian Mobile, Henan Mobile and Hainan Mobile for the period from November 12, 1999 to December 31, 1999. The consolidated statements of income for the year ended December 31, 1998 includes the results of the Company, Guangdong Mobile and Zhejiang Mobile for the year ended December 31, 1998 and the post-acquisition results of Jiangsu Mobile for the period from June 4, 1998 to December 31, 1998. The consolidated financial position and results of operations prior to September 27, 1997 represent the former combined operations of Guangdong Mobile and Zhejiang Mobile.

     The financial statements have been prepared in accordance with accounting principles generally accepted in Hong Kong ("HK GAAP"). Significant differences between HK GAAP and accounting principles generally accepted in the United States ("US GAAP") are set forth in Note 28.

     The consolidated financial statements are expressed in Renminbi. Solely for the convenience of the reader, for the December 31, 1999 financial statements have been translated into United States dollars at the rate of US$1.00 = RMB8.2793 quoted by the People's Bank of China on December 31, 1999. No representation is made that the Renminbi amounts could have been, or could be, converted into United States dollars at that rate or at any other certain rate on December 31, 1999, or any other certain date.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


2    PRINCIPAL ACCOUNTING POLICIES

(a)  BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and all of its subsidiaries (see Note 27 for details of the Company's principal subsidiaries). The results of subsidiary companies are included in the consolidated statements of income, and the share attributable to minority interests is deducted from or added to the consolidation income after taxation. All significant inter-company balances and transactions have been eliminated.


(b)  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are short-term, highly liquid investments which are readily convertible into known amounts of cash without notice and which are within three months of maturity when acquired. For the purposes of the statement of cash flows, cash equivalents would also include advances from banks repayable within three months from the date of the advance. None of the Group's cash and cash equivalents is restricted as to withdrawal.


(c)  ASSOCIATES

     An associate is a company in which the Group has significant influence, but not control or joint control, over its management, including participation in the financial and operating policies decisions.

     The Group's share of the results of its associates is included in the consolidated statements of income. Such amounts were immaterial for the periods presented. In the consolidated balance sheets, interest in associates is stated at cost less any provisions for diminution in value which is other than temporary as determined by the directors for each associate individually. Any such provisions are recognized as an expense in the consolidated statements of income.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


2     PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(d)   FIXED ASSETS AND DEPRECIATION

(i) Fixed assets are stated at cost/revalued amount less accumulated depreciation. The circumstances and basis under which the revalued amount is arrived at are set out in details in Note 11.

(ii) The cost of fixed assets comprises the purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after the fixed asset has been put into operation, such as repairs and maintenance and overhaul costs, are normally charged to the statements of income in the period in which it is incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the fixed asset, the expenditure is capitalized as an additional cost of the fixed asset.

(iii) Gains or losses arising from the retirement or disposal of fixed assets are determined as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized as income or expense in the consolidated statements of income on the date of retirement or disposal.

(iv) The carrying amount of fixed assets carried at depreciated cost is reviewed periodically in order to assess whether the recoverable amount has declined below the carrying amount. When such a decline has occurred, the carrying amount is reduced to the recoverable amount. The amount of the reduction is recognized as an expense in the statement of income. In determining the recoverable amount, expected future cash flows generated by the fixed assets are discounted to their present values.

      A subsequent increase in the recoverable amount of an asset carried at depreciated cost is written back to the statements of income when the circumstances and events that led to the write-down or write-off cease to exist. The amount written back is reduced by the amount that would have been recognized as depreciation had the write-down or write-off not occurred. No amounts were written back for the years presented.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


2    PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(d)  FIXED ASSETS AND DEPRECIATION (CONTINUED)

(v) Depreciation is calculated to write off the cost, or revalued amount where appropriate, of fixed assets on a straight-line basis over their estimated useful lives, to residual values, as follows:


                                               Depreciable life          Residual value

Land use rights                            Over the period of grant            --
Buildings                                               8 -35 years            3%
Telecommunication transceivers,
 switching centers and other network
 equipment                                                  7 years            3%
Office equipment, furniture and
 fixtures and others                                   4 - 18 years            3%


(e)  LEASED ASSETS

     Where assets are acquired under capital leases, the amounts representing the outright purchase price, which approximate the present value of the minimum lease payments, of such assets are included in fixed assets and the corresponding liabilities, net of finance charges, are recorded as obligations under capital lease. Depreciation is provided at rates which write off the cost of the assets in equal annual amounts over the shorter of the period of the leases or the estimated useful lives of the assets as set out in note 2(d) above. Finance charges implicit in the lease payments are charged to the statements of income over the period of the leases so as to produce and approximately constant periodic rate of charge on the remaining balance of the obligations for each accounting period.


(f)  CONSTRUCTION IN PROGRESS

     Construction in progress is stated at cost. Cost comprises direct costs of construction as well as interest expense and exchange differences capitalized during the periods of construction and installation. Capitalization of these costs ceases and the construction in progress is transferred to fixed assets when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided in respect of construction in progress until it is completed and ready for its intended use.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


2    PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(g)  INVENTORIES

     Inventories, which consist primarily of handsets, SIM cards and accessories, are stated at the lower of cost and net realizable value. Cost represents purchase cost of goods calculated using the weighted average cost method. Net realizable value is determined by reference to the sales proceeds of items sold in the ordinary course of business after the balance sheet date or to management's estimates based on prevailing market conditions.

     When inventories are sold, the carrying amount of those inventories is recognized as a deduction of other income due to its insignificance. The amount of any write-down of inventories to net realizable value and all losses of inventories are recognized as an expense in the period the write-down or loss occurs. The amount of any reversal of any write-down of inventories, arising from an increase in net realizable value, is recognized as a reduction in the amount of inventories recognized as an expense in the period in which the reversal occurs. No amounts were written back for the periods presented.


(h)  DEFERRED REVENUE

     Deferred revenue from assignment of rights to income from subscribers with distributors of telecommunications services is stated in the balance sheet at the amount of consideration received according to the relevant assignment contracts less income recognized in the statements of income up to the balance sheet date. Income is deferred and recognized on a straight-line basis over the relevant assignment period. For assignment contracts which the distributors surrender for early cancellation, the balance of the Group's deferred revenue in respect of those contracts is recognized as non-operating income in the consolidated statements of income when the assignment contracts are cancelled.


(i)  FIXED RATE NOTES

     Fixed rate notes are stated on the balance sheet at face value, less unamortized discount arising on issuance of notes. The discount is amortized on a straight-line basis over the period from the date of issue to the date of maturity.


(j)  DEFERRED EXPENSES

     Deferred expenses comprise incidental costs incurred in relation to the issue of the Company's fixed rate notes and are amortized on a straight-line basis over the period from the date of issue to the date of maturity. In the event that the notes are redeemed prior to the maturity date, the unamortized expenses are charged immediately to the consolidated statements of income.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


2    PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(k)  BORROWING COSTS

     Borrowing costs are expensed in the consolidated statements of income in the period in which they are incurred, except to the extent that such costs are capitalized as being directly attributable to the acquisition or construction of an asset which necessarily takes a substantial period of time to get ready for its intended use.


(l)  REVENUE RECOGNITION

     Revenue is recognized when it is probable that the economic benefits will accrue to the Group and when the revenue can be measured reliably on the following bases:

     (i)   usage fees are recognized as revenue when the service is rendered;


     (ii) monthly fees are recognized as revenue in the month during which the service is rendered;

     (iii) connection fees are recognized as revenue when received;

     (iv) deferred revenue from assignment of rights to income from subscribers is recognized on a straight-line basis over the duration of the assignment period;

     (v) interest income is recognized on a time proportion basis on the principal outstanding and at the rate applicable; and

     (vi) sales of handsets and SIM cards are recognized on delivery of goods to the buyer. Such revenue, net of cost of goods sold, is included in other income due to its insignificance.


(m)  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     An allowance for doubtful accounts is provided based upon evaluation of the recoverability of the receivables at the balance sheet date.


(n)  TRANSLATION OF FOREIGN CURRENCIES

     The functional currency of the Group's operations is Renminbi. See Note 26. Foreign currency transactions are recorded at the applicable rates of exchange prevailing on the transaction dates. Monetary assets and liabilities denominated in currencies other than the functional currency are translated at the exchange rates ruling at the balance sheet date. Exchange differences attributable to the translation of borrowings denominated in currencies other than the functional currency, and used for financing the construction of fixed assets, are included in the cost of the related construction in progress. Exchange differences capitalized to construction in progress are immaterial for the periods presented. Other exchange gains and losses are recognized in the consolidated statements of income.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


2    PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(o)  DEFERRED TAXATION

     Deferred taxation is provided under liability method in respect of the tax effect arising from all material timing differences between the accounting and tax treatment of income and expenditure, which are expected with reasonable probability to crystallize in the foreseeable future. Future deferred tax benefits are not recognized unless their realization is assured beyond reasonable doubt.


(p)  RETIREMENT BENEFITS

     Contributions to retirement schemes are charged to the consolidated statements of income as and when incurred (see Note 23).


(q)  NET PROFIT PER SHARE

     The calculation of basic net profit per share for the years ended
     December 31, 1997 has been computed by dividing net profit by the weighted average number of shares outstanding as if the shares issued in the Restructuring were outstanding for the year shown. The calculation of basic net profit per share for the years ended December 31, 1998 and 1999 is based on the net profit and the weighted average number of shares in issue during the years.

     The calculation of diluted net profit per share for the years ended December 31, 1998 and 1999 has been computed after adjusting for the effects of all dilutive potential ordinary shares. All dilutive potential ordinary shares arise from the share options granted to the directors under the share option scheme which, if converted to ordinary shares, would decrease net profit per share. No diluted net profit per share for the year ended December 31, 1997 is calculated as the share options to the directors were initially granted in March 1998.


(r)  OPERATING LEASES

     Rental payable under operating lease are accounted for in the consolidated statements of income on a straight-line basis over the periods of the respective leases.


(s)  RELATED PARTIES

     For the purposes of these accounts, parties are considered to be related to the Group if the Group has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


2    PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(t)  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the periods reported. Actual results could differ from those estimates. Estimates are used when accounting for allowance for doubtful accounts, the length of fixed assets' lives, and write-down and write-off of long-lived assets. Actual results may differ from these estimates.


3    OPERATING REVENUE

     The principal activities of the Group are the provision of cellular telephone and related services in Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan provinces of the People's Republic of China. The principal activity of the Company is investment holding.

     Operating revenue primarily represents usage fees, monthly fees and connection fees for the use of the Group's cellular telephone networks, net of PRC business tax and government surcharges and central irrigation construction levy. Business tax and government surcharges are charged at approximately 3.3% to 3.65% of the corresponding revenue and central irrigation construction levy was charged at approximately 3% of certain connection and surcharge revenue.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in thousands, except share data)


3    OPERATING REVENUE (CONTINUED)

     Operating revenue is further analyzed as follows:


                                                        Year ended December 31,
                                                ----------------------------------------
                                  Note           1997             1998            1999
                                                  RMB              RMB             RMB

Guangdong Mobile:
Usage fees                         (i)           6,206           10,423          14,811
Monthly fees                      (ii)           2,201            3,072           2,436
Connection fees                  (iii)           2,060            1,887           2,894
Other operating revenue           (iv)             608            1,247           1,681
                                                ------           ------          ------
                                                11,075           16,629          21,822
                                                ------           ------          ------
Zhejiang Mobile:
Usage fees                         (i)           2,512            3,815           5,386
Monthly fees                      (ii)             492              870           1,230
Connection fees                  (iii)           1,113            1,009             806
Other operating revenue           (iv)             296              712             869
                                                ------           ------          ------
                                                 4,413            6,406           8,291
                                                ------           ------          ------
Jiangsu Mobile:
Usage fees                         (i)              --            2,107           4,236
Monthly fees                      (ii)              --              406           1,008
Connection fees                  (iii)              --              427             529
Other operating revenue           (iv)              --              370             796
                                                ------           ------          ------
                                                    --            3,310           6,569
                                                ------           ------          ------
Fujian Mobile:

Usage fees                         (i)              --               --             764
Monthly fees                      (ii)              --               --             141
Connection fees                  (iii)              --               --              68
Other operating revenue           (iv)              --               --              94
                                                ------           ------          ------
                                                    --               --           1,067
                                                ------           ------          ------


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


3    OPERATING REVENUE (CONTINUED)

     Operating revenue is further analyzed as follows:


                                                       Year ended December 31,
                                                -------------------------------------
                                Note             1997            1998            1999
                                                  RMB             RMB             RMB
Henan Mobile:
Usage fees                        (i)              --              --             520
Monthly fees                     (ii)              --              --             144
Connection fees                 (iii)              --              --              16
Other operating revenue          (iv)              --              --              51
                                               ------          ------          ------
                                                                                  731
                                               ------          ------          ------
Hainan Mobile:
Usage fees                        (i)              --              --              95
Monthly fees                     (ii)              --              --              22
Connection fees                 (iii)              --              --               6
Other operating revenue          (iv)              --              --              20
                                               ------          ------          ------
                                                   --              --             143
                                               ------          ------          ------
Total operating revenue                        15,488          26,345          38,623
                                               ======          ======          ======

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


3    OPERATING REVENUE (CONTINUED)

     NOTES:

     (i) Usage fees represent standard local usage fee for airtime and, where applicable, Domestic Direct Dial ("DDD") charges and International Direct Dial ("IDD") charges receivable from subscribers for the use of the Group's cellular communication networks and facilities; revenue from assignment of rights to income from subscribers, and fees in respect of roaming out calls. Roaming out calls are those made by the Group's subscribers outside the local service areas (see
           Note 4(ii)).

           For Guangdong Mobile and Zhejiang Mobile, prior to October 20, 1997, IDD and certain DDD call charges receivable from subscribers are not reflected as revenue. Pursuant to the interconnection agreements, with effect from October 20, 1997, Guangdong Mobile and Zhejiang Mobile reflect IDD and DDD calls charges receivable from subscribers and the amounts payable by relevant PTAs to the Group for inbound calls to the Group's subscribers which originate from the China Telecom System's fixed line network as revenue. References to the "China Telecom System", are the systems under the control of the MII, operates fixed line networks and provides fixed line telephone and data communications services in the PRC.

     (ii) Monthly fees represent fixed amounts charged to subscribers each month for their entitlement to use the Group's cellular telephone and related services.

     (iii) Connection fees represent amounts charged to subscribers for the initial connection to the Group's cellular telecommunications network.

     (iv) Other operating revenue mainly represents telephone number selection fees, charges for value added services, interconnection revenue and roaming in fees. Roaming in fees are received from China Mobile Communications Corporation ("China Mobile") or the MII in respect of calls made by non-subscribers using the Group's cellular telecommunications networks.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


4    OPERATING EXPENSES

     Operating expenses consist of:


                                                        Year ended December 31,
                                                 --------------------------------------
                                 Note             1997            1998            1999
                                                   RMB             RMB             RMB
Guangdong Mobile:
Leased lines                       (i)           2,374            2,280           1,634
Interconnection                   (ii)             705            3,177           3,849
Depreciation                                     1,854            2,533           3,307
Personnel                        (iii)             634            1,182           1,661
Other operating expenses          (iv)           1,449            2,386           2,895
                                                 -----           ------          ------
                                                 7,016           11,558          13,346
                                                 -----           ------          ------
Zhejiang Mobile:
Leased lines                       (i)             760              962             915
Interconnection                   (ii)             509            1,055           1,285
Depreciation                                       826            1,250           1,796
Personnel                        (iii)             116              234             273
Other operating expenses          (iv)             825              748           1,235
                                                 -----           ------          ------
                                                 3,036            4,249           5,504
                                                 -----           -------         ------
Jiangsu Mobile:
Leased lines                       (i)              --              675             996
Interconnection                   (ii)              --              520           1,012
Depreciation                                        --              814           1,925
Personnel                        (iii)              --              160             220
Other operating expenses          (iv)              --              359             651
                                                 -----           ------          ------
                                                    --            2,528           4,804
                                                 -----           ------          ------

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


4    OPERATING EXPENSES (CONTINUED)


                                                        Year ended December 31,
                                                ---------------------------------------
                                 Note            1997             1998            1999
                                                  RMB              RMB             RMB
Fujian Mobile:
Leased lines                       (i)              --               --              81
Interconnection                   (ii)              --               --             157
Depreciation                                        --               --             237
Personnel                        (iii)              --               --              39
Other operating expenses          (iv)              --               --             160
                                                ------           ------          ------
                                                    --               --             674
                                                ------           ------          ------
Henan Mobile:
Leased lines                       (i)              --               --              86
Interconnection                   (ii)              --               --             114
Depreciation                                        --               --             113
Personnel                        (iii)              --               --              30
Other operating expenses          (iv)              --               --             138
                                                ------           ------          ------
                                                                      -             481
                                                ------          -------          ------
Hainan Mobile:
Leased lines                       (i)              --               --              11
Interconnection                   (ii)              --               --              36
Depreciation                                        --               --              30
Personnel                        (iii)              --               --               5
Other operating expenses          (iv)              --               --              22
                                                ------           ------          ------
                                                    --               --             104
                                                ------           ------          ------
The holding company:
Depreciation                                         1                1               3
Personnel                        (iii)               6               19              28
Other operating expenses          (iv)              15               55              39
                                                ------           ------          ------
                                                    22               75              70
                                                ------           ------          ------
                                                10,074           18,410          24,983
                                                ======           ======          ======


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)

4    OPERATING EXPENSES (CONTINUED)

     NOTES:

     (i) Leased line charges represent expenses paid for the use of leased lines between the main switches, base transceiver stations, base station controllers, base stations, fixed line network connectors and long distance network connectors.

     (ii) Interconnection charges represent amounts paid in respect of call made between the Group's cellular networks, the fixed line networks in the relevant provinces and other GSM network operators in other provinces in the PRC. Prior to October 20, 1997, no interconnection charge was payable by Guangdong Mobile for either the TACS or GSM network or by Zhejiang Mobile for the TACS network. Pursuant to the interconnection agreements, Guangdong Mobile and Zhejiang Mobile recorded the amounts payable to PTAs for calls which interconnect with the fixed line network as interconnection charges with effect from October 20, 1997. Included in the amounts are also charges in respect of the Group's subscribers roaming outside the service areas of Guangdong Mobile, Zhejiang Mobile, Jiangsu Mobile, Fujian Mobile, Henan Mobile or Hainan Mobile (see Note 3(i)).

     (iii) Personnel expenses represent staff salaries, bonuses and medical benefits, provision for staff welfare expenses and contributions to staff retirement scheme.

     (iv)  Other operating expenses consist of:


                                                        Year ended December 31,
                                                 --------------------------------------
                                                  1997             1998            1999
                                                   RMB              RMB             RMB

Selling and promotion                              623              995           1,582
Maintenance                                        339              448             499
Provision for doubtful
 accounts (Note 10)                                449              558             771
Operating lease charges                            228              301             539
Other expenses (Note (a))                          650            1,246           1,749
                                                 -----            -----           -----
                                                 2,289            3,548           5,140
                                                 =====            =====           =====


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


4    OPERATING EXPENSES (CONTINUED)

     NOTES: (CONTINUED)

     These items are further analyzed as follows:


                                                    Year ended December 31,
                                             -----------------------------------
                                             1997           1998            1999
                                              RMB            RMB             RMB
Guangdong Mobile:
Selling and promotion                         309            626             901
Maintenance                                   209            373             315
Provision for doubtful accounts               386            360             441
Operating lease charges                       145            113             247
Other expenses (Note (a))                     400            914             991
                                            -----          -----           -----
                                            1,449          2,386           2,895
                                            -----          -----           -----
Zhejiang Mobile:
Selling and promotion                         314            271             443
Maintenance                                   130             52              99
Provision for doubtful accounts                63            124             131
Operating lease charges                        82            133             148
Other expenses (Note (a))                     236            168             414
                                            -----          -----           -----
                                              825            748           1,235
                                            -----          -----           -----
Jiangsu Mobile:
Selling and promotion                          --             90             151
Maintenance                                    --             23              41
Provision for doubtful accounts                --             74             132
Operating lease charges                        --             50             113
Other expenses (Note (a))                      --            122             214
                                            -----          -----           -----
                                               --            359             651
                                            -----          -----           -----

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in million, except share data)


4    OPERATING EXPENSES (CONTINUED)

     NOTES: (CONTINUED)

                                                       Year ended December 31,
                                                 -------------------------------------
                                                  1997            1998            1999
                                                   RMB             RMB             RMB

Fujian Mobile:
Selling and promotion                               --              --              35
Maintenance                                         --              --              25
Provision for doubtful accounts                     --              --              30
Operating lease charges                             --              --              14
Other expenses (Note (a))                           --              --              56
                                                 -----           -----           -----
                                                    --              --             160
                                                 -----           -----           -----
Henan Mobile:
Selling and promotion                               --              --              44
Maintenance                                         --              --              15
Provision for doubtful accounts                     --              --              38
Operating lease charges                             --              --              12
Other expenses (Note (a))                           --              --              29
                                                 -----           -----           -----
                                                    --              --             138
                                                 -----           -----           -----
Hainan Mobile:
Selling and promotion                               --              --               5
Maintenance                                         --              --               4
Provision for doubtful accounts                     --              --              (1)
Operating lease charges                             --              --               2
Other expenses (Note (a))                           --              --              12
                                                 -----           -----           -----
                                                    --              --              22
                                                 -----           -----           -----

The holding company:
Selling and promotion                               --               8               3
Operating lease charges                              1               5               3
Other expenses (Note (a))                           14              42              33
                                                 -----           -----           -----
                                                    15              55              39
                                                 -----           -----           -----
                                                 2,289           3,548           5,140
                                                 =====           =====           =====


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in million, except share data)


4    OPERATING EXPENSES (CONTINUED)

     NOTES: (CONTINUED)

     (a) Other expenses consist of offices expenses, utilities charges, travelling expenses, entertainment expenses, spectrum charges, insurance expenses, consumables and supplies, debt collection fees and other miscellaneous expenses.


5    WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT


                                                                    1998           1999
                                                                     RMB            RMB

Write-down of TACS network equipment (a)                             282          6,720
Write-off of TACS network equipment (b)                               --          1,522
                                                                     ---          -----
                                                                     282          8,242
                                                                     ===          =====


     TACS represents Total Assess Communication System, a European standard for analog mobile telephone transmissions in the 800 and 900 MHz frequency bands.

     (a) In light of the gradual opening of the telecommunications market in the PRC and the rapid change of technology, the Group has reviewed the carrying value of all TACS network and related equipment at December 31, 1999. Based on the estimated recoverable value of these assets, a write-down of RMB6,720 has been made in the current year.

     (b) This represents the write-off of certain TACS network equipment which have been removed from service.


6    OTHER INCOME

     Other income primarily consists of gross margin from sales of cellular telephone handsets and SIM cards.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in million, except share data)


7    NON-OPERATING INCOME/(EXPENSES)

     Non-operating income/(expenses) consists of:


                                                          Year ended December 31,
                                                       --------------------------------
                                                       1997         1998           1999
                                                        RMB          RMB            RMB
Exchange (loss)/gain                                    (61)          19             (9)
Loss on sale of other fixed assets                      (13)         (59)            (1)
Penalty income on overdue accounts                       93           64             72
Others                                                  (46)         (75)             8
                                                        ---          ---             --
Total non-operating income/(expenses)                   (27)         (51)            70
                                                        ===          ===             ==



8    INTEREST INCOME

     Interest income earned by the Group amounted to RMB767 (1998: RMB1,609), of which RMB410 (1998: RMB1,426) relates to the interest income earned by the Company. Interest income was classified as an exceptional item in the financial statements for the year ended December 31, 1998.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in million, except share data)


9     INCOME TAX

      (i) No provision has been made for Hong Kong profits tax as there was no estimated assessable profits for the year ended December 31, 1999. The provision for Hong Kong profits tax is calculated at 16.5% and 16% of the estimated assessable profits of the holding company's unconsolidated financial statements for the year ended December 31, 1997 and 1998, respectively.

      (ii) Pursuant to the income tax rules and regulations of the PRC, the Group's subsidiaries in the PRC are subject to the statutory income tax rate of 33% for the year ended December 31, 1999, except Hainan Mobile at a tax rate of 15%. According to notices from the PRC Ministry of Finance, connection fees and certain surcharges, which were previously not subject to income tax, are subject to an income tax rate of 33% with effect from January 1, 2000 for Fujian Mobile and January 27, 2000 for Henan Mobile and 15% with effect from January 19, 2000 for Hainan Mobile.

            Income tax in the consolidated statements of income represents:

                                                        Year ended December 31,
                                                  -----------------------------------
                                                  1997            1998           1999
                                                   RMB             RMB            RMB
     Provision for Hong Kong profits
      tax for the year                               8               3             --
     Overprovision in respect of
      Hong Kong profits tax for prior year          --              --             (2)
                                                  ----           -----          ------
                                                     8               3             (2)
     Underprovision in respect of PRC
      income tax for prior year                     --              --             24
     Provision for PRC income tax
      on the estimated taxable profits
      for the year                                 985           2,609          3,776
     Deferred tax assets (Note 15)                  (2)           (126)        (2,151)
                                                  ----           -----         ------
                                                   991           2,486          1,647
                                                  ====           =====         ======

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


9    INCOME TAX (CONTINUED)

     The provision for income tax differs from the amount computed by applying the PRC statutory income tax rate of 33% to profit before tax and minority interests for the following reasons:

                                                          Year ended December 31,
                                                    -----------------------------------
                                                     1997            1998          1999
                                                      RMB             RMB           RMB
Expected PRC taxation at statutory
 tax rates                                          1,965           3,098         2,127
Non-taxable items
  -- Connection fee                                  (803)            (65)          (29)
  -- Surcharge                                       (118)            (87)          (37)
  -- Interest income                                  (86)           (225)          (66)
Non-deductible expenses                                37             124           150
Rate differential on PRC operations                    --              --          (371)
Rate differential on Hong Kong operations             (81)           (233)          (45)
Non-recognition of deferred taxes
  -- Generation of timing difference                   43              76           254
  -- Reversal of timing difference                     --            (187)         (265)
Others                                                 34             (15)          (71)
                                                    -----           -----         -----
Income tax                                            991           2,486         1,647
                                                    =====           =====         =====



10   ACCOUNTS RECEIVABLE

                                                                       December 31,
                                                                    ------------------
                                                                     1998         1999
                                                                      RMB          RMB
Accounts receivable                                                 3,383        6,313
Less: Allowance for doubtful
      accounts                                                       (901)      (1,356)
                                                                    -----       ------
                                                                    2,482        4,957
                                                                    =====       ======


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


10    ACCOUNTS RECEIVABLE (CONTINUED)

      Allowance for doubtful accounts is analyzed as follows:


                                                                       RMB
At January 1, 1997                                                      250
Provision for the year                                                  449
Written-off                                                              (5)
                                                                      -----
At December 31, 1997                                                    694
Acquired on acquisition of subsidiaries                                 182
Provision for the year                                                  558
Written-off                                                            (533)
                                                                      -----
At December 31, 1998                                                    901
Acquired on acquisition of subsidiaries                                 517
Provision for the year                                                  771
Written-off                                                            (833)
                                                                      -----
At December 31, 1999                                                  1,356
                                                                      =====


11    FIXED ASSETS

                                                                       December 31,
                                                                  ---------------------
                                                                   1998           1999
                                                                    RMB            RMB
Land use rights and buildings                                      1,761          2,878
Telecommunication transceivers, switching
 centers and other network equipment                              38,320         58,173
Office equipment, furniture and fixtures and others                  843          1,797
                                                                  ------         ------
                                                                  40,924         62,848
Less: accumulated depreciation                                     6,938         20,149
                                                                  ------         ------
                                                                  33,986         42,699
                                                                  ======         ======

      All of the Group's buildings are located outside Hong Kong.

      The net book value of fixed assets of the Group includes an amount of RMB431 (1998: Nil) in respect of assets held under capital lease.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


11    FIXED ASSETS (CONTINUED)

      In connection with the Restructuring, pursuant to an approval document dated September 5, 1997 issued by China State-owned Assets Administration Bureau, the fixed assets of Guangdong Mobile and Zhejiang Mobile as of May 31, 1997 were valued by Zhongqihua Assets Appraisal Company ("ZAAC"), a firm of independent valuers registered in the PRC, on a depreciated replacement cost basis. The value of fixed assets of Guangdong Mobile and Zhejiang Mobile has been determined at RMB15,630 reflecting a surplus on revaluation of approximately RMB3,529. Such revalued amount for fixed assets of Guangdong Mobile and Zhejiang Mobile has been reflected as of May 31, 1997 in the accompanying consolidated financial statements.

      In connection with the acquisition of Jiangsu Mobile, and pursuant to an approval document dated April 7, 1998 issued by China State-owned Assets Administration Bureau, the fixed assets of Jiangsu Mobile as of December 31, 1997 were valued by ZAAC on a depreciated replacement cost basis. The value of fixed assets of Jiangsu Mobile has been determined at RMB7,879 reflecting a surplus on revaluation of approximately RMB2,443.

      In connection with the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile, and pursuant to an approval document dated September 27, 1999 issued by the Ministry of Finance, the fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile as of June 30, 1999 were valued by China International Engineering Consulting Corporation ("CIECC") on a depreciated replacement cost basis. The aggregate value of fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile has been determined at RMB10,684 reflecting a surplus on revaluation of approximately RMB391.

      The Group's land and buildings in Guangdong Mobile and Zhejiang Mobile, Jiangsu Mobile and Fujian Mobile, Henan Mobile and Hainan Mobile were also valued separately by Chesterton Petty Limited as of May 31, 1997,
      December 31, 1997 and June 30, 1999 respectively, independent qualified valuers in Hong Kong. The values of such reports have been determined at approximately the same amounts as the ZAAC and CIECC reports.

      Other than revaluations carried out in compliance with relevant PRC rules and regulations, the Group has no plan to revalue its fixed assets on a regular basis.

      The effect of the above three revaluations is to increase annual depreciation charges by approximately RMB1,113 (1998: approximately RMB1,041).

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


11    FIXED ASSETS (CONTINUED)

      The historical cost net book value of the fixed assets of Guangdong Mobile and Zhejiang Mobile in the Group's financial statements as of May 31, 1997 and the revalued basis of these fixed assets are as follows:


                                                                               Revalued
                                                        Net book value          Amount
                                                        --------------         --------
                                                                   RMB              RMB
Land use rights and buildings                                      444              552
Telecommunication transceivers, switching
 centers and other network equipment                            11,186           14,591
Office equipment, furniture and fixtures and others                471              487
                                                        --------------         --------
                                                                12,101           15,630
                                                        ==============         ========

      The historical cost net book value of the fixed assets of Jiangsu Mobile as of December 31, 1997 and the revalued basis of these fixed assets are as follows:


                                                                               Revalued
                                                        Net book value          Amount
                                                        --------------         --------
                                                                   RMB              RMB
Land use rights and buildings                                       15               25
Telecommunication transceivers, switching
 centers and other network equipment                             5,409            7,842
Office equipment, furniture and fixtures and others                 12               12
                                                        --------------         --------
                                                                 5,436            7,879
                                                        ==============         ========

      The historical cost net book value of the fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile as of June 30, 1999 and the revalued basis of these fixed assets are as follows:


                                                                               Revalued
                                                        Net book value          Amount
                                                        --------------         --------
                                                                   RMB              RMB
Land use rights and buildings                                      152              159
Telecommunication transceivers, switching
 centers and other network equipment                             9,931           10,322
Office equipment, furniture and fixtures and others                210              203
                                                        --------------         --------
                                                                10,293           10,684
                                                        ==============         ========

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


12    INTEREST IN ASSOCIATES


                                                                       December 31,
                                                                  ---------------------
                                                                  1998             1999
                                                                   RMB              RMB
Unlisted shares, at cost                                            21               37
Capital contributions, at cost                                       9                9
                                                                  ----             ----
                                                                    30               46
                                                                  ====             ====

      Details of the associates, all of which are unlisted corporate entities, are as follows:


                                  Place of       Attributable
                             incorporation      interest held                 Principal
Name of associate            and operation       by the Group                  Activity
China Motion United              Hong Kong                30%              Provision of
 Telecom Limited                                                     telecommunication
                                                                               services

Shenzhen China Motion                  PRC                30%              Provision of
 Telecom United                                                       telecommunication
 Limited                                                                       services

Fujian Nokia Mobile                    PRC                50%      Network planning and
Communication Technology                                                     optimizing
Company Limited                                                    construction-testing
                                                                       and supervising,
                                                                    technology support,
                                                                        development and
                                                                  training of Nokia GSM
                                                                        900/1800 Mobile
                                                                   Communication system


13    AMOUNTS DUE FROM/TO ULTIMATE HOLDING COMPANY

      Amounts due from/to ultimate holding company are unsecured, non-interest bearing, repayable on demand and arose in the ordinary course of business.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


14    AMOUNTS DUE FROM/TO RELATED PARTIES

      Amounts due from/to related parties are unsecured, non-interest bearing and repayable on demand and arose in the ordinary course of business.


15    DEFERRED TAX ASSETS

      Movements on deferred tax assets comprise:


                                                                        December 31,
                                                                     ------------------
                                                                     1998          1999
                                                                      RMB           RMB
Balance at beginning of year                                           24           152
Acquired on acquisition of subsidiaries                                 2             3
Transferred from consolidated statements of income (Note 9)           126         2,151
                                                                     ----         -----
Balance at end of year                                                152         2,306
                                                                     ====         =====

      Deferred tax assets of the Group provided for are as follows:


                                                                      December 31,
                                                                  ---------------------
                                                                  1998             1999
                                                                   RMB              RMB
Provision for obsolete inventories                                  26               51
Write-down of fixed assets relating to TACs equipment               44            2,182
Amortization of deferred revenue                                    82               73
                                                                  ----            -----
                                                                   152            2,306
                                                                  ====            =====


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


15    DEFERRED TAX ASSETS (CONTINUED)

      Deferred tax asset of the Group not provided for is as follows:


                                                                       December 31,
                                                                  ---------------------
                                                                  1998            1999
                                                                   RMB             RMB
Provision for doubtful accounts                                    283             402
                                                                  ====            ====


      As described in Note 11, in connection with the Restructuring, the fixed assets of Guangdong Mobile and Zhejiang Mobile have been revalued at May 31, 1997. As a result of such valuation, the fixed assets basis differences that gave rise to the potential deferred tax liabilities of Guangdong Mobile and Zhejiang Mobile were eliminated (RMB547 as of May 31,
      1997).

      In connection with the acquisition of Jiangsu Mobile, the fixed assets of Jiangsu Mobile have been revalued at December 31, 1997. As a result of such valuation, the fixed assets basis differences that gave rise to the potential deferred tax liabilities of Jiangsu Mobile were eliminated (RMB149 as of December 31, 1997).

      In connection with the acquisition of Fujian Mobile, Henan Mobile and Hainan Mobile, the fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile have been revalued at June 30, 1999. As a result of such valuation, the fixed assets basis differences that give rise to the potential deferred tax liabilities were eliminated (RMB825 as of June 30, 1999).

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


16    BANK AND OTHER LOANS

      SHORT-TERM


                                                                      December 31,
                                                                 ----------------------
                                                                  1998             1999
                                                                   RMB              RMB
Bank loans                                                       4,112            3,957
Current portion of long-term bank and other loans                1,225              394
                                                                 -----            -----
                                                                 5,337            4,351
                                                                 =====            =====


      Included in the short-term loans is an amount of RMB100 (1998: Nil) which is secured by cash at bank amounting to RMB100 (1998: Nil). All other short-term loans are unsecured.

      The Group's borrowings under short-term loans are used primarily to finance construction projects and generally consist of unsecured loans and are repayable in full on respective due dates with interest rates ranging from 7.27% to 11% at December 31, 1997, from 5.81% to 6.57% at
      December 31, 1998 and from 5.02% to 7.11% at December 31, 1999. The Group's weighted average interest rate on short-term loans was 9.87%, 6.18% and 5.85% at December 31, 1997, 1998 and 1999 respectively.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


16    BANK AND OTHER LOANS (CONTINUED)

      LONG-TERM


                                                                          December 31,
                                                                      ------------------
                         Interest rate and final                      1998        1999
                         Maturity                                      RMB         RMB
RENMINBI DENOMINATED BANK LOANS:

For construction of      Fixed interest rates of 7.56% per              --         650
 Telecommunications       annum with maturities through 2003
 Network                  (c)
                         Floating interest rates at 5.94%               --         595
                          per annum as of December 31, 1999
                          with maturities through 2002 (a)

                         Floating interest rates at 5.94%               --         383
                          per annum as of December 31, 1999
                          with maturities through 2002

                         Fixed interest rates ranging from              34          --
                          7.67% to 9.5% per annum with
                          maturities through 1999

US DOLLAR DENOMINATED BANK LOANS:

For construction of      Floating interest rates of LIBOR with        311         207
 Telecommunications       maturities through 2001 (b)
 Network


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


16    BANK AND OTHER LOANS (CONTINUED)

      LONG-TERM (CONTINUED)


                                                                         December 31,
                                                                      ------------------
                           Interest rate and final                    1998         1999
                           maturity                                    RMB          RMB

RENMINBI DENOMINATED LOANS FROM RELATED PARTIES:

For construction of        Fixed interest rate of 10.98% per            800           --
 Telecommunications         annum, with maturities through
 Network                    1999

US DOLLAR DENOMINATED OTHER LOANS:

For construction of        Majority at fixed interest                 1,016          744
 telecommunications         rates ranging from 6.4% to 7.5% per
 Network                    annum with maturities through
                            2004

For construction of        Floating interest rate of LIBOR               55           40
 Telecommunications         plus 0.45% per annum with
 Network                    maturities through 2001 (b)
                                                                      -----        -----
Total long-term loans                                                 2,216        2,619
Less: current portion                                                 1,225          394
                                                                      -----        -----
                                                                        991        2,225
                                                                      =====        =====


      (a) Guaranteed by the Fujian PTA.
      (b) Guaranteed by the Guangdong PTA.
      (c) Guaranteed by the Hebei PTA.
      At December 31, 1999, LIBOR was approximately 5.3%.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


16    BANK AND OTHER LOANS (CONTINUED)

      LONG-TERM (CONTINUED)

      The aggregate maturities of long-term bank and other loans subsequent to December 31, 1999 are as follows:


                                                           RMB
2000                                                        394
2001                                                        976
2002                                                        952
2003                                                        216
2004                                                         81
                                                          -----
                                                          2,619
                                                          =====

      Interest expense, net of the amounts capitalized, is as follows:


                                                            Year ended December 31,
                                                     -----------------------------------
                                                      1997          1998           1999
                                                       RMB           RMB            RMB

Interest incurred                                      287           307            485
Interest element of capital lease                       --            --              1
Interest capitalized                                  (112)         (147)          (143)
                                                      ----          ----           ----
Interest expense                                       175           160            343
                                                      ====          ====           ====

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


17    DEFERRED EXPENSES


                                                                    Year ended December 31,
                                                                    -----------------------
                                                                     1998              1999
                                                                      RMB               RMB

Additions during the year                                              --                53
Less: Amortization for the year                                        --                (2)
                                                                     ----              ----
Balance at the end of year                                             --                51
                                                                     ====              ====


18    ACCRUED EXPENSES AND OTHER PAYABLES


                                                                       December 31,
                                                                   --------------------
                                                                   1998           1999
                                                                    RMB            RMB

Other payables                                                     1,144          1,954
Accrued salaries, wages and benefits                               1,274          1,549
Accrued expenses                                                     338            612
                                                                   -----          -----
                                                                   2,756          4,115
                                                                   =====          =====

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


19    OBLIGATIONS UNDER CAPITAL LEASE

      (i) In 1998, Hainan Mobile entered into a capital lease agreement to finance the purchase of telecommunications equipment. The lease is denominated in United States dollars and the lease term is for 4 years expiring in 2002. The legal title of the equipment will be transferred to Hainan Mobile when all outstanding lease payments are paid.

      (ii) The following is a schedule by years of future minimum lease payments under capital lease together with the present value of the net minimum lease payments as of December 31, 1999:


                                                                            RMB
 2000                                                                        78
 2001                                                                        73
 2002                                                                        35
                                                                            ---
 Total minimum lease payments                                               186
 Less: Amount representing interest                                         (11)
                                                                            ---
 Present value of net minimum lease payments                                175
 Less: Obligations under capital lease - current portion                    (68)
                                                                            ---
                                                                            107
                                                                            ===

      (iii) The capital lease is guaranteed by Hainan PTA.


20    FIXED RATES NOTES


                                                                 1998           1999
                                                                  RMB            RMB
US dollar 7.875% fixed rate notes due 2004                         --          4,952
                                                                 ====          =====

      On November 2, 1999, the company issued unsecured fixed rates notes (the "notes") with a principal amount of US$600 due on November 2, 2004. The notes bear interest at the rate of 7.875% per annum and such interest is payable semi-annually on May 2 and November 2 of each year, commencing May 2, 2000.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


21   DEFERRED REVENUE

     Deferred revenue from assignment of rights to income from subscribers represents the unamortized portion of proceeds received by Guangdong Mobile from certain distributors of telecommunications services pursuant to agreements under which Guangdong Mobile sold certain mobile phone numbers to these distributors at RMB0.0092 each, in return for assigning to such distributors the rights to certain revenue such as usage fees, monthly fees, connection fees, telephone number selection fees and 50% value-added services fees from those subscribers over a period of seven years. The distributors have no recourse to the Group under the relevant agreements and the Group maintains no credit risk from such subscribers during the seven-year period. The proceeds received by Guangdong Mobile have been accounted for as deferred revenue and are amortized over a period of seven years. After the expiration of the relevant agreements, the rights to income from these subscribers will revert to the Group.

                                                                       December 31,
                                                                   --------------------
                                                                    1998           1999
                                                                     RMB            RMB
Balance at beginning of year                                       1,353          1,757
Additions                                                            689             48
Recognized in the consolidated statements of income                 (285)          (313)
                                                                   -----          -----
Balance at end of year                                             1,757          1,492
                                                                   =====          =====

22   COMMITMENTS AND CONTINGENCIES

(a)  OPERATING LEASES

     Future minimum lease payments as of December 31, 1999 under non-cancellable operating leases having initial or remaining lease terms of more than one year are as follows:


                                                                                     RMB
2000                                                                               4,644
2001                                                                               3,526
2002                                                                               3,486
2003                                                                               2,571
2004                                                                               2,439
Thereafter                                                                         7,350
                                                                                  ------
                                                                                  24,016
                                                                                  ======

(b)  CAPITAL COMMITMENTS

     As of December 31, 1999, the Group had capital commitments as follows:


                                                                                     RMB
Authorized and contracted for                                                      7,489
Authorized but not contracted for                                                 15,988
                                                                                  ------
                                                                                  23,477
                                                                                  ======

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


23   EMPLOYEE AND RETIREMENT BENEFITS

     The employees of the subsidiaries participate in defined benefit retirement plans managed by the local government authorities whereby the subsidiaries are required to contribute to the schemes at fixed rate of the employees' salary costs. The subsidiaries have no obligation for the payment of retirement and other post-retirement benefits of staff other than the contributions described above. Expenses incurred by the subsidiaries in connection with the retirement scheme were RMB101 , RMB209 and RMB251 respectively, for three years ended December 31, 1997, 1998 and 1999 respectively.

     Pursuant to PRC regulation and prior to the Restructuring and the subsequent acquisitions, the subsidiaries were required to provide staff quarters to eligible employees and their immediate families. The Group has established separate employee housing reform schemes in order to comply with the regulation at the provincial level. Under such schemes, the Group is required to either purchase or build housing which is to be sold or rented to eligible employees. Through May 31, 1997, housing provided under the schemes was shared between Guangdong Mobile and the Guangdong PTA, in Guangdong Mobile's case and purchased or built entirely by the Zhejiang PTA in Zhejiang Mobile's case. Through December 31, 1997, housing provided under the schemes was purchased or built entirely by the Jiangsu PTA in Jiangsu Mobile's case. Through June 30, 1999, housing provided under the schemes were purchased or built entirely by the Fujian PTA, Henan PTA and Hainan PTA in the cases of Fujian Mobile, Henan Mobile and Hainan Mobile.

     Following the Restructuring and the subsequent acquisitions, management intends to continue with the housing schemes previously in place for existing employees. The Group estimates the total cost of the subsidy to be provided for such housing scheme in respect of employees to be approximately RMB440, of which RMB155 has been accrued through December 31, 1999. All previous costs incurred by the relevant PTAs have not been charged to the Group.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


24   RELATED PARTY TRANSACTIONS

     The Group's operations are subject to extensive regulation by the PRC government. The MII, pursuant to the authority delegated to it by the PRC State Council, directly or indirectly regulates licensing, competition, interconnection, technology and equipment standards, and other aspects of the PRC telecommunications industry. The MII, together with other PRC government entities, also regulates tariff policy, foreign investment and spectrum allocation and spectrum usage fees. Specifically, the Group's tariffs are subject to the regulation by various Government authorities, including the State Development Planning Commission ("SDPC"), the MII, the PTAs and the relevant provincial price regulatory authorities. Connection fees charged by the Group are based on a guidance price range set jointly by the MII and SDPC, with each actual fee determined by the Group in consultation with the relevant provincial price regulatory authorities. In general, the Group's base usage charges and domestic roaming usage charges are set by the MII and SDPC. International roaming charges are determined pursuant to agreements formed between the DGT or China Mobile and other cellular operators. The principal related party transactions, which were entered into with the MII and other entities under the control of the MII, are as follows:

                                                            Year Ended December 31,
                                                       --------------------------------
                                           NOTE         1997         1998          1999
                                                         RMB          RMB           RMB
Interconnection revenue                     (i)           28          752         1,242
Interconnection charges                    (ii)          739        3,925         5,275
Leased line charges                       (iii)        3,134        3,917         3,723
Roaming revenue                            (iv)          470        1,053         1,497
Roaming expenses                            (v)          475          827         1,178
Spectrum fees                              (vi)           20           12            12
Operating lease charges                   (vii)          152          227           280
Sales commission                         (viii)          152          264           378
Debt collection service fees             (viii)           60          133           143
Billing service fees                     (viii)            1            1             2
Equipment maintenance service fee          (ix)           --           --            --
Rental charges of synchronized clock
 ports                                      (x)           --           --             2
Purchase of mobile phones and
 equipment                                             1,743           --            --
Interest paid/payable                      (xi)          106           83            --
Interest received                                          3           --            --
Capital contributions                     (xii)          246           --            --
Distributions                            (xiii)          222           --            --

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


24   RELATED PARTY TRANSACTIONS (CONTINUED)

     NOTES:

     (i) Interconnection revenue represents the amounts received or receivable from the Guangdong PTA, the Zhejiang PTA, the Jiangsu PTA, the Fujian PTA, the Henan PTA and the Hainan PTA ("the relevant PTAs") in respect of calls made between the Group's cellular networks, the fixed line networks in Guangdong, Zhejiang, Jiangsu, Fujian, Henan and Hainan provinces ("the relevant provinces") and other GSM network operators in other provinces in the PRC. Prior to October 1, 1999, no interconnection revenue was received by the Group in respect of inter-provincial outbound calls made from the fixed line networks in the relevant provinces to other GSM networks in other provinces in the PRC. Pursuant to the interconnection agreement dated October 8, 1999 and with effect from October 1, 1999, the Group records the amounts receivable from the relevant PTAs for inter-provincial outbound calls originating from the fixed line networks in the relevant provinces, which terminate on GSM networks in other provinces in the PRC as interconnection revenue.

     (ii) Interconnection charges represent the amounts paid or payable to China Mobile or the relevant PTAs in respect of calls made between the Group's cellular networks, the fixed line networks in the relevant provinces and other GSM network operators in other provinces in the PRC. Prior to October 1, 1999, no interconnection charges were paid/payable in respect of inter-provincial outbound calls made from the fixed line networks in the relevant provinces to other GSM networks in other provinces in the PRC. Pursuant to the interconnection agreement dated October 8, 1999 and with effect from October 1, 1999, the Group records the amounts payable to China Mobile for inter-provincial outbound calls originating from the fixed line networks in the relevant provinces, which terminate on other GSM networks in other provinces in the PRC as interconnection charges.

     (iii) Leased line charges represent expenses paid or payable to the relevant PTAs for the use of leased lines between the base transceiver stations, base station controllers, base stations, fixed line network connectors, long distance network connectors and main switches.

     (iv) A cellular telephone user using roaming services is charged at the respective roaming usage rate for roaming in calls, in addition to applicable long distance charges. Roaming revenue represents domestic and international roaming in usage charges from non-subscribers received or receivable from the relevant domestic and international cellular telephone operators through the MII or China Mobile. With effect form April 1, 1999, all settlements of inter-provincial roaming and corresponding interconnection revenues are made through China Mobile instead of the MII.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


24   RELATED PARTY TRANSACTIONS (CONTINUED)

     NOTES: (CONTINUED)

     (v) A cellular telephone user using roaming services is charged at the respective roaming usage rate for roaming out calls, in addition to applicable long distance charges. Roaming expenses represent the amount of domestic and international roaming out charges received or receivable from subscribers which is to be remitted to the relevant domestic and international cellular telephone operators for their share of the roaming revenue through the MII or China Mobile. With effect from April 1, 1999, all settlements of inter-provincial roaming and corresponding interconnection charges are made through China Mobile instead of the MII.

     (vi) Spectrum fees represent the spectrum usage fees paid or payable to MII through China Mobile for the usage of the frequency bands allocated to the Company's subsidiaries in the PRC.

     (vii) Operating lease charges represent the rental paid or payable to the relevant PTAs for operating leases in respect of land and buildings and others.

     (viii) With effect from October 20, 1997 for Guangdong Mobile and Zhejiang Mobile, January 1, 1998 for Jiangsu Mobile, April 1, 1999 for Fujian Mobile and Hainan Mobile and July 1, 1999 for Henan Mobile, each of these subsidiaries entered into certain services agreements in respect of marketing services with authorized dealers, debt collection services and billing services with the relevant PTAs.

             Sales commission represents the amounts paid or payable to the relevant PTAs for their marketing of the cellular services in the relevant provinces.

             Debt collection service fees represent the amounts paid or payable to the relevant PTAs for their provision of debt collection services to the Company's subsidiaries.

             Billing service fees represent the amounts paid or payable to the Fujian PTA and Henan PTA for their provision of the billing services to Fujian Mobile and Henan Mobile.

     (ix) Equipment maintenance service fees represent the amount paid or payable to the Fujian PTA for its provision of the maintenance services to Fujian Mobile. No such expenses were incurred for the year ended December 31, 1999.

     (x) Rental charges of synchronized clock ports represent expenses paid or payable to the relevant PTAs for leasing of synchronized clock ports by the Company's subsidiaries.

     (xi) Interest paid/payable represents the interest incurred on loans borrowed from Zhejiang PTA and Telpo.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


24   RELATED PARTY TRANSACTIONS (CONTINUED)

     NOTES: (CONTINUED)

     (xii) Capital contributions in 1997 represent capital contributions in the form of cash received from the Zhejiang PTA upon the establishment of Zhejiang Mobile and cash received from the Guangdong PTA, respectively.

     (xiii) Distributions represent cash payments by the Group to acquire assets transferred to the Guangdong PTA for business unrelated to the Group, and the cash effects of the effective settlement of an intercompany account balance arising in the ordinary course of business related to Zhejiang Mobile's TACS operations.

(b) Pursuant to the ordinary resolution passed by the Company's shareholders on November 11, 1999, the Company acquired the entire issued share capital of Fujian Mobile BVI, Henan Mobile BVI and Hainan Mobile BVI from CTHK (BVI), the immediate holding company of the Company, for a total consideration of HK$49,715 (RMB equivalent 52,953). The consideration was satisfied by a cash of HK$19,031 (RMB equivalent 20,268) and allotment of shares to CTHK
     (BVI) amounted to HK$30,684 (RMB equivalent 32,685). The only assets of each of Fujian Mobile BVI, Henan Mobile BVI and Hainan Mobile BVI are their interests in the entire equity of Fujian Mobile, Henan Mobile and Hainan Mobile, respectively.

     Pursuant to the ordinary resolution passed by the Company's shareholders on June 3, 1998, the Company acquired the entire issued share capital of Jiangsu Mobile BVI from CTHK (BVI), for a total cash consideration of HK$22,475 (RMB equivalent 24,120). The only asset of Jiangsu Mobile BVI is its interest in the entire equity of Jiangsu Mobile.


25   SHAREHOLDERS' EQUITY

     SHARE CAPITAL


                                                                 Nominal
                                              Number of        Amount of
                                               ordinary    each ordinary
                                                 shares            Share         Amount
                                                                                    HK$

AUTHORIZED:

Balance at December 31, 1998 and 1999
                                         16,000,000,000           HK$0.1          1,600
                                         ==============                           =====

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


25   SHAREHOLDERS' EQUITY (CONTINUED)

     SHARE CAPITAL (CONTINUED)


                                                                 Nominal
                                               Number of       amount of
                                                ordinary   each ordinary
                                                  shares           share         Amount
                                                                                    HK$
ISSUED AND FULLY PAID:

Balance at January 1, 1998 and
 December 31, 1998                        11,780,788,000          HK$0.1          1,178
                                          ==============                          =====

                                                                     RMB
                                                              equivalent          1,261
                                                                                  =====

Balance at January 1, 1999                11,780,788,000          HK$0.1          1,178

Issue of new shares to the
 professional and institutional
 investors                                   644,804,000          HK$0.1             65

Issue of consideration shares for
 acquisition of subsidiaries               1,273,195,021          HK$0.1            127

Shares issued under share option
 scheme (Note 26)                                                 HK$0.1
                                               7,500,000                              1
                                          --------------                          -----
Balance at December 31, 1999              13,706,287,021                          1,371
                                          ==============                          =====
                                                                     RMB
                                                              equivalent          1,467
                                                                                  =====

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


25   SHAREHOLDERS' EQUITY (CONTINUED)

     SHARE CAPITAL (CONTINUED)

     The Company was established in Hong Kong on September 3, 1997 as a limited company, with a registered share capital of HK$10 divided into 100,000 shares of HK$0.10 each, two of which were issued and credited as fully paid.

     At an extraordinary general meeting of the Company held on September 27, 1997,

     (i) the authorised share capital of the Company was increased from HK$10 to HK$1,600,000 by the creation of an additional 15,999,900,000 shares of HK$0.10 each; and

     (ii) 9,009,999,998 shares were credited as fully paid and issued to CTHK
          (BVI) for the transfer of interests in Guangdong Mobile and Zhejiang Mobile to the Company.

     Pursuant to the resolutions passed on October 21, 1997, the Company issued 2,600,000,000 shares of HK$0.1 each at HK$11.68 per share and the shares were listed on the New York Stock Exchange and The Stock Exchange of Hong Kong Limited on October 22, 1997 and October 23, 1997, respectively. On November 7, 1997, the Company issued 170,788,000 shares of HK$0.1 each at HK$11.68 per share by way of a placing among professional and institutional investors.

     Pursuant to ordinary resolutions passed at directors' meetings held on November 1, 1999 and November 3, 1999 respectively, the Company issued 560,700,000 and 84,104,000 ordinary shares of HK$0.1 each to professional and institutional investors, at a consideration of HK$24.1 per share, for financing the acquisition of Fujian Mobile BVI, Henan Mobile BVI and Hainan Mobile BVI.

     Pursuant to an ordinary resolution passed at an extraordinary general meeting held on November 11, 1999, 1,273,195,021 ordinary shares of HK$0.1 each were issued and credited as fully paid to CTHK (BVI), at a consideration of HK$24.1 per share as part of the consideration for the acquisition of Fujian Mobile BVI, Henan Mobile BVI and Hainan Mobile BVI.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


25   SHAREHOLDERS' EQUITY (CONTINUED)

     RESERVES

     Capital reserve

     As mentioned in Note 1, this amount represents the total of the following:

     - the additional earnings of Guangdong Mobile and Zhejiang Mobile from June 1, 1997 to September 26, 1997, the completion date of the Restructuring (RMB1,132); and

     - goodwill arising on the acquisition of Jiangsu Mobile BVI and Jiangsu Mobile on June 3, 1998 (RMB15,622), which has been eliminated against capital reserve immediately upon acquisition.

     - goodwill arising on the acquisition of Fujian Mobile BVI, Henan Mobile BVI, Hainan Mobile BVI, Fujian Mobile, Henan Mobile and Hainan Mobile on November 11, 1999 (RMB42,440), which has been eliminated against capital reserve immediately upon acquisition.


     PRC statutory reserves

     PRC statutory reserves include general reserve, enterprise expansion fund, statutory surplus reserve and statutory public welfare fund.

     At December 31, 1999, Guangdong Mobile, Zhejiang Mobile, Jiangsu Mobile and Fujian Mobile are wholly-foreign owned enterprises. In accordance with Accounting Regulations for PRC Enterprises with Foreign Investment, they are required to transfer at lease 10% of their profit after taxation, as determined under accounting principles generally accepted in the PRC ("PRC GAAP") to the general reserve until the balance of the general reserve is equal to 50% of their registered capital. Moreover, they are required to transfer a certain percentage of their profit after taxation, as determined under PRC GAAP, to the enterprise expansion fund. During the year, appropriations were made by each of the above subsidiaries to the general reserve and the enterprise expansion fund at 10% and 30%, respectively, of their profits after taxation determined under PRC GAAP.

     The general reserve can be used to make good losses and to increase the capital of the subsidiaries while enterprise expansion fund can be used to increase the capital of the subsidiaries, to acquire fixed assets and to increase current assets.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


25   SHAREHOLDERS' EQUITY (CONTINUED)

     RESERVES (CONTINUED)

     As Henan Mobile and Hainan Mobile were only registered as wholly-foreign owned enterprises on January 27, 2000 and January 19, 2000, respectively, they are not required to make the above transfers for the year ended December 31, 1999. According to their Articles of Association and Regulations on Posts and Telecommunications Enterprises, Henan Mobile and Hainan Mobile are required to transfer a certain percentage of profit after taxation, as determined under PRC GAAP, to the statutory surplus reserve and statutory public welfare fund. During the year, appropriations were made by Henan Mobile and Hainan mobile to the statutory surplus reserve and the statutory public welfare fund at 10% and 9%, respectively, of their profit after taxation determined under PRC GAAP.

     Statutory surplus reserve can be used to make good previous years' losses, if any, and may be converted into paid-up capital, provided that the balance after such offset is not less than 25% of the registered capital of the subsidiaries. Statutory public welfare reserve can only be utilized on capital items for the collective benefits of the employees such as the construction of staff quarters and other staff welfare facilities. This reserve is non-distributable other than in liquidation.

     At 31 December 1999, the balances of the general reserve, enterprise expansion fund, statutory surplus reserve and statutory public welfare fund were RMB1,400 (1998: RMB523), RMB4,198 (1998: RMB1,569), RMB83 (1998:
     RMB74) and RMB46 (1998: RMB37) respectively.


     Distributable reserves

     At December 31, 1999, the amount of distributable reserves of the Company amounted to RMB3,082 (1998: RMB1,848).


     SHARE OPTION SCHEME

     On October 8, 1997, the Company adopted a share option scheme pursuant to which the directors of the Company may, at their discretion, invite employees, including executive directors, of the Company or any of its subsidiaries, to take up options to subscribe for shares up to a maximum aggregate number of shares equal to 10% of the total issued share capital of the Company. According to the share option scheme, the consideration payable by a participant for the grant of an option under the share option scheme will be HK$1.00. The price of a share payable by a participant upon the exercise of an option will be determined by the directors of the Company at their discretion, except that such price may not be set below a minimum price which is the higher of:

     (i)  the nominal value of a share; and

     (ii) 80% of the average of the closing prices of shares on The Stock Exchange of Hong Kong Limited on the five trading days immediately preceding the date of grant of the option.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


25   SHAREHOLDERS' EQUITY (CONTINUED)

     SHARE OPTION SCHEME (CONTINUED)

     The period during which an option may be exercised will be determined by the directors at their discretion, except that no option may be exercised later than 10 years after the adoption date of the scheme.

     On March 9, 1998 and November 26, 1999, a total number of share options of 20,200,000 were granted under the share option scheme to certain directors of the Company. During the year, options were exercised to subscribe for 7,500,000 ordinary shares of HK$0.1 each at a consideration of HK$11.1 per share.

     At December 31, 1999 and 1998, the outstanding options were:


                                   Period during                       Number of options
                                   which options        Exercise          outstanding at
Date options granted                 exercisable           Price            the year end
AT DECEMBER 31, 1999

March 9, 1998                      March 9, 1998         HK$11.1               4,500,000
                                to March 8, 2006

November 26, 1999              November 26, 1999        HK$33.91               4,100,000
                              to October 7, 2007

November 26, 1999              November 26, 2002        HK$33.91               4,100,000
                              to October 7, 2007

AT DECEMBER 31, 1998

March 9, 1998                      March 9, 1998         HK$11.1              12,000,000
                                to March 8, 2006

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


26   FOREIGN CURRENCY EXCHANGE

     The Renminbi is not freely convertible into foreign currencies. All foreign exchange transactions involving Renminbi must take place through the People's Bank of China or other institutions authorized to buy and sell foreign exchange or at a swap center.

     Currently the Company's subsidiaries established in the PRC are able to purchase foreign exchange for settlement of "current account transactions" (as defined in the applicable regulations), including payment of dividends without the approval of the State Administration of Foreign Exchange ("SAFE"). However, there can be no assurance that the current authorization for Foreign Investment Enterprises to retain their foreign exchange to satisfy foreign exchange liabilities or to pay dividends in the future will not be limited or eliminated or that the subsidiaries of the Company will be able to obtain sufficient foreign exchange to pay dividends or satisfy their foreign exchange requirements. Foreign exchange transactions under the capital account continue to be subject to limitations and require approvals of the SAFE, which could affect the ability of the Company's subsidiaries established in the PRC to obtain foreign exchange through debt or equity financing, including by means of loans or capital contribution from the Company.


27   PRINCIPAL SUBSIDIARIES

     Details of the Company's principal subsidiaries are as follows:


                                                       Authorized, issued and
                           Place and date                  paid up capital                  Attributable
                        of incorporation/      ---------------------------------------            equity
Name of company             establishment          Authorized       Issued and paid up        interest %     Principal activities
Guangdong Mobile                      PRC                  --                RMB 5,595              100%       Cellular telephone
                       September 28, 1988                                                                                operator

Zhejiang Mobile                       PRC                  --                RMB 2,118              100%       Cellular telephone
                         February 2, 1996                                                                                operator

Jiangsu Mobile BVI                    BVI       10,000 shares          1 share at HK$1              100%       Investment holding
                            March 6, 1998             at HK$1                                                             company

Jiangsu Mobile                        PRC                  --                RMB 2,800              100%       Cellular telephone
                        December 10, 1992                                                                                operator

Fujian Mobile BVI                     BVI       10,000 shares          1 share at HK$1              100%       Investment holding
                        September 1, 1999             at HK$1                                                             company

Fujian Mobile                         PRC                  --                RMB 5,247              100%       Cellular telephone
                         January 17, 1991                                                                                operator

Henan Mobile BVI                      BVI        10,000 shares         1 share at HK$1              100%       Investment holding
                        September 1, 1999              at HK$1                                                            company

Henan Mobile                          PRC                   --               RMB 4,368              100%       Cellular telephone
                           August 1, 1991                                                                                operator

Hainan Mobile BVI                     BVI        10,000 shares         1 share at HK$1              100%       Investment holding
                        September 1, 1999              at HK$1                                                            company

Hainan Mobile                         PRC                   --                 RMB 643              100%       Cellular telephone
                        September 1, 1993                                                                                operator


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


27   PRINCIPAL SUBSIDIARIES (CONTINUED)

     Total dividend declared by the Company's subsidiaries for the financial year ended December 31, 1999 amounted to RMB985 (1998: NIL).


28   SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP

     The Group's accounting policies conform with HK GAAP which differ in certain material respects from US GAAP. The significant differences relate principally to the following items and the adjustments considered necessary to present the net profit and shareholders' equity in accordance with US GAAP are shown in the tables set out below.


(A)  EFFECT OF COMBINATION OF ENTITIES UNDER COMMON CONTROL

     Under HK GAAP, the Group adopted the acquisition method to account for the purchase of Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile. Under the acquisition method, the acquired results are included in the results of operations from the date of their acquisition. Goodwill arising on the acquisition, being the excess of the cost over the fair value of the Group's share of the separable net assets acquired, is eliminated against reserves immediately on acquisition.

     As a result of the Group, Jiangsu Mobile, Fujian Mobile, Henan Mobile and Hainan Mobile being under common control prior to the acquisition, such acquisition under US GAAP is considered a "combination of entities under common control". Under US GAAP, combinations of entities under common control are accounted for under the "as if pooling-of-interests" method, whereby assets and liabilities are accounted for at historical cost and the financial statements of previously separate companies for periods prior to the combination generally are restated on a combined basis. The consideration paid by the Group has been treated as an equity transaction in the year of acquisition for US GAAP purposes.


(B)  CAPITALIZATION OF INTEREST

     Under HK GAAP, the Group capitalizes interest costs to the extent that the related borrowings are directly attributable to the acquisition or construction of an asset which necessarily takes a substantial period of time to get ready for its intended use.

     Under US GAAP, interest costs capitalized are determined based on specific borrowings related to the acquisition or construction of an asset, if an entity's financing plans associate a specific new borrowing with a qualifying asset. If average accumulated expenditures for the asset exceed the amounts of specific new borrowings associated with an asset, additional interest costs capitalized are based on the weighted average interest rate applicable to other borrowings of the entity.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


28   SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)

(C)  REVALUATION AND IMPAIRMENT OF FIXED ASSETS

     For certain periods prior to May 31, 1997, the fixed assets of the subsidiaries were revalued in compliance with PRC rules and regulations, resulting in an increase in shareholders' equity.

     Additionally, the fixed assets of Guangdong Mobile and Zhejiang Mobile were revalued as of May 31, 1997 as a result of the Restructuring that occurred in 1997. The fixed assets of Jiangsu Mobile were revalued as of December 31, 1997 upon its acquisition by the Group on June 3, 1998. The fixed assets of Fujian Mobile, Henan Mobile and Hainan Mobile were revalued as of June 30, 1999 upon their acquisitions by the Group on November 11, 1999. These fixed asset revaluations result in an increase in shareholders' equity with respect to the increase in carrying amount of certain fixed assets above their historical cost bases.

     The carrying amount of fixed assets under Hong Kong GAAP is reviewed periodically in order to assess whether the recoverable amount has declined below the carrying amount. When such a decline occurs, the carrying amount is reduced to the recoverable amount based on the expected future cash flows generated by the fixed assets, discounted to their present values. A subsequent increase in the recoverable amount is written back to the statement of income when circumstances and events that led to the write-down or write-off cease to exist.

     Under US GAAP, fixed assets are stated at their historical cost, less accumulated depreciation. However, as a result of the tax deductibility of the revaluation reserve, a deferred tax asset related to the reversal of the revaluation reserve is created under US GAAP with a corresponding increase in shareholders' equity.

     Under US GAAP, fixed assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


28   SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)

(D)  EMPLOYEE HOUSING SCHEME

     The Group provides staff quarters under its employee housing schemes at below market prices. Under HK GAAP, employee housing scheme costs borne by the corresponding PTA and not charged to the subsidiaries are not recognized by the subsidiaries.

     Under US GAAP, employee housing scheme costs borne by the corresponding PTAs and not charged to the subsidiaries are reflected as an expense in the statement of income and a corresponding capital contribution. Additionally, under US GAAP, the costs to be borne by the subsidiaries are accrued over the term of the program.


(E)  DEFERRED TAXATION

     Under HK GAAP, the Group provides for deferred tax liabilities only to the extent that there is a reasonable probability that such deferred tax liabilities will become payable in the foreseeable future. Deferred tax assets are not recognized unless their realization is assured beyond reasonable doubt.

     Under US GAAP, provisions are made for all deferred taxes as they arise, except a valuation allowance is provided against deferred tax assets when realization of such amounts does not meet the criterion of "more likely than not".


(F)  SHARE OPTION SCHEME

     The Group grants share options to directors and employees. Under HK GAAP, the proceeds received are recognized as an increase to capital upon the exercise of the share options.

     Under US GAAP, the Group determines compensation expense based upon the excess, if any, of the quoted market price of the shares on the date of grant over the exercise price of the options and amortizes this amount over the vesting period of the option concerned.


(G)  REVENUE RECOGNITION

     Until June 30, 1999, under both Hong Kong GAAP and US GAAP, connection fee revenue was recognized as received. Under US GAAP, effective July 1, 1999, net connection fees received in excess of direct costs are deferred and recognized over the estimated customer usage period for the related service.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


28   SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)

(H)  RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. The Company has not yet assessed the impact of the adoption of SFAS 133.

     The effect on net profit of significant differences between HK GAAP and US GAAP is as follows:


                                                         Year ended December 31,
                                                   ------------------------------------
                                                    1997           1998            1999
                                                     RMB            RMB             RMB
Net profit under HK GAAP                           4,955          6,900           4,797

Adjustments:
  Effect of combination of entities under
   common control                                  3,219          2,774           2,204
  Capitalized interest                                59             58               7
  Revaluation of fixed assets                        411          1,250           3,781
  Employee housing scheme                           (186)           (45)            (57)
  Deferred taxation                                 (155)          (188)           (267)
  Share option scheme                                 --            (32)            (22)
  Recognition of connection fees                      --             --          (1,214)
  Deferred tax effects of US GAAP adjustments       (155)          (432)           (995)
                                                   -----         ------          ------
Net profit under US GAAP                           8,148         10,285           8,234
                                                   =====         ======          ======

Basic and diluted net profit per share in
 accordance with US GAAP                            0.75           0.79            0.63
                                                   =====         ======          ======


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


28   SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)


     The effect on shareholders' equity of significant differences between HK GAAP and US GAAP is as follows:


                                                                    As of December 31,
                                                                  ----------------------
                                                                    1998            1999
                                                                     RMB             RMB
Shareholders' equity under HK GAAP                                45,827          57,092

Adjustments:
  Effect of combination of entities under common control           8,902              --
  Capitalized interest                                               294             301
  Revaluation of fixed assets
    -- Cost                                                       (6,195)         (6,586)
    -- Accumulated depreciation and other                          1,725           5,506
  Deferred tax adjustments on revaluations                         1,475             304
  Employee housing scheme                                           (553)           (610)
  Deemed capital contribution for employee housing scheme            442             525
  Recognition of connection fees                                      --          (1,214)
  Recognition of deferred taxes                                     (155)            402
  Deferred tax effects of US GAAP adjustments                        (97)            207
                                                                  ------          ------
Shareholders' equity under US GAAP                                51,665          55,927
                                                                  ======          ======


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


28   SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)

     The following are condensed consolidated balance sheets of the Group as of December 31, 1998 and 1999, and the related condensed consolidated statements of income, total shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, restated to reflect the impact of the differences between HK GAAP and US GAAP.


     CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                          Year ended December 31,
                                                    -------------------------------------
                                                      1997           1998            1999
                                                       RMB            RMB             RMB
OPERATING REVENUE
Usage fees                                          13,379         22,169          31,441
Monthly fees                                         3,707          5,755           6,371
Connection fees                                      5,509          4,753           3,557
Other operating revenue                              1,258          2,839           4,057
                                                    ------         ------          ------
TOTAL OPERATING REVENUE                             23,853         35,516          45,426
                                                    ------         ------          ------
OPERATING EXPENSES
Leased lines                                         4,518          5,165           4,690
Interconnection                                      1,589          5,511           7,683
Depreciation                                         3,783          5,463           8,152
Personnel                                            1,089          1,844           2,555
Other operating expenses                             3,888          5,642           6,457
Write-down and write-off of TACs network
 equipment                                              --            136           5,267
                                                    ------         ------          ------
TOTAL OPERATING EXPENSES                            14,867         23,761          34,804
                                                    ======         ======          ======
OPERATING PROFITS                                    8,986         11,755          10,622

OTHER INCOME                                            52            321             619

NON-OPERATING  EXPENSES                                (12)            (1)           (136)

INTEREST INCOME                                        664          1,615             773

FINANCE COSTS                                         (119)          (142)           (396)
                                                    ------         ------          ------
PROFIT BEFORE TAX                                    9,571         13,548          11,482

INCOME TAX                                          (1,416)        (3,262)         (3,248)
                                                    ------         ------          ------
PROFIT AFTER TAX                                     8,155         10,286           8,234

MINORITY INTERESTS                                      (7)            (1)             --
                                                    ------         ------          ------
NET PROFIT                                           8,148         10,285           8,234
                                                    ======         ======          ======


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


28   SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)

     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                       December 31,
                                                                  ----------------------
                                                                    1998            1999
                                                                     RMB             RMB
ASSETS

Current assets

  Cash and cash equivalents                                       17,683          19,349
  Deposits with banks                                              1,311           8,227
  Accounts receivable                                              3,300           4,957
  Other receivables                                                  408             549
  Inventories                                                        199             207
  Prepaid expenses and other current assets                        1,081             517
  Amount due from ultimate holding company                            --              92
  Amounts due from related parties                                 1,737           1,700
                                                                  ------          ------
  Total current assets                                            25,719          35,598

Fixed assets                                                      39,930          41,618
Construction in progress                                           8,021           7,036
Interest in associates                                                46              46
Deferred tax assets                                                1,382           3,221
Deferred expenses                                                     --              51
                                                                  ------          ------
TOTAL ASSETS                                                      75,098          87,570
                                                                  ======          ======

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


28   SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)


                                                                        December 31,
                                                                 ----------------------
                                                                   1998            1999
                                                                    RMB             RMB

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities

  Bills payable                                                      --           1,779
  Accounts payable                                                6,620           6,026
  Bank and other loans                                            6,724           4,351
  Obligation under capital lease -- current portion                  63              68
  Taxes payable                                                   1,299           2,868
  Amounts due to related parties                                  1,143           1,696
  Accrued expenses and other payables                             3,340           4,200
  Amount due to ultimate holding company                             --             664
                                                                 ------          ------
  Total current liabilities                                      19,189          21,652

Bank and other loans                                              2,295           2,226
Deferred revenue                                                  1,757           2,706
Obligation under capital lease -- long term portion                 177             107
Fixed rates notes                                                                 4,952
                                                                 ------          ------
TOTAL LIABILITIES                                                23,418          31,643

Minority interests                                                   15              --

SHAREHOLDERS' EQUITY                                             51,665          55,927
                                                                 ------          ------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       75,098          87,570
                                                                 ======          ======


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


28   SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)

     CONDENSED CONSOLIDATED STATEMENTS OF TOTAL SHAREHOLDERS' EQUITY FOR THE FOLLOWING YEARS:

                                                                          RMB
Owner's equity at January 1, 1997                                      20,871

Net profit for the year ended December 31, 1997                         8,148
Capital contribution                                                      246
Distribution to owner                                                    (809)
Contribution by owner                                                   1,871
Issue of ordinary shares                                               33,570
Tax effect of revaluations                                              2,666
Deemed capital contribution for employee housing scheme                   152
                                                                      -------
Shareholders' equity at December 31, 1997                              66,715

Net profit for the year ended December 31, 1998                        10,285
Deemed capital distribution                                           (24,121)
Distribution to owner                                                  (1,528)
Contribution by owner                                                     207
Deemed capital contribution for employee housing scheme                    75
Stock-based compensation                                                   32
                                                                      -------

Shareholders' equity at December 31, 1998                              51,665

Net profit for the year ended December 31, 1999                         8,234
Issue of ordinary shares                                               48,908
Deemed capital distribution                                           (52,953)
Distribution to owner                                                  (1,336)
Contribution to owner                                                     351
Deemed capital contribution for employee housing scheme                    82
Tax effect of revaluations                                                954
Stock-based compensation                                                   22
                                                                      -------
Shareholders' equity at December 31, 1999                              55,927
                                                                      =======


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


28   SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)

     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

     The Group applies Hong Kong Statement of Standard Accounting Practice
     No. 15 "Cash Flow Statements" ("HK SSAP 15"). Its objectives and principles are similar to those set out in Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" ("SFAS 95"). The principal differences between the standards relate to classification. Under HK SSAP 15, the Group presents its cash flows for (a) operating activities; (b) returns on investments and servicing of finance; (c) taxation; (d) investing activities; and (e) financing activities. Cash flows from taxation and returns on investments and servicing of finance shown herein would be included as operating activities under SFAS 95, with the exception of distributions, which under SFAS 95 would be classified as financing activities. Summarized cash flow data by operating, investing and financing activities in accordance with SFAS 95 are as follows:


                                                         Year ended December 31,
                                                  --------------------------------------
                                                    1997           1998            1999
                                                     RMB            RMB             RMB

Net cash inflow from
  Operating activities                             13,252         17,110          23,500
  Investing activities                            (11,590)       (17,694)        (19,245)
  Financing activities                             35,440        (22,017)         (2,589)
                                                  -------        -------         -------
Increase/(decrease) in cash and
 cash equivalents                                  37,102        (22,601)          1,666

Cash and cash equivalents at
 beginning of year                                  3,182         40,284          17,683
                                                  -------        -------         -------
Cash and cash equivalents at end
 of year                                           40,284         17,683          19,349
                                                  =======        =======         =======

Interest paid (net of amounts capitalised)            159            244             352
                                                  =======        =======         =======
Income taxes paid                                     666          1,744           3,222
                                                  =======        =======         =======


                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


28   SIGNIFICANT DIFFERENCES BETWEEN HK GAAP AND US GAAP (CONTINUED)

     SIGNIFICANT NON-CASH TRANSACTIONS

     The Group incurred payables of RMB3,773 and RMB1,779 to equipment suppliers and banks respectively for additions of construction in progress during the year ended December 31, 1999.

     The Group incurred payables of RMB4,319 and RMB13 to equipment suppliers and related parties respectively for additions of construction in progress during the year ended December 31, 1998.

     In addition, the Group incurred payables of RMB2,193 to equipment suppliers and a loan of RMB1,382 from a related party for additions of construction in progress during the year ended December 31, 1997.


29   ADDITIONAL INFORMATION REQUIRED BY US GAAP

     The following additional financial statement disclosures are required under US GAAP and are presented on a US GAAP basis.

     WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT

                                                    Year ended December 31,
                                                    -----------------------
                                                     1998              1999
                                                      RMB               RMB

Write-down of TACS network equipment                  183             4,359

Write-off of TACS network equipment                    --               908
                                                     ----             -----
                                                      183             5,267
                                                     ====             =====

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


29   ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)

     WRITE-DOWN AND WRITE-OFF OF TACS NETWORK EQUIPMENT (CONTINUED)

     During the year, in light of the gradual opening of the telecommunication market in the PRC and the rapid change of technology, the Company has re-assessed the recoverability of the carrying amount of the TACS network equipment which are held for use at December 31, 1998 and 1999. The Company determined the existence of impairment by comparing the carrying amount of these equipment to their future undiscounted net cash flows expected to be generated over the economic life of each TACS network in service at December 31, 1998 and 1999. The Company has recognized impairment write downs of RMB 183 million and RMB4,359 on these equipment in 1998 and 1999, respectively. Such amount of loss is measured by the amount by which the carrying amounts of the individual TACS network assets exceed their fair value determined based on the discounted net cash flow expected to be generated by each TACS network. Additionally, the Company has written-off RMB908 of certain TACS network equipment which have been removed from service at December 31, 1999.

     INCOME TAX

     The Company is subject to Hong Kong profits tax at 16% for the years ended December 31, 1998 and 1999 (1997: 16.5%).

     The Group's PRC subsidiaries are subject to the statutory income tax rate of 33%, except Hainan Mobile at a tax rate of 15%.

     The components of income tax expense are as follows:


                                      Year ended December 31,
                              ---------------------------------------
                              1997             1998             1999
                               RMB              RMB              RMB
Current                       1,113            2,770            4,134
Deferred                        303              492             (886)
                              -----            -----            -----
                              1,416            3,262            3,248
                              =====            =====            =====

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


29   ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED) INCOME TAX
     (CONTINUED)

     The provision for income tax differs from the amount computed by applying the PRC statutory income tax rate of 33% to profit before tax and minority interests for the following reasons:


                                                           Year ended December 31,
                                                   -------------------------------------
                                                     1997           1998            1999
                                                      RMB            RMB             RMB
Expected PRC taxation at statutory
 tax rates                                          3,158          4,471           3,789
Non-taxable items
  -- Connection fee                                (1,574)          (537)           (107)
  -- Surcharge                                       (375)          (337)           (168)
  -- Offshore income                                  (86)          (225)            (66)
Non-deductible expenses                               341            152             191
Rate differential on PRC operations                    --             --            (385)
Rate differential on Hong Kong
 operations                                           (81)          (233)            (46)
Reversal of deferred taxation due to
 change of income tax rate                             --             --              84
Others                                                 33            (29)            (44)
                                                   ------          -----           -----
Income tax                                          1,416          3,262           3,248
                                                   ======          =====           =====


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below.


                                                           December 31,
                                                      ----------------------
                                                       1998             1999
                                                        RMB              RMB
Deferred tax assets:
  Provision for obsolete inventories                     34               51
  Provision for doubtful accounts                       514              402
  Revaluation of fixed assets                         1,518            2,488
  Amortization of deferred revenue                       82              370
                                                      -----            -----
Gross deferred tax assets                             2,148            3,311

Deferred tax liabilities:
  Capitalized interest                                  (97)             (90)
  Fixed assets basis difference                        (669)              --
                                                      -----            -----
Net deferred tax assets                               1,382            3,221
                                                      =====            =====

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


29   ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)

     ACCOUNTS RECEIVABLE


                                                                       December 31,
                                                                 -----------------------
                                                                   1998             1999
                                                                    RMB              RMB
Accounts receivable                                               4,899            6,313

Less: Allowance for doubtful accounts                            (1,599)          (1,356)
                                                                 ------           ------
                                                                  3,300            4,957
                                                                 ======           ======


     Allowance for doubtful accounts is analyzed as follows:


                                                          RMB
At January 1, 1997                                        472
Provision for the year                                    767
Written-off                                                (6)
                                                       ------
At December 31, 1997                                    1,233
Provision for the year                                    978
Written-off                                              (612)
                                                       ------
At December 31, 1998                                    1,599
Provision for the year                                  1,102
Written-off                                            (1,345)
                                                       ------
At December 31, 1999                                    1,356
                                                       ======

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


29   ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)

     FIXED ASSETS


                                                                       December 31,
                                                               ------------------------
                                                                  1998             1999
                                                                   RMB              RMB

Land use rights and buildings                                    1,851            2,810
Telecommunication transceivers, switching
 centers and other network equipment                            48,479           48,605
Office equipment, furniture and fixtures and others              1,133            1,844
                                                               -------          -------
                                                                51,463           53,259
Less: accumulated depreciation                                 (11,533)         (11,641)
                                                               -------          -------
                                                                39,930           41,618
                                                               =======          =======



     STOCK OPTION PLAN

     Details of the Company's stock option plan and options granted under the plan are contained in Note 21. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants: no dividend yield for all years; expected volatility of 66.0 percent; risk-free interest rate of
     9.5 percent; and expected life of 8 years. The per share fair value of stock options granted during 1998 and 1999 were HK$10.85 and HK$31.48 on the date of grant, respectively.

     The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its plan. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The compensation cost that has been charged against income for US GAAP for the Company's stock option plan was RMB32 for 1998 and RMB22 for 1999. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for it stock options under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net profit and net profit per share would have been reduced to the pro forma amounts indicated below:

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


29   ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)

     STOCK OPTION PLAN (CONTINUED)


                                                                     1998           1999
                                                                      RMB            RMB

Net profit                                  As reported            10,285          8,234
                                            Pro forma              10,178          8,113

Basic net profit per share                  As reported              0.79           0.63
                                            Pro forma                0.78           0.62

Diluted net profit per share                As reported              0.79           0.63
                                            Pro forma                0.78           0.62



     NET PROFIT PER SHARE

     The following is a reconciliation of the numerators and denominators of the basic and diluted net profit per share computations prepared under US GAAP.


               For the year ended December 31, 1997     For the year ended December 31, 1998   For the year ended December 31, 1999
              ---------------------------------------  -------------------------------------   ------------------------------------
               Income         Shares       Per Share     Income        Shares      Per Share      Income       Shares     Per share
              (Numerator)  (Denominator)      amount   (Numerator)  (Denominator)     amount    (Numerator) (Denominator)    amount
                           (in millions)                            (in millions)                           (in millions)
 BASIC NET
  PROFIT PER
  SHARE            8,148         10,808         0.75       10,285        13,054         0.79         8,234        13,165       0.63
                                               =====                                    ====                                   ====
 EFFECT OF
  DILUTIVE
  SECURITIES

 Stock options                       --                                       2                                        3
                                 ------                                  ------                                   ------

 DILUTED NET
  PROFIT PER
  SHARE            8,148         10,808         0.75       10,285        13,056         0.79         8,234        13,168       0.63
                   =====         ======         ====       ======        ======         ====         =====        ======       ====

     The fair values of all other financial instruments approximate their carrying amounts due to the nature or short maturity of these instruments.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


29   ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)

     FAIR VALUE

     Financial assets of the Group include cash and cash equivalents, accounts receivable, other receivables and due from related parties. Financial liabilities of the Group include accounts payable, bank and other loans, other payables and due to related parties. It is not practicable to estimate the fair value of the amounts due from and due to related parties without incurring excessive cost.

     The following table presents the carrying amounts and fair values of the Group's bank and other loans as of December 31, 1997, 1998 and 1999:


                             December 31, 1997       December 31, 1998      December 31, 1999
                            -------------------     -------------------    -------------------
                            Carrying       Fair     Carrying       Fair    Carrying       Fair
                              amount      value       amount      Value      amount      value
                                 RMB        RMB          RMB        RMB         RMB        RMB

Fixed rate bank and
 other loans                   4,824      4,602        6,303      6,134       6,330      6,364

Variable rate bank and
 other loans
                                 517        517        2,716      2,716         247        247

Fixed rate notes                  --         --           --         --       4,952      4,965
                               -----      -----        -----      -----      ------     ------
Total bank and other
 loans                         5,341      5,119        9,019      8,850      11,529     11,576
                               =====      =====        =====      =====      ======     ======

     The fair values of all other financial instruments approximate their carrying amounts due to the nature or short maturity of these instruments.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


29   ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)

     RELATED PARTY TRANSACTIONS


                                                           Year ended December 31,
                                                    -----------------------------------
                                                     1997           1998           1999
                                                      RMB            RMB            RMB
Interconnection revenue                                38            868          1,474
Interconnection charges                               774          4,301          6,176
Leased line charges                                 4,518          5,165          4,690
Roaming revenue                                       750          1,379          1,771
Roaming expenses                                      815          1,210          1,506
Spectrum fees                                          25             17             14
Operating lease charges                               222            352            385
Sales commission                                      176            308            412
Debt collection service fees                           60            170            170
Billing service fees                                    1              2              9
Equipment maintenance service fee                      --             --             --
Rental charges of synchronized clock parts             --             --              3
Purchase of mobile phones and equipment             2,529             24             --
Interest paid/payable                                 106             84             --
Interest received                                       3             --             --
Capital contributions                               5,521            207             --
Distributions                                       4,213          1,528             --

     Descriptions of the nature of the related party transactions are set forth in Note 20.


     SEGMENT REPORTING

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

     The Company's operating segments are comprised of its cellular businesses operated within the Guangzhou, Zhejiang, Jiangsu, Fujian, Henan and Hainan provinces of the PRC. The operating segments are managed separately because each operating segment represents a strategic business unit that serves different markets. All operating segments provide cellular services to individual customers within their geographic market. The Company's operating segments have been aggregated into a single operating segment as they are expected to exhibit similar future economic characteristics.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


29   ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)

     BUSINESS RISKS

     The Group conducts its principal operations in the PRC and accordingly is subject to special considerations and significant risks not typically associated with investments in equity securities of United States and Western European companies. These include risks associated with, among others, the political, economic and legal environment, influence of the MII over substantially all aspects of the Group's operations and competition in the cellular telephone industry (see Note 24).


     NEW TELECOMMUNICATIONS LAW

     In order to provide a uniform regulatory framework for the telecommunications industry in the PRC, the MII, pursuant to the direction of the PRC State Council, is currently preparing a draft of the Telecommunications Law of the PRC (the "Telecommunications Law"). The draft law, when formulated, will be submitted to the National People's Congress for review and adoption. It is unclear if and when the Telecommunications Law will be adopted, and the nature and scope of regulation envisaged by the Telecommunications Law are not fully known. There can be no assurance that the Telecommunications Law, if adopted, would not have a material adverse effect on the Group's business, financial condition and results of operations.


     AMOUNT OF SPECTRUM AVAILABILITY

     The Group's cellular system's subscriber capacity is limited by the amount of spectrum available for use by the system. The MII is responsible for the overall allocation of radio frequency spectrum in the PRC. There can be no assurance that the Group would be granted additional spectrum when and if required, and any resulting levels of system congestion could result in subscriber dissatisfaction, decreased system usage by subscribers and increased churn rate.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


29   ADDITIONAL INFORMATION REQUIRED BY US GAAP (CONTINUED)

     DEPENDENCE ON THE MII SYSTEM'S PSTN AND INTERCONNECTION ARRANGEMENT

     The Group's cellular services depend in large part upon access to the China Telecom System's fixed line network. Limitations on the fixed line network would lower local, long-distance and international call completion rates for the Group's subscribers. There can be no assurance that increasing usage of the network would not result in additional strain on the fixed line network switching capacity, or that the existing quality of the fixed line network will remain adequate.

     In addition, the Group's operating revenues and expenses are affected by the terms of its interconnection arrangements. A material increase in interconnection charges payable by the Group could have a material adverse effect on the Group's results of operations. There can be no assurance that the commercial terms of future interconnection arrangements will be acceptable to the Group.


     SELF INSURANCE RISK

     The Group does not maintain any insurance policies to cover its assets.


     INTEREST RATE RISK

     The interest rates and terms of repayment of the bank and other loans payable of the Group are disclosed in Note 16.


     FOREIGN CURRENCY RISK

     The Group has foreign currency risk as certain loans and cash and cash equivalents are denominated in foreign currencies, principally US dollars and Hong Kong dollars. Depreciation or appreciation of the Renminbi against foreign currencies affects the Group's results of operations.


     CREDIT RISK

     Substantially all of the Group's cash and cash equivalents are deposited with Hong Kong and PRC financial institutions. The accounts receivable of the Group are spread among a number of customers.

                                               China Telecom (Hong Kong) Limited
                                               Consolidated financial statements
                                            for the year ended December 31, 1999



Notes to Consolidated Financial Statements (Continued)
(Amounts in millions, except share data)


30   COMPARATIVE FIGURES

     The presentation and classification of items in the accounts have been changed due to adoption of the requirement of HKSSAP 1 (revised) "Presentation of financial statements". As a result, additional line items have been included on the face of the consolidated statements of income and the balance sheet as required by HKSSAP 1 (revised). Comparative figures have been reclassified to conform with the current year's presentation.